    As filed with the Securities and Exchange Commission on February 1, 2001
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                               NetIQ Corporation
             (Exact name of Registrant as specified in its charter)

        Delaware                     7372                    77-0405505
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial            Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                               NetIQ Corporation
                            3553 North First Street
                           San Jose, California 95134
                                 (408) 856-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                 Ching-Fa Hwang
                     President and Chief Executive Officer
                               NetIQ Corporation
                            3553 North First Street
                           San Jose, California 95134
                                 (408) 856-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
         William M. Kelly, Esq.                   Roy W. Tucker, Esq.
         Davis Polk & Wardwell                      Perkins Coie LLP
          1600 El Camino Real                    1211 S.W. Fifth Avenue
          Menlo Park, CA 94025                         Suite 1500
             (650) 752-2000                        Portland, OR 97204
                                                     (503) 727-2000
                               ----------------
   Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of
    Securities to be     Amount to be       Proposed Maximum           Proposed Maximum          Amount of
       Registered        Registered(1) Offering Price Per Unit(2) Aggregate Offering Price(2) Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par
 value.................   13,365,000             $67.00                 $895,455,000.00         $225,000.00
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock of the Registrant which may be issued to shareholders of WebTrends Corporation pursuant to the merger described herein, based upon the number of shares of WebTrends common stock outstanding as of the date hereof or issuable pursuant to options or other rights exercisable on or before June 30, 2001.
(2) Pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low prices per share of WebTrends Corporation's common stock on January 26, 2001, as reported on the Nasdaq National Market.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [NETIQ LOGO]

To The Holders of Common Stock of WebTrends Corporation and NetIQ Corporation:

   After careful consideration, the boards of directors of WebTrends and NetIQ have unanimously approved the merger of WebTrends with a subsidiary of NetIQ, whereby WebTrends will become a wholly-owned subsidiary of NetIQ.

   In the merger, each share of WebTrends common stock will be converted into
0.48 shares of NetIQ common stock. NetIQ stockholders will continue to own their existing stock after the merger. NetIQ common stock is traded on the Nasdaq National Market under the trading symbol "NTIQ," and on January 30, 2001, the closing price of NetIQ common stock was $81.125 per share. NetIQ will issue approximately 12.7 million common shares in the merger, representing approximately 24% of the outstanding shares of NetIQ common stock after the merger, on the basis of outstanding shares on January 16, 2001.

   Following the merger, Elijahu Shapira, currently Chairman and Chief Executive Officer of WebTrends, will join the NetIQ board.

   The attached joint proxy statement/prospectus provides detailed information concerning WebTrends, NetIQ, the merger, and the proposals related to the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 12.

   This document incorporates important business and financial information about NetIQ and WebTrends from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page 75.

   You also may request copies of these documents without charge upon written or oral request to NetIQ, 3553 North First Street, San Jose, CA 95134, (408) 856-3000 and to WebTrends, 851 S.W. Sixth Avenue, Portland, OR 97204, (503) 294-7025. In order to receive timely delivery of the documents, you must make
your requests no later than March   , 2001.

   After careful consideration, the boards of directors of both WebTrends and NetIQ have determined the merger to be fair to you and in your best interests. We have approved the merger agreement and unanimously recommend its adoption to you.

   Stockholders of NetIQ and WebTrends are cordially invited to attend their respective special meetings to vote on the merger:

  . The special meeting of WebTrends shareholders will be held on March   ,
    2001, at 10:00 a.m. local time at the Hilton Hotel, 921 S.W. Sixth Avenue, Portland, Oregon 97204. Only shareholders who hold shares of WebTrends at the close of business on February 1, 2001, will be entitled to vote at this special meeting.

  . The special meeting of NetIQ stockholders will be held on March   , 2001,
    at 10:00 a.m. local time at NetIQ's headquarters at 3553 North First Street, San Jose, California 95134. Only stockholders who hold shares of NetIQ at the close of business on February 1, 2001, will be entitled to vote at this special meeting.

   Please use this opportunity to take part in the affairs of WebTrends and NetIQ by voting on the merger. Whether or not you plan to attend the WebTrends or NetIQ special meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your consideration of this matter.

/s/ Elijahu Shapira        /s/ Ching-Fa Hwang
   Elijahu Shapira,           Ching-Fa Hwang
   Chief Executive Officer    President and Chief Executive Officer
   WebTrends Corporation      NetIQ Corporation

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.


This joint proxy statement/prospectus is dated February   , 2001, and was first
                                   mailed to
             holders of common stock on or about February   , 2001.

                             WEBTRENDS CORPORATION
                             851 S.W. Sixth Avenue
                             Portland, Oregon 97204
                                 (503) 294-7025

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD MARCH  , 2001 AT 10:00 A.M.

To the Shareholders of WebTrends Corporation:

   A special meeting of shareholders of WebTrends Corporation will be held on March , 2001, at 10:00 a.m. at the Hilton Hotel, 921 S.W. Sixth Avenue, Portland, Oregon 97204 for the following purposes:

     1. To consider and vote on the proposed merger of North Acquisition Corporation, a wholly-owned subsidiary of NetIQ Corporation, with and into WebTrends, as contemplated by the Agreement and Plan of Merger dated as of January 16, 2001, among NetIQ Corporation, North Acquisition Corporation and WebTrends. In the merger, NetIQ will issue 0.48 shares of its common stock in exchange for each outstanding share of WebTrends common stock.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors."

   Shareholders who held shares of WebTrends at the close of business on February 1, 2001, are entitled to notice of, and to vote at, this meeting.

                                          By Order of the Board of Directors
                                           of
                                          WebTrends Corporation

                                          /s/ Bradley J. Thies

                                          Bradley J. Thies
                                          Secretary

Portland, Oregon
February  , 2001

 To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or over the Internet. Directions are included on the enclosed proxy card. You can revoke your proxy at any time before it is voted.

                               NETIQ CORPORATION
                            3553 North First Street
                           San Jose, California 95134
                                 (408) 856-3000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD MARCH   , 2001, at 10:00 A.M.

To the Stockholders of NetIQ Corporation:

   A special meeting of stockholders of NetIQ Corporation will be held at NetIQ's headquarters at 3553 North First Street, San Jose, California 95134 on
March   , 2001, at 10:00 a.m., local time, for the following purposes:

     1. To approve the issuance of shares of NetIQ common stock in the merger of North Acquisition Corporation, a wholly-owned subsidiary of NetIQ, with and into WebTrends Corporation, as contemplated by the Agreement and Plan of Merger dated as of January 16, 2001, among NetIQ, North Acquisition Corporation and WebTrends. NetIQ will issue 0.48 shares of its common stock in exchange for each share of outstanding WebTrends common stock.

     2. To approve an amendment to NetIQ's certificate of incorporation to increase the authorized number of shares of common stock from 100,000,000 to 250,000,000.

     3. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

   The accompanying joint proxy statement/prospectus describes the proposed merger and other proposals in more detail. We encourage you to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors."

   Stockholders who held shares of NetIQ at the close of business on February 1, 2001, are entitled to notice of, and to vote at, this meeting.

                                          By Order of the Board of Directors
                                           of
                                          NetIQ Corporation

                                          /s/ James A. Barth

                                          James A. Barth
                                          Secretary

San Jose, California
February   , 2001

 To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may also vote by telephone or over the Internet. Directions are included on the enclosed proxy card. You can revoke your proxy at any time before it is voted.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS FOR WEBTRENDS SHAREHOLDERS AND NETIQ STOCKHOLDERS..    1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS..........................    3
  Forward-Looking Statements.............................................    3
PROPOSAL NO. 1: THE MERGER...............................................    3
  The Companies..........................................................    3
  Summary of the Merger..................................................    3
SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA.......    6
  NetIQ's Selected Historical Consolidated Financial Data................    6
  WebTrends' Selected Historical Consolidated Financial Data.............    7
  Summary Unaudited Pro Forma Condensed Combined Financial Data..........    8
  Comparative Per Share Data.............................................   10
PROPOSAL NO. 2 FOR NETIQ STOCKHOLDERS: AMENDMENT OF CERTIFICATE OF
 INCORPORATION ..........................................................   11
RISK FACTORS.............................................................   12
THE NETIQ MEETING........................................................   22
THE WEBTRENDS MEETING....................................................   25
PROPOSAL NO. 1: THE MERGER...............................................   28
  Background of the merger...............................................   28
  Reasons for the merger.................................................   31
  Recommendation of WebTrends' board of directors........................   32
  Opinion of WebTrends' financial advisor................................   32
  Recommendation of NetIQ's board of directors...........................   38
  Opinion of NetIQ's financial advisor...................................   38
  Interests of certain persons in the merger.............................   45
  Restrictions on sales of shares by affiliates..........................   47
  Completion and effectiveness of the merger.............................   48
  Structure of the merger and conversion of WebTrends common stock.......   48
  Material U.S. federal income tax consequences..........................   48
  Accounting treatment of the merger.....................................   50
  Regulatory filings and approvals required to complete the merger.......   50
  No dissenters' rights..................................................   51
  Listing on the Nasdaq Market of NetIQ common stock to be issued in the
   merger................................................................   51
  Delisting and deregistration of WebTrends common stock after the
   merger................................................................   51
THE MERGER AGREEMENT.....................................................   52
AGREEMENTS RELATED TO THE MERGER.........................................   58
  Voting Agreement.......................................................   58
  Employment Agreements..................................................   58
MARKET PRICE AND DIVIDEND INFORMATION....................................   59
  Recent Share Prices....................................................   59
  Dividends..............................................................   59
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..............   63
COMPARISON OF RIGHTS OF HOLDERS OF WEBTRENDS COMMON STOCK AND NETIQ
 COMMON STOCK............................................................   68
PROPOSAL NO. 2 FOR NETIQ STOCKHOLDERS: APPROVAL OF AMENDMENT TO
 CERTIFICATE OF INCORPORATION............................................   73
LEGAL MATTERS............................................................   73
EXPERTS..................................................................   74
STOCKHOLDER PROPOSALS....................................................   74
WHERE YOU CAN FIND MORE INFORMATION......................................   75

                                                                          Page
                                                                          ----
ANNEX A Agreement and Plan of Merger..................................... A-1
ANNEX B Voting Agreement................................................. B-1
ANNEX C Opinion of Credit Suisse First Boston Corporation................ C-1
ANNEX D Opinion of Dain Rauscher Wessels, a division of Dain Rauscher
 Incorporated............................................................ D-1
ANNEX E Certificate of Amendment to NetIQ's Certificate of
 Incorporation........................................................... E-1

    QUESTIONS AND ANSWERS FOR WEBTRENDS SHAREHOLDERS AND NETIQ STOCKHOLDERS
                           PROPOSAL NO.1: THE MERGER

Q:What is the merger? (See page 28)

A: The merger will result in the acquisition of the business of WebTrends by NetIQ. Upon consummation of the merger, WebTrends will become a wholly-owned subsidiary of NetIQ. After the merger, the current stockholders of NetIQ will own approximately 76% of the combined company and the former shareholders of WebTrends will own approximately 24% of the combined company, based on the number of shares outstanding on January 16, 2001.

Q: What will WebTrends common shareholders and optionholders receive in the merger? (See page 52)

A: When the merger is completed, holders of WebTrends common stock will receive 0.48 shares of NetIQ common stock in exchange for each share of WebTrends common stock. WebTrends common shareholders who would receive NetIQ fractional shares will instead receive cash in an amount based on the average closing price, as reported on Nasdaq, of NetIQ common stock for the five trading days immediately preceding the effective date of the merger multiplied by the fraction of a NetIQ share such shareholder would otherwise receive.

  Options to purchase shares of WebTrends common stock will be converted into options to purchase shares of NetIQ common stock. The number of shares covered by, and the exercise price for, each option will be adjusted using the merger exchange ratio of 0.48 shares of NetIQ for each share of WebTrends.

Q: Does the board of directors of WebTrends recommend voting in favor of the merger? (See page 32)

A: Yes. After careful consideration, WebTrends' board of directors unanimously recommends that its shareholders vote in favor of the merger agreement and the proposed merger.

Q: Does the board of directors of NetIQ recommend voting in favor of the issuance of NetIQ shares in the WebTrends merger? (See page 38)

A: Yes. After careful consideration, NetIQ's board of directors unanimously recommends that its stockholders vote in favor of the issuance of shares of NetIQ common stock to the shareholders of WebTrends in the merger.

Q: Are there risks I should consider in deciding whether to vote for the merger? (See page 12)

A: Yes. In evaluating the merger, you should carefully read this joint proxy statement/ prospectus and, in particular, consider the factors discussed in the section entitled "Risk Factors."

Q: What do I need to do now?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. You may be able to vote by telephone or over the Internet. Directions are included on the enclosed proxy card. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the merger.

  WebTrends shareholders, please do not send your WebTrends stock certificates at this time.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q: What do I do if I want to change my vote after I have sent in my proxy card?
   (See pages 23 and 26)

A: If you want to change your vote, send the secretary of WebTrends or NetIQ, as relevant, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the relevant secretary before the meeting. If you have signed a stockholder voting agreement, you may not revoke your proxy.

Q: As a WebTrends shareholder, should I send in my WebTrends stock certificates now?

A: No. After the merger is completed, you will be sent written instructions for exchanging your WebTrends stock certificates for NetIQ stock certificates.

Q: Do NetIQ stock certificates need to be exchanged after the merger?

A: No. NetIQ certificates will remain valid.

Q: When do you expect the merger to be completed?

A: WebTrends and NetIQ are working toward completing the merger as quickly as possible. We hope to complete the merger shortly after the special meetings.

Q: Will I recognize an income tax gain or loss on the merger? (See page 48)

A: For both WebTrends shareholders and NetIQ stockholders, we expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except that WebTrends shareholders will recognize gain or loss with respect to cash received instead of fractional shares. However, all stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Q: Am I entitled to dissenters rights of appraisal? (See page 51)

A: No.

Q: Whom should I call with questions?

A: WebTrends shareholders should call Nanci Werts, Investor Relations, at (503)
   294-7025 with any questions about the merger.

  NetIQ stockholders should call Susan Torrey, Investor Relations, at (713) 548-1863 with any questions about the merger.

--------------------------------------------------------------------------------
              PROPOSAL NO. 2 FOR NETIQ STOCKHOLDERS: AMENDMENT TO
                          CERTIFICATE OF INCORPORATION


Q:  What is the Amendment? (See page 73)

A: The proposed amendment would increase the number of authorized shares of NetIQ common stock from 100,000,000 to 250,000,000.

Q: Is approval of the amendment required to complete the merger?

A: No.


Q: Why is the NetIQ Board recommending the amendment? (See page 73)

A: The NetIQ board is recommending the amendment to give NetIQ the ability to carry out future transactions the board determines are in the best interest of NetIQ and its stockholders, including stock splits or stock dividends, acquisitions, funding employee benefit plans, financings or other corporate purposes. The NetIQ board does not presently have any specific plans for any of these transactions.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

   This joint proxy statement/prospectus pertains to the merger of WebTrends and NetIQ, and it is being sent to the holders of common stock of both companies. This summary may not contain all of the information that is important to you. You should read carefully the documents attached to and those referenced in this joint proxy statement/prospectus, including the merger agreement, attached as Annex A, the voting agreement, attached as Annex B, the opinion of Credit Suisse First Boston Corporation, attached as Annex C, the opinion of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, attached as Annex D, and the Certificate of Amendment to the NetIQ Restated Certificate of Incorporation, attached as Annex E.

                           Forward-Looking Statements

   Except for historical information, this joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding post-merger business strategies, anticipated costs and expenses, product and service development and relationships with strategic partners. These forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. Actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Risk Factors."

                           PROPOSAL NO. 1: THE MERGER
                                 The Companies

   WebTrends Corporation
   851 S.W. Sixth Avenue
   Portland, OR 97204
   (503) 294-7025
   www.webtrends.com

   WebTrends provides visitor relationship management and eBusiness intelligence solutions for Internet and intranet servers and firewalls. WebTrends was incorporated in Delaware in 1993 and reincorporated in Oregon in 1997.

   NetIQ Corporation
   3553 North First Street
   San Jose, CA 95134
   (408) 856-3000
   www.netiq.com

   NetIQ Corporation provides eBusiness infrastructure management software that enables businesses to optimize the performance and availability of their Windows NT- and Windows 2000-based applications, directories, servers and networks. NetIQ was incorporated in California in June 1995 and reincorporated in Delaware in July 1999.

                             Summary of the Merger

The Merger (See page 28)

   In the merger, WebTrends will merge with a wholly-owned subsidiary of NetIQ called North Acquisition Corporation. As a result of the merger, WebTrends common shareholders will receive 0.48 shares of NetIQ common stock in exchange for each of their WebTrends shares.

   The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Conditions to completion of the merger (See page 55)

   WebTrends' and NetIQ's obligations to complete the merger are subject to the satisfaction or waiver of closing conditions.

   If either WebTrends or NetIQ waives any conditions, we will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from each company's holders of common stock is appropriate.

Vote required for approval

   The holders of a majority of the shares of WebTrends common stock outstanding must approve the merger agreement and the merger. WebTrends shareholders holding approximately 30% of the outstanding common stock as of the record date for the WebTrends special meeting, have agreed to vote their shares in favor of the merger agreement and the merger.

   The holders of a majority of the shares of NetIQ common stock present or represented by proxy and voting at the NetIQ special meeting must approve the issuance of NetIQ common stock in the merger. NetIQ stockholders are entitled to cast one vote per share of NetIQ common stock owned as of the record date.

Termination of the merger agreement (See page 55)

   WebTrends and NetIQ have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee to NetIQ by WebTrends.

Directors and executive officers of NetIQ following the merger (See page 45)

   Following the merger, the board of directors of NetIQ will consist of seven members, including Elijahu Shapira, the current Chairman and Chief Executive Officer of WebTrends, and the six current members of NetIQ's board of directors.

   Following the merger, the current officers of NetIQ will continue in their current positions, including NetIQ's Chief Executive Officer and Chief Financial Officer. In addition, Elijahu Shapira, the current Chairman and Chief Executive Officer of WebTrends, will be Chief Strategy Officer of NetIQ and W. Glen Boyd, the current President and Chief Technical Officer of WebTrends, will be Chief Information Officer of NetIQ.

Opinions of WebTrends' and NetIQ's financial advisors (See pages 32 and 38)

   In deciding to approve the merger, WebTrends' board of directors considered the opinion of Dain Rauscher Wessels as to the fairness of the exchange ratio, from a financial point of view, to the holders of WebTrends common stock. NetIQ's board of directors considered an opinion from its financial advisor, Credit Suisse First Boston, as to the fairness to NetIQ, from a financial point of view, of the exchange ratio. The opinions of the financial advisors are attached to the back of this joint proxy statement/prospectus as Annex C and Annex D, and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Dain Rauscher Wessels is directed to the WebTrends board and the opinion of Credit Suisse First Boston is directed to the NetIQ board. These opinions do not address the prices at which NetIQ's common stock will trade after the proposed merger, nor do they constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the proposed merger.

U.S. federal income tax consequences of the merger (See page 48)

   We have structured the merger as a "reorganization" for U.S. federal income tax purposes. Accordingly, holders of WebTrends common shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their WebTrends shares for shares of NetIQ common stock in the merger, except for any gain or loss recognized in connection with any cash received for a fractional NetIQ share. The companies themselves, as well as current holders of NetIQ common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of WebTrends and NetIQ to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for U.S. federal income tax purposes.

   The U.S. federal income tax consequences described above may not apply to all shareholders of WebTrends, including certain holders specifically referred to on page 48. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting treatment of the merger (See page 50)

   The acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to assets and liabilities of WebTrends and these assets and liabilities will be recorded on NetIQ's books at their fair values upon completion of the merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to NetIQ's operations in the quarter the merger is completed and the acquisition accounting and valuation amounts are finalized. Furthermore, a portion of the purchase price, equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be reflected as goodwill and other intangible assets. Currently, accounting principles generally accepted in the United States require that all intangible assets, including goodwill, be amortized over the useful lives of such assets. However, if current Financial Accounting Standards Board, or FASB, proposals become effective, certain intangible assets, including goodwill, will be maintained on the balance sheet rather than being amortized, although they may eventually be written down to the extent that they are deemed to be impaired. The results of operations and cash flows of WebTrends will be included in NetIQ's financial statements prospectively as of the consummation of the merger.

Interests of certain persons in the merger (See page 45)

   When considering the recommendation of WebTrends' board of directors, WebTrends shareholders should be aware that certain WebTrends directors, officers and shareholders have interests in the merger that are different from, or are in addition to, yours. These interests include options held by various executive officers and directors and the potential acceleration of vesting of those options upon completion of the merger, the post-merger membership of one current WebTrends director on the board of directors of NetIQ, the effect of the merger on employment arrangements with executives of WebTrends and the indemnification of directors and officers of WebTrends against certain liabilities both before and after the merger.

No dissenters' rights (See page 51)

   Under Oregon law, shareholders of WebTrends are not entitled to dissenters' rights of appraisal in connection with the merger.

Restrictions on the ability to sell NetIQ stock (See page 47)

   All shares of NetIQ common stock received by WebTrends shareholders in connection with the merger will be freely transferable under the Securities Act of 1933 unless the holder is considered an affiliate of either WebTrends or NetIQ. Shares of NetIQ held by affiliates may only be sold pursuant to a registration statement or an exemption from the Securities Act.

Comparative market price information (See page 59)

   Shares of NetIQ common stock will be issued to WebTrends shareholders pursuant to a fixed exchange ratio. Shares of WebTrends common stock and shares of NetIQ common stock are listed on Nasdaq. On January 16, 2001, the last full trading day prior to the public announcement of the proposed merger, WebTrends' common stock closed at $32.875 per share. On January 30, 2001, WebTrends' common stock closed at $38.609 per share. On January 16, 2001, NetIQ's common stock closed at $75.00 per share. On January 30, 2001, NetIQ's common stock closed at $81.125 per share. Stockholders of both companies should obtain current market quotations.

Regulatory approval (See page 50)

   This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. In addition, the completion of the merger is subject to the continued effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of Oregon and Delaware.

                   SELECTED HISTORICAL AND SELECTED PRO FORMA
                            COMBINED FINANCIAL DATA

            NetIQ's Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data should be read in conjunction with NetIQ's audited consolidated financial statements and NetIQ's "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended June 30, 1998, 1999 and 2000, and the consolidated balance sheet data as of June 30, 1999 and 2000, have been derived from NetIQ's audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended June 30, 1996 and 1997, and the consolidated balance sheet data as of June 30, 1996, 1997 and 1998, have been derived from NetIQ's audited consolidated financial statements not included or incorporated by reference herein. The consolidated statement of operations data for the six months ended December 31, 1999 and 2000, and the consolidated balance sheet data as of December 31, 2000, are derived from unaudited consolidated financial statements which will be incorporated by reference in this joint proxy statement/prospectus upon the filing of NetIQ's quarterly report for the quarter ended December 31, 2000, on Form 10-Q with the SEC. In the opinion of NetIQ's management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Results for the six months ended December 31, 2000, are not necessarily indicative of the expected results for the full year.

                                                                              Six Months
                                                                                Ended
                                     Year Ended June 30,                     December 31,
                          ----------------------------------------------  ------------------
                           1996     1997     1998     1999       2000      1999      2000
                          -------  -------  -------  -------  ----------  ------- ----------
                                      (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Software license
 revenue................  $    --  $   369  $ 6,603  $18,433  $   37,235  $13,600 $   53,593
Service revenue.........       --       19      467    3,136      10,685    3,108     16,589
                          -------  -------  -------  -------  ----------  ------- ----------
   Total revenue........       --      388    7,070   21,569      47,920   16,708     70,182
                          -------  -------  -------  -------  ----------  ------- ----------
Cost of software license
 revenue................       --        9      235      755         800      329        856
Cost of service
 revenue................       --       46      407    1,260       2,217      816      3,318
                          -------  -------  -------  -------  ----------  ------- ----------
   Total cost of
    revenue.............       --       55      642    2,015       3,017    1,145      4,174
                          -------  -------  -------  -------  ----------  ------- ----------
Gross profit............       --      333    6,428   19,554      44,903   15,563     66,008
                          -------  -------  -------  -------  ----------  ------- ----------
Operating expenses:
 Sales and marketing....       77    1,238    5,748   11,685      24,695    8,975     33,058
 Research and
  development...........      665    1,003    2,192    4,344      10,109    3,588     14,050
 General and
  administration........      264      479    1,611    3,347       4,761    1,507      4,887
 Stock-based
  compensation..........       --       10      250    1,928         696      352        340
 Write-off of acquired
  in-process research
  and development
  costs.................       --       --       --       --      10,693       --         --
 Amortization of
  goodwill and
  intangibles...........       --       --       --       --      64,184       --    238,213
                          -------  -------  -------  -------  ----------  ------- ----------
   Total operating
    expenses............    1,006    2,730    9,801   21,304     115,138   14,422    290,548
                          -------  -------  -------  -------  ----------  ------- ----------
Income (loss) from
 operations.............   (1,006)  (2,397)  (3,373)  (1,750)    (70,235)   1,141   (224,540)
                          -------  -------  -------  -------  ----------  ------- ----------
Interest income, net....       97      116      262      108       7,307    1,265     10,680
Income taxes............       --       --       --       --       2,400      501      7,240
                          -------  -------  -------  -------  ----------  ------- ----------
Net income (loss).......  $  (909) $(2,281) $(3,111) $(1,642) $  (65,328) $ 1,905 $ (221,100)
                          =======  =======  =======  =======  ==========  ======= ==========
Basic net income (loss)
 per share..............  $ (1.55) $ (1.62) $ (1.34) $ (0.47) $    (3.59) $  0.14 $    (5.83)
Shares used to compute
 basic net income (loss)
 per share..............      587    1,411    2,325    3,476      18,189   13,832     37,942
Diluted net income
 (loss) per share.......  $ (1.55) $ (1.62) $ (1.34) $ (0.47) $    (3.59) $  0.11 $    (5.83)
Shares used to compute
 diluted net income
 (loss) per share.......      587    1,411    2,325    3,476      18,189   16,868     37,942

                                           June 30,
                          ----------------------------------------------           Dec. 31,
                           1996     1997     1998     1999       2000                2000
                          -------  -------  -------  -------  ----------          ----------
                                        (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $    32  $ 7,748  $ 3,358  $ 9,634  $  187,610          $   97,844
Short-term investments..       --       --       --       --     145,916             250,570
Working capital.........    1,755    7,493    4,314    4,443     311,709             328,709
Total assets............    2,255    8,202    8,205   18,104   1,721,761           1,538,136
Long-term obligations,
 net of current
 portion................       --       --       --      205          --                  --
Total stockholders'
 equity.................    1,880    7,787    4,939    5,799   1,685,722           1,491,079

           WebTrends' Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data should be read in conjunction with WebTrends' audited consolidated financial statements and WebTrends' "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, have been derived from WebTrends' audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1996, and the consolidated balance sheet data as of December 31, 1996 and 1997, have been derived from WebTrends' audited consolidated financial statements not included or incorporated by reference herein. The consolidated statement of operations data for the year ended December 31, 2000, and the consolidated balance sheet data as of December 31, 2000, have been derived from WebTrends' audited consolidated financial statements which will be incorporated by reference upon the filing of WebTrends' annual report for the year ended December 31, 2000, on Form 10-K with the SEC. The consolidated statement of operations data for the six months ended December 31, 1999 and 2000, are derived from unaudited consolidated financial statements. In the opinion of WebTrends' management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Results for the six months ended December 31, 2000, are not necessarily indicative of the expected results for a full year.

                                                                    Six Months Ended
                                  Year Ended December 31,             December 31,
                          ----------------------------------------- -----------------
                           1996     1997    1998    1999     2000     1999     2000
                          -------  ------- ------- ------- -------- -------- --------
                                    (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Software license
 revenue................  $ 1,858  $ 3,837 $ 7,206 $16,523 $ 49,042 $ 10,554 $ 29,820
Service revenue.........        7      218     802   3,203   12,229    2,159    7,552
                          -------  ------- ------- ------- -------- -------- --------
   Total revenue........    1,865    4,055   8,008  19,726   61,271   12,713   37,372
                          -------  ------- ------- ------- -------- -------- --------
Cost of software license
 revenue................      205      292     468     738    1,882      383    1,192
Cost of service
 revenue................       --       --     165     866    5,289      588    3,338
                          -------  ------- ------- ------- -------- -------- --------
   Total cost of
    revenue.............      205      292     633   1,604    7,171      971    4,530
                          -------  ------- ------- ------- -------- -------- --------
Gross profit............    1,660    3,763   7,375  18,122   54,100   11,742   32,842
                          -------  ------- ------- ------- -------- -------- --------
Operating expenses:
 Sales and marketing....      552    1,528   3,642   9,967   28,016    6,409   16,668
 Research and
  development...........      403    1,059   2,211   3,820   10,121    2,316    6,060
 General and
  administration........      307      749   1,300   2,965    7,022    1,948    3,807
                          -------  ------- ------- ------- -------- -------- --------
   Total operating
    expenses............    1,262    3,336   7,153  16,752   45,159   10,673   26,535
                          -------  ------- ------- ------- -------- -------- --------
Income from operations..      398      427     222   1,370    8,941    1,069    6,307
                          -------  ------- ------- ------- -------- -------- --------
Interest income, net....        7       10      29   2,927    5,234    2,102    2,594
Income taxes............       --      150      32   1,561    5,254    1,138    3,366
                          -------  ------- ------- ------- -------- -------- --------
Net income..............  $   405  $   287 $   219 $ 2,736 $  8,921 $  2,033 $  5,535
                          =======  ======= ======= ======= ======== ======== ========
Basic net income per
 share..................           $  0.02 $  0.01 $  0.12 $   0.34 $   0.08 $   0.21
Shares used to compute
 basic net income per
 share..................            16,252  16,421  23,538   26,133   25,541   26,295
Diluted net income per
 share..................           $  0.02 $  0.01 $  0.11 $   0.31 $   0.07 $   0.20
Shares used to compute
 diluted net income per
 share..................            16,252  18,044  25,976   28,389   27,799   28,335
Pro forma net income
 (1)....................  $   265
                          =======
Pro forma basic and
 diluted net income per
 share (1)..............  $  0.02
Shares used to compute
 pro form basic and
 diluted net income per
 share..................   15,600


                                        December 31,
                          -----------------------------------------
                           1996     1997    1998    1999     2000
                          -------  ------- ------- ------- --------
                                       (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $   321  $   807 $ 1,099 $29,398 $ 13,805
Short-term investments..       --       --      --  49,886   72,195
Working capital
 (deficit)..............     (103)     260     221  76,099   79,820
Total assets............      910    1,886   3,362  90,235  120,479
Long-term obligations,
 net of current
 portion................       --        7      --      --       --
Total shareholders'
 equity.................       47      584     842  80,536   97,605

--------
(1) Prior to 1997, WebTrends had elected to have taxes on WebTrends' income paid by WebTrends' shareholders rather than by WebTrends. Pro forma net income data has been presented for comparison purposes only, as if WebTrends had been organized as a taxable entity for periods prior to 1997.

         Summary Unaudited Pro Forma Condensed Combined Financial Data

   The following summary unaudited pro forma condensed combined financial data should be read in conjunction with NetIQ's unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data for the year ended June 30, 2000, gives effect to the proposed merger of WebTrends and NetIQ, the merger of NetIQ and Mission Critical Software, or MCS, and the acquisitions of Ganymede, Sirana and Software Realization, or SRI, by NetIQ and MCS. The selected unaudited pro forma condensed combined financial data for the six months ended December 31, 2000, gives effect to the proposed merger of WebTrends and NetIQ and the acquisition of SRI by NetIQ.

   The summary unaudited pro forma condensed combined statement of operations data for the year ended June 30, 2000, and the six months ended December 31, 2000, gives effect to the above transactions as if they occurred on July 1, 1999. The unaudited pro forma condensed combined statement of operations data for the year ended June 30, 2000, has been derived by combining the audited historical statements of operations of NetIQ for the fiscal year ended June 30, 2000, the unaudited statements of operations for MCS, Ganymede and Sirana for the period from July 1, 1999 to the date of the acquisitions of these companies, and the unaudited historical statement of operations of WebTrends and SRI for the twelve months ended June 30, 2000. The unaudited pro forma condensed combined statement of operations data for the six months ended December 31, 2000, has been derived by combining unaudited historical statement of operations of NetIQ and WebTrends for the six months ended December 31, 2000, and the unaudited historical statement of operations of SRI for the period July 1, 2000, to the date of the acquisition of SRI.

   The summary unaudited pro forma condensed combined balance sheet as of December 31, 2000, gives effect to the above transactions as if they occurred on December 31, 2000. The unaudited pro forma condensed combined balance sheet data as of December 31, 2000, has been derived by combining the unaudited historical condensed consolidated balance sheet of NetIQ as of December 31, 2000, and the audited historical condensed consolidated balance sheet of WebTrends as of December 31, 2000. No adjustments were made to the NetIQ balance sheet for the acquisitions of MCS, Ganymede, Sirana and SRI as these acquisitions were consummated prior to December 31, 2000.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document.

                                      Year Ended           Six Months Ended
                                    June 30, 2000         December 31, 2000
                                   ------------------    --------------------
                                   (in thousands, except per share data)
Pro Forma Condensed Combined
 Statement of Operations Data:
Total revenue....................    $          132,751      $          107,573
Net loss.........................              (784,905)               (373,158)
Net loss per share--basic and
 diluted.........................                (16.57)                  (7.37)
Supplemental Information:
Net income, excluding stock-based
 compensation, amortization of
 goodwill and other intangibles,
 and related income tax effects..    $           17,163      $           20,541

                                                               December 31, 2000
                                                               -----------------
                                                                (in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents.....................................    $  111,649
Short-term investments........................................       322,765
Working capital...............................................       389,030
Total assets..................................................     2,559,568
Total stockholders' equity....................................     2,470,137

                           Comparative Per Share Data

   The following table reflects (a) the historical net loss and book value per share of NetIQ common stock and the historical net income and book value per share of WebTrends common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to NetIQ's proposed merger with WebTrends, and (b) the equivalent historical net loss and book value per share attributable to 0.48 shares of NetIQ common stock which will be received for each share of WebTrends common stock.

   The historical book value per share is computed by dividing stockholders' equity as of June 30, 2000, and December 31, 2000, respectively, by the actual common shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at December 31, 2000, assuming the merger had occurred on that date. The pro forma per share net loss is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding, assuming NetIQ had merged with WebTrends at the beginning of the earliest period presented. The WebTrends equivalent pro forma combined per share amounts are calculated by multiplying the NetIQ pro forma combined per share amounts by the common stock exchange ratio of 0.48.

   The following information should be read in conjunction with the separate audited historical consolidated financial statements and related notes of NetIQ and WebTrends, the unaudited interim condensed consolidated financial statements of NetIQ, the unaudited pro forma condensed combined financial information and related notes of NetIQ and the selected historical and selected unaudited pro forma financial data included elsewhere in this joint proxy statement/prospectus or incorporated by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger with WebTrends had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                Year Ended   Six Months Ended
                                               June 30, 2000 December 31, 2000
                                               ------------- -----------------
HISTORICAL NETIQ:
Basic net loss per share......................    $ (3.59)        $(5.83)
Diluted net loss per share....................    $ (3.59)        $(5.83)
Book value per share at the end of the
 period.......................................    $ 44.91         $37.67
HISTORICAL WEBTRENDS:
Basic net income per share....................    $  0.21         $ 0.21
Diluted net income per share..................    $  0.19         $ 0.20
Book value per share at the end of the
 period.......................................    $  3.28         $ 3.69
NETIQ AND WEBTRENDS PRO FORMA COMBINED:
Pro forma net loss per NetIQ share--basic and
 diluted......................................    $(16.57)        $(7.37)
Pro forma net loss per equivalent WebTrends
 share--basic and diluted.....................    $ (7.95)        $(3.54)
Pro forma book value per NetIQ share at
 December 31, 2000............................                    $47.24
Pro forma book value per equivalent WebTrends
 share at December 31, 2000...................                    $22.68

                    PROPOSAL NO. 2 FOR NETIQ STOCKHOLDERS:

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

The Amendment (See Page 72)

   The amendment to NetIQ's certificate of incorporation will increase the number of authorized shares of NetIQ common stock from 100,000,000 to 250,000,000. The text of the amendment is attached to this joint proxy statement/prospectus as Annex E. NetIQ stockholders should review the proposed amendment carefully.

Vote Required for Approval

   The holders of a majority of the shares of NetIQ common stock outstanding must approve the amendment.

                                  RISK FACTORS

   The merger involves a high degree of risk. By voting in favor of the merger, current WebTrends shareholders will be choosing to invest in NetIQ common stock, and current NetIQ stockholders will face dilution of their ownership interest in NetIQ. An investment in NetIQ common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus or incorporated by reference, you should carefully consider the following risk factors in deciding whether to vote for the merger.

General risks relating to the proposed merger

The failure of NetIQ to integrate WebTrends effectively could have a material adverse effect on our business, financial condition and operating results and could result in loss of key personnel.

   NetIQ will need to overcome significant challenges to realize any benefits or synergies from the merger, including the timely, efficient and successful accomplishment of a number of post-merger objectives, such as:

  . Integrating the management teams, strategies, culture and operations of the two companies;

  . Retaining and assimilating the key personnel of each company;

  . Integrating sales operations and allocating opportunities between direct sales, telemarketing, and eBusiness fulfillment teams;

  . Integrating the technology and products of the two companies, particularly in the network security area;

  . Offering the existing products of each company to the other company's customers;

  . Retaining existing customers and strategic partners of each company;

  . Managing multiple geographic locations;

  . Developing new products that utilize the assets and resources of both companies; and

  . Creating uniform standards, controls, procedures, policies and information systems.

   The accomplishment of these post-merger objectives will involve considerable risk, and we may not be successful in addressing these challenges. These risks include:

  . The potential disruption of each company's ongoing business and distraction of our management;

  . The difficulty of incorporating acquired technology and rights into our products and services;

  . Unanticipated expenses related to technology integration;

  . The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  . Potential unknown liabilities associated with the merger.

   These risks are particularly challenging because NetIQ has completed two other sizable acquisitions in the past twelve months. If we do not succeed in addressing these risks or any other problems encountered in connection with the merger, our operating results and financial condition would be adversely affected.

WebTrends shareholders will receive a fixed number of shares of NetIQ common stock despite changes in market value of WebTrends common stock or NetIQ common stock.

   Upon the merger's completion, each share of WebTrends common stock will be converted into 0.48 shares of NetIQ common stock. There will be no adjustment to this exchange ratio for changes in the market price of either WebTrends common stock or NetIQ common stock. In addition, neither WebTrends nor NetIQ may terminate the merger agreement solely because of changes in the market price of NetIQ or WebTrends common stock. Accordingly, the dollar value of NetIQ common stock that WebTrends shareholders will receive in the merger will depend on the market value of NetIQ common stock when the merger is completed and may decrease from the date they submit their proxy. The share price of NetIQ common stock has experienced significant volatility. We urge you to obtain recent market quotations from the Nasdaq National Market for NetIQ common stock (NTIQ) and WebTrends common stock
(WEBT). NetIQ cannot predict or give any assurances as to the market price of NetIQ common stock at any time before or after the completion of the merger.

The merger could adversely affect combined financial results.

   NetIQ and WebTrends believe that the merger will have a positive effect on earnings per share before taking into account the write-off of acquired in-process research and development costs, if any, and amortization of stock-based compensation, goodwill and intangible assets, but the dilution associated with the shares to be issued in the merger could reduce earnings per share if the potential benefits of the merger are not realized. The acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to assets and liabilities of WebTrends and such assets and liabilities will be recorded at their fair values upon completion of the merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to NetIQ's operations in the quarter the merger is completed and the acquisition accounting and valuation amounts are finalized. Furthermore, a portion of the purchase price equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation and amortized over the remaining vesting period of these options. The remaining purchase price will be reflected as goodwill and other intangible assets. Currently, accounting principles generally accepted in the United States require that all intangible assets, including goodwill, be amortized over the useful lives of such assets. However, if current FASB proposals become effective, certain intangible assets, including goodwill, will be maintained on the balance sheet rather than being amortized, although they may eventually be written down to the extent that they are deemed to be impaired.

The market price of NetIQ's common stock may decline as a result of the merger.

   The market price of NetIQ's common stock may decline as a result of the merger for a number of reasons including:

  . The integration of WebTrends by NetIQ may be unsuccessful;
  . NetIQ may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

  . The effect of the merger on NetIQ's financial results may not be consistent with the expectations of financial or industry analysts.

WebTrends' officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of WebTrends participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, WebTrends shareholders' including the following:

  . NetIQ has agreed to indemnify each present and former WebTrends officer and director against liabilities arising out of such person's services as an officer or director of WebTrends prior to the merger. NetIQ will maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

  . WebTrends and NetIQ have agreed that the board of directors of NetIQ will elect Elijahu Shapira, WebTrends' current Chairman of the Board and Chief Executive Officer, to the NetIQ Board of Directors following the merger.

  . NetIQ has entered into employment agreements with Mr. Shapira and W. Glen
    Boyd, WebTrends' current President, Chief Technical Officer and Director, whereby they shall serve as Chief Strategy Officer and Chief Information Officer, respectively, of NetIQ following the merger and will receive options to acquire NetIQ stock in connection with their employment.

  . Two of WebTrends' directors, John Ryan and Srivats Sampath, and three of
    WebTrends' executive officers, Daniel Meub, Mark Reed and James T. Richardson, have agreements with WebTrends that provide for the partial or full acceleration of their unvested stock options in connection with the merger. In addition, the portion of such options that remain unvested after the merger will become vested in the event that the director or officer's employment with or service to the combined company is terminated within two years after the merger other than by voluntary termination by the director or officer.

   For the above reasons, the directors and officers of WebTrends could be more likely to vote to approve the merger agreement than if they did not hold these interests. WebTrends shareholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

Failure to complete the merger could negatively affect WebTrends' stock price, future business and operations.

   If the merger is not completed for any reason, WebTrends may be subject to a number of material risks, including the following:

  . WebTrends may be required under certain circumstances to pay NetIQ a termination fee of $41.0 million;

  . The price of WebTrends' common stock may decline; and

  . Costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

   In addition, WebTrends' customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on WebTrends' business, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on WebTrends' business, regardless of whether the merger is completed. Similarly, current and prospective WebTrends' employees may experience uncertainty about their future roles with the combined company. This may adversely affect WebTrends' ability to attract and retain key management, sales, marketing and technical personnel. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, WebTrends is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party and from taking certain actions that would change WebTrends' business. If the merger is terminated and the WebTrends board of directors seeks another merger or business combination, WebTrends shareholders cannot be certain that WebTrends will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by NetIQ in the merger.

Risks relating to NetIQ and the combined company

NetIQ faces several risks in connection with our license, development and marketing agreement with Microsoft.

   In September 2000, NetIQ licensed a substantial portion of its Operations Manager technology to Microsoft for $175.0 million, payable over three years. Microsoft may use the technology broadly with respect to Windows 2000, but its use is limited with respect to Windows NT. NetIQ has also agreed to provide limited engineering resources for a fee and to develop and market products that operate with the products that

Microsoft plans to offer based on NetIQ technology. We anticipate significant benefits from the agreement but it also poses significant risks, including:

  . Potential loss of revenue from existing operations management products until we establish revenue from products that operate with Microsoft's new products. The faster the rate of customer adoption of Windows 2000, the greater the potential loss of revenue from operations management products. While faster adoption of Windows 2000 may increase our opportunity for additional revenue from licenses of the company's migration tools, this additional revenue may not be sufficient to offset the loss of revenue from our operations management products;

  . Difficulties associated with coordinating some of our new product offerings with future releases of products from Microsoft;

  . The difficulty of creating new products that support and operate efficiently with Microsoft's new products, in particular Microsoft Operations Manager;

  . The difficulty of creating new products that operate with operating systems other than Windows NT or Windows 2000 (Windows NT/2000);

  . Customer acceptance of new product offerings;

  . Potential competition from Microsoft and other systems management providers for any new products that we may create; and

  . Potential reduction of revenue or linearity of revenue from month to month as customers evaluate the resulting product strategies of Microsoft, other systems management companies and NetIQ.

   We may not realize the benefits we expect from the license agreement, which could have a material adverse effect on our business, financial condition and operating results. Furthermore, if Microsoft partners with one of our competitors for operations management products we may be disadvantaged in our efforts to develop new products compatible with Windows 2000 and future operating systems.

NetIQ will continue to depend on our marketing, product development and sales relationship with Microsoft, and if this relationship suffers, our customers would likely purchase other vendors' systems management software products.

   NetIQ believes that our success in penetrating target markets for our systems management products depends in part on our ability to maintain strong strategic marketing, product development and sales relationships with Microsoft. Our relationship with Microsoft will be important to validate our technology, facilitate broad market acceptance of our products and enhance our sales, marketing and distribution capabilities.

   NetIQ currently relies heavily on our relationship with Microsoft and we attempt to coordinate our systems management product offerings with the future releases of Microsoft's operating systems. It is possible that Microsoft may not notify us of feature enhancements to its products prior to new releases of its operating systems in the future. In that case, we may not be able to introduce products on a timely basis that capitalize on new operating system releases and feature enhancements.

NetIQ may not be able to sustain the revenue growth rates previously experienced by NetIQ and WebTrends individually.

   Although NetIQ and WebTrends' revenues have grown rapidly in recent years, NetIQ may not continue to experience this rate of revenue growth because of the difficulty of maintaining high percentage increases as the base of revenue increases. In addition, growing competition could also affect our revenue growth. If our revenue does not increase at or above the rate analysts expect, the trading price for our common stock may decline.

   Additionally, our efforts to expand our software product suites, sales and marketing activities, direct and indirect distribution channels and maintenance and support functions and to pursue strategic relationships or acquisitions may not succeed or may prove more expensive than we currently anticipate. As a result, NetIQ cannot predict our future operating results with any degree of certainty and our quarterly operating results may vary significantly from quarter to quarter.

NetIQ has a history of losses and may experience losses in the future.

   Since the inception of NetIQ, we have incurred significant net losses, although in recent quarters we have achieved profitability, excluding amortization of stock-based compensation, goodwill and intangible assets. It is expected that we will continue to incur significant sales and marketing, product development and administrative expenses. Currently, accounting principles generally accepted in the United States require that all intangible assets, including goodwill, be amortized over the useful lives of such assets. However, if current FASB proposals become effective, certain intangible assets, including goodwill, will be maintained on the balance sheet rather than being amortized, although they may eventually be written down to the extent they are deemed to be impaired. To the extent that we are required to amortize goodwill and other intangible assets created in the merger and continue to amortize goodwill and other intangible assets created in prior acquisitions, we are unlikely to generate net income until the goodwill is fully amortized.

The market price of NetIQ common stock, like that of other technology stocks, has been and may continue to be volatile.

   The market price of NetIQ common stock has been highly volatile and we expect that our stock price will continue to fluctuate. The value of an investment in NetIQ could decline due to the impact of any of the following factors upon the market price of our common stock: growth rate expectations for the Internet sector generally; variations in our actual and anticipated operating results; changes in our earnings estimates by analysts; and our failure to meet analysts' performance expectations.

   The stock markets have in general, and with respect to technology companies in particular, recently experienced stock price and volume volatility. The stock markets may continue to experience volatility that may adversely affect the market price of NetIQ's common stock. Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of NetIQ's common stock.

Unanticipated fluctuations in NetIQ's quarterly operating results due to such factors as change in the demand for our products could affect NetIQ's stock price.

   NetIQ believes that quarter-to-quarter financial comparisons are not necessarily meaningful indicators of the future operating results of NetIQ and should not be relied on as an indication of future performance. If our quarterly operating results fail to meet the expectations of analysts, the trading price of NetIQ's common stock could be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future depending on a number of factors described below and elsewhere in this joint proxy statement/prospectus, including many that are beyond our control. These factors include:

  . Changes in demand for our products or for eBusiness infrastructure management and intelligence solutions generally;

  . Focusing on sales of product suites, as opposed to stand-alone products, and on larger purchases by larger customers which may lengthen our sales cycle;

  . Varying amounts of revenue associated with particular licenses due to the number of products licensed and the number of devices involved in the installation;

  . Increased competition in general and any changes in our pricing policies, relative to the historical policies of WebTrends and NetIQ individually, that may result from increased competitive pressures;

  . Varying budget cycles of our customers and potential customers;

  . Varying size, timing and contractual terms of enterprise-wide orders for our products;

  . Our ability to develop and introduce new or enhanced versions of our products on a timely basis;

  . Potential downturns in our business in the domestic or international economies;

  . Changes in the mix of revenue attributable to domestic and international sales;

  . Software defects and other product quality problems;

  . Changes in the mix of revenue attributable to higher-margin software license revenue as opposed to substantially lower-margin service revenue;

  . The rate of expansion of our sales and support organizations; and

  . Potential weakening of our relationship with Microsoft.

   We cannot be certain that our business strategy will be successful or that we will successfully manage these risks. If we fail to address adequately any of these risks or difficulties, our quarterly results could suffer and our stock price could fall.

NetIQ may acquire technologies or companies in the future, which could cause disruption of our business or other risks.

   NetIQ regularly considers acquiring technologies or companies or investments in complementary companies, products or technologies. Such acquisitions entail many risks, any of which could materially harm our business. These risks include:

  . Difficulty in assimilating the acquired company's personnel and operations;

  . Diversion of management's attention;

  . Loss of our or the acquired business's key personnel;

  . Dilution to our stockholders as a result of issuing equity securities;

  . Assumption of liabilities of the acquired company; and

  . Increased expenses as a result of the transaction.

New competitors could emerge and this could impair NetIQ's ability to grow its business and sell its products.

   NetIQ believes the principal factors that will draw end-users to eBusiness infrastructure management and intelligence solutions products include: breadth of product offering and depth of product functionality; scalability; product quality and performance, conformance to industry standards, competitive price and customer support. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products and sales channels.

   NetIQ may face competition in the future from established companies who have not previously entered the market for eBusiness infrastructure management and intelligence solutions as well as from emerging companies. Many of our anticipated competitors have greater financial, technical, marketing, professional services and other resources than NetIQ. Established companies may not only develop their own eBusiness infrastructure management and intelligence solutions but they may also acquire or establish cooperative relationships with NetIQ's competitors. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. If those future competitors are successful, NetIQ is likely to lose market share and its revenue would likely decline.

   Competition could also create bundling or compatibility issues and adversely affect NetIQ's ability to sell its products. Potential competitors may bundle their products or incorporate eBusiness infrastructure management and intelligence solutions into existing products, including for promotional purposes. In addition, NetIQ's ability to sell its products will depend, in part, on the compatibility of its products with other third party products, such as operating systems and messaging, Internet and database applications. Some of these third party software developers may change their products so that they will no longer be compatible with NetIQ's products. If our competitors bundle their products in this manner or third party software developers make their products incompatible with our products, this could materially and adversely affect our ability to sell our products, which could lead to price reductions for our products and reduction of our profit margins.

If the markets for eBusiness infrastructure management and intelligence solutions do not continue to develop as NetIQ anticipates, our ability to grow our business and sell our products will be adversely affected.

   Historically the majority of NetIQ's products have been designed to support Windows NT/2000-based systems and applications and it is anticipated that many of our products will be dependent on the Windows market for the foreseeable future. If the market for Windows 2000 does not develop or develops more slowly than we currently anticipate, this would materially and adversely affect our ability to grow our business, sell our products, and maintain profitability. In addition, users of previous versions of Windows NT may decide to migrate to an operating system other than Windows 2000 due to improved functionality of some other vendor's operating system. Windows 2000 and related products from Microsoft may address more of the needs of its customers for systems administration and operations management, in which case our customers would not need to purchase our products to perform those functions. Although the market for Windows NT/2000-based systems has grown rapidly in recent periods, this growth may not continue at the same rate, or at all. If there is broader acceptance of other existing or new operating systems that provide enhanced capabilities or offer similar functionality to Windows NT/2000 at a lower cost, our business would likely suffer.

   The market for eBusiness infrastructure management and intelligence solutions software may not develop or may grow more slowly than we anticipate, and this could materially and adversely affect our ability to grow our business, sell our products, and maintain profitability on an operating basis. The rate of acceptance of our products is dependent on the increasing complexity of businesses' operating environments as businesses deploy additional servers and applications. Many companies have been addressing their eBusiness infrastructure management and intelligence needs internally and only recently have become aware of the benefits of third-party solutions as their needs have become more complex. Our future financial performance will depend in large part on the continued growth in the number of businesses adopting third-party applications management software products and their deployment of these products on an enterprise-wide basis.

The lengthy sales cycle for NetIQ products makes our revenues susceptible to fluctuations.

   The delay or failure to complete sales, particularly large, enterprise-wide sales, in a quarter or fiscal year would reduce our quarterly and annual revenue. NetIQ has traditionally focused on sales of our products to workgroups and divisions of a customer, resulting in a sales cycle ranging between 90 and 180 days. The sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

  . Customers' budgetary constraints and internal acceptance procedures;

  . Concerns about the introduction or announcement of our competitors' new products, including product announcements by Microsoft relating to Windows NT/2000;

  . After the merger, requirements for installation of some WebTrends products by customer support teams or third parties; and

  . Customer requests for product enhancements.

   We expect to offer a broader range of products after the merger that may require increased selling effort for the customer's entire enterprise than has historically been required of either WebTrends or NetIQ. The sales cycle for these enterprise-wide sales typically can be significantly longer than the sales cycle for smaller-sized departmental sales. Enterprise-wide sales of the combined company's products require an extensive sales effort throughout a customer's organization because decisions to license and deploy this type of software generally involve the evaluation of the software by many people in various functional and geographic areas, each of whom may have specific and conflicting requirements. This evaluation process often requires significant efforts to educate information technology decision-makers about the benefits of our products. In addition, enterprise-wide deployments could also erode per-user license fees even though average sales prices might increase.

Our success depends on continued use and expansion of the Internet and Internet-based systems.

   Many of our eBusiness infrastructure management and intelligence solutions are targeted for Internet-based systems. The rapid growth of the Internet is a recent phenomenon. The growth of our revenue is dependent on the continued use of the Internet for communication and commerce. Additionally, the Internet infrastructure must continue to evolve to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service. Potential federal, state and foreign regulation in the areas of privacy and content, as well as potential taxation of Internet use, could hamper Internet growth. Similarly, Internet users may become more concerned about Internet privacy and security. To the extent that government regulation or user concern hampers the growth of the Internet, our business could be negatively affected.

WebTrends and NetIQ have each experienced significant growth in their respective businesses in recent periods and NetIQ's ability to manage this growth and any future growth will affect our ability to maintain operating profitability.

   Our ability to maintain operating profitability will depend in part on our ability to implement and expand operational, customer support and financial control systems and to train and manage our employees. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to manage growth could divert management attention from executing our business plan and hurt our ability to successfully expand our business. WebTrends' and NetIQ's historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. In particular, growth due to acquisitions places significant strain on our management and infrastructure. In addition to NetIQ's proposed acquisition of WebTrends, NetIQ has also completed two other sizable acquisitions within the last twelve months. To be successful, we will need to expand and integrate our infrastructure programs, including implementing additional management information systems, improving operating, financial and administrative systems and controls, retaining and training new employees and maintaining close coordination among our executive, engineering, accounting, finance, marketing, sales, operations and customer support organizations. In addition, future growth will result in increased responsibilities for management personnel. Managing this growth will require substantial resources that we may not have.

NetIQ will need to recruit and retain additional qualified personnel to successfully manage our business.

   Our future success will depend in large part on our ability to attract and retain experienced sales, research and development, marketing, technical support and management personnel. New employees will likely require substantial training in the use of the combined company's products, which in turn will require significant resources and management attention. If we do not attract and retain such personnel, this could materially and adversely affect our ability to grow our business.

   Moreover, the complexity of distributed computing systems requires highly trained customer service and technical support personnel to assist customers with deployment of our products. The labor market for these personnel is very competitive due to the limited number of people available with the necessary technical skills. WebTrends and NetIQ have each experienced difficulty in recruiting qualified personnel, particularly technical and sales personnel. There is a risk that even if we invest significant resources in attempting to attract, train and retain these qualified personnel, we will not be successful in our efforts.

   To achieve our business objectives, we may recruit and employ skilled technical professionals from other countries to work in the United States. Limitations imposed by federal immigration laws and the availability of visas could materially and adversely affect our ability to attract necessary qualified personnel. This may have a negative effect on our business and future operating results.

NetIQ's executive officers and other key personnel are critical to our business and they may not remain with us in the future, which could hurt our ability to grow our business.

   Our success will depend to a significant extent on the continued services of our executive officers and other key employees, including key sales, consulting, technical and marketing personnel. If we lose the services of one or more of our executives or key employees, including if one or more of our executives or key employees decided to join a competitor or otherwise compete directly or indirectly with us, this could harm our business and could affect our ability to successfully implement our business objectives.

Errors in NetIQ's products could result in significant costs to us and could impair our ability to sell our products.

   Because our software products are complex, they may contain errors, or "bugs," that could be detected at any point in a product's life cycle. These errors could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs we may incur in correcting any product errors may be substantial and could decrease our profit margins. While we expect to continually test our products for errors and work with customers through our customer support services organization to identify and correct bugs, errors in our products may be found in the future. Testing for errors is complicated in part because it is difficult to simulate the highly complex computing environments in which our customers use these products as well as because of the increased functionality of our product offerings. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, increased service and warranty costs or exposure to product liability litigation. Moreover, because our products will support operating systems and applications, any software errors or bugs in the operating server software or the systems and applications that our products operate with may result in errors in the performance of our software.

NetIQ's ability to secure, protect and expand our network and data centers is increasingly important to our current and future business.

   We rely on our network and data center infrastructure for internal communications, communications with customers and partners, direct sales of our software products, sales lead generation and direct provision of fee-based services. We must protect our network infrastructure and equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions, a natural disaster or other unanticipated problems could result in interruptions in our service or significant damage. In addition, failure of any of our telecommunications providers to provide consistent data communications capacity could result in interruptions in our services and thus in our ability to provide service to our customers. Additionally, we must continue to expand and adapt our network to satisfy our internal and customer requirements. We are dependent on certain telecommunications providers for our backbone capacity and it may be difficult to quickly increase this capacity in light of the lead times in the industry.

If NetIQ fails to protect its intellectual property rights, competitors may be able to use our technology or trademarks and this could weaken our competitive position, reduce our revenue and increase costs.

   Our success is heavily dependent on proprietary technology. We expect to rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights and prevent competitors from using our technology in their products. These laws and procedures provide only limited protection. We have a number of patents but they may not provide sufficiently broad protection or they may not be enforceable in actions against alleged infringers. Our ability to sell our products and prevent competitors from misappropriating our proprietary technologies, trademarks and trade names is dependent on protecting intellectual property. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications. Additionally, our competitors may independently develop similar or superior technology or design around the patents we own. Policing unauthorized use of software is difficult and some foreign laws do not protect proprietary rights to the same extent as United States laws. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation would be costly and distracting to management, and there is no assurance such litigation would be successful.

Third parties could assert that our products infringe their intellectual property rights. Such claims could injure our reputation and adversely affect our ability to sell our products.

   Third parties may claim that our current or future products infringe their proprietary rights, and these claims, whether they have merit or not, could harm our business by increasing our costs or reducing our revenue. NetIQ previously litigated a claim with Compuware alleging that NetIQ had infringed a third party's intellectual property rights. In 1999, WebTrends was involved in an intellectual property dispute with WebSideStory, Inc. Although these claims have been settled, any future claims could affect our relationships with existing customers and may prevent future customers from licensing our products. The intensely competitive nature of our industry and the importance of technology to our competitors' businesses may contribute to the likelihood of being subject to third party claims of this nature. Any such claims, with or without merit, could be time consuming, result in potentially significant litigation costs, including costs related to any damages we may owe resulting from such litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. Such claims could also force us either to stop selling, incorporating or using products or services that incorporate the challenged intellectual property or to redesign those products or services that incorporate such technology. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps.

                               THE NETIQ MEETING

Date, time and place of NetIQ's special meeting

   The date, time and place of the special meeting of NetIQ stockholders are as follows:

                                March    , 2001
                             10:00 a.m. local time
                            3553 North First Street
                           San Jose, California 95134

Purpose of the special meeting

   NetIQ is furnishing this joint proxy statement/prospectus to NetIQ stockholders in connection with the solicitation of proxies by and on behalf of NetIQ's board of directors. The NetIQ board of directors will use the proxies at the special meeting of stockholders and at any adjournment or postponement thereof.

   The special meeting is being held so that NetIQ stockholders may consider and vote upon the following proposals:

  . to approve the issuance of approximately 12.7 million shares of NetIQ common stock in connection with the merger based on an exchange ratio of
    0.48 shares of NetIQ common stock for each outstanding share of WebTrends common stock and as set forth in the merger agreement;

  . to approve an amendment to NetIQ's certificate of incorporation to increase the authorized number of shares of common stock from 100,000,000 to 250,000,000; and

  . to transact such other business as may properly come before the special meeting.

Record date and outstanding shares

   NetIQ's board of directors has fixed the close of business on February 1, 2001, as the record date for the special meeting. Only holders of record of NetIQ common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record
date, there were     shares of NetIQ common stock outstanding and entitled to
vote, held of record by approximately     stockholders.

Vote and quorum required

   Holders of NetIQ's common stock are entitled to one vote for each share held as of the record date. In order to conduct business at the special meeting, a quorum consisting of at least a majority of NetIQ's outstanding common stock must be present in person or represented by proxy. Approval of the proposal to issue NetIQ shares in the merger requires the affirmative vote of a majority of the common stock of NetIQ present in person or represented by proxy and voting at the meeting. Approval of the proposal to amend NetIQ's certificate of incorporation requires the affirmative vote of a majority of NetIQ's outstanding common stock.

   As of the record date, directors, executive officers and affiliates of NetIQ
as a group beneficially owned   % of the outstanding shares of NetIQ common
stock.

Voting of proxies

   All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the issuance of NetIQ common stock in the merger and FOR the proposal to approve the amendment to NetIQ's certificate of incorporation, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

   Any abstention on the proposal relating to the merger will have the same effect as a vote AGAINST the approval of the issuance of NetIQ common stock in the merger. Any abstention on the proposal to amend NetIQ's certificate of incorporation will have the same effect as a vote AGAINST the approval of the proposed amendment.

   If a broker, bank, custodian, nominee or other record holder of NetIQ common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. As such, broker non-votes will have no effect upon the outcome of the proposal to approve the issuance of NetIQ common stock in the merger, and will have the same effect as a vote AGAINST the proposal to amend NetIQ's certificate of incorporation.

   In addition to solicitation by mail, directors, officers and key employees of NetIQ may solicit proxies in person or by telephone, e-mail or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, NetIQ has retained Corporate Investor Communications to act as its proxy solicitor in connection with the special meeting. Corporate Investor Communications will be paid a fee of $8,000 plus reimbursement of its reasonable out-of-pocket expenses.

Expenses of proxy solicitation

   NetIQ will pay the expenses of soliciting proxies to be voted at the meeting, except that WebTrends will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, NetIQ will request brokers, custodians, nominees and other record holders of NetIQ common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of NetIQ common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, NetIQ will reimburse such holders for their reasonable expenses.

Proxies

   The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NetIQ board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the address indicated on the proxy card. You may also be able to vote by telephone or over the Internet, as described on the enclosed proxy card. All properly signed proxies received prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of NetIQ common stock in the merger and the amendment to NetIQ's certificate of incorporation. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering a written notice to the secretary of NetIQ by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   NetIQ's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the board of directors

   The board of directors of NetIQ has unanimously determined that the terms of the merger agreement and the merger are in the best interests of NetIQ and its stockholders. Accordingly, the NetIQ board of directors recommends that NetIQ stockholders vote FOR the proposal to approve the issuance of shares of NetIQ's common stock as set forth in the merger agreement. In addition, NetIQ's board of directors has unanimously determined that the amendment to NetIQ's certificate of incorporation is in the best interests of NetIQ and its stockholders. Accordingly, the NetIQ board of directors recommends that NetIQ stockholders vote FOR the proposal to approve the amendment to NetIQ's certificate of incorporation in the form attached to this joint proxy statement/prospectus as Annex E.

    To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may also be able to vote by telephone or over the Internet, as described on the enclosed proxy card. You may revoke your proxy at any time before it is voted.

                             THE WEBTRENDS MEETING

Date, time and place of the WebTrends special meeting

   The date, time and place of the special meeting of WebTrends shareholders are as follows:

                                March    , 2001
                             10:00 a.m. local time
                                The Hilton Hotel
                             921 S.W. Sixth Avenue
                               Portland, OR 97204

Purpose of the special meeting

   WebTrends is furnishing this joint proxy statement/prospectus to WebTrends shareholders in connection with the solicitation of proxies by and on behalf of WebTrends' board of directors. The WebTrends board of directors will use the proxies at the special meeting of shareholders and at any adjournment or postponement thereof.

   The special meeting is being held so that WebTrends shareholders may consider and vote upon a proposal to approve the merger agreement and the merger, providing for the acquisition of WebTrends by NetIQ and to transact such other business as may properly come before the special meeting. The merger agreement is included as Annex A to this joint proxy statement/prospectus.

Record date and outstanding shares

   WebTrends' board of directors has fixed the close of business on February 1, 2001, as the record date for the special meeting. Only holders of record of WebTrends common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the
record date, there were     shares of WebTrends common stock outstanding and
entitled to vote, held of record by approximately     shareholders.

Vote and quorum required

   Holders of WebTrends' common stock are entitled to one vote for each share held as of the record date. Approval of the proposal to be voted upon by WebTrends shareholders requires the affirmative vote of a majority of the total outstanding common stock of WebTrends. Attendance at the meeting in person or by proxy of a majority of the outstanding common stock of WebTrends is required for a quorum.

   As of the record date, WebTrends' directors, executive officers and their affiliates as a group beneficially owned approximately 30% of the outstanding shares of WebTrends common stock. Certain major shareholders of WebTrends have entered into a voting agreement with NetIQ that obligate them to vote a total of approximately 30% of WebTrends' common stock outstanding as of the record date, in favor of approval of the merger and merger agreement.

Voting of proxies

   All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

   Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement and the merger.

   In the event that a broker, bank, custodian, nominee or other record holder of WebTrends common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Because the affirmative vote of a majority of the outstanding shares of common stock is required to approve the merger agreement and the merger, broker non-votes will have the effect of a vote AGAINST the proposal.

   In addition to solicitation by mail, directors, officers and key employees of WebTrends may solicit proxies in person or by telephone, e-mail or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, WebTrends has retained Corporate Investor Communications to act as its proxy solicitor in connection with the special meeting. Corporate Investor Communications will be paid a fee of $8,000 plus reimbursement of its reasonable out-of-pocket expenses.

Expenses of proxy solicitation

   WebTrends will pay the expenses of soliciting proxies to be voted at the meeting, except that NetIQ will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, WebTrends will request brokers, custodians, nominees and other record holders of WebTrends common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of WebTrends common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, WebTrends will reimburse such holders for their reasonable expenses.

Proxies

   The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the WebTrends board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the address indicated on the proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or over the Internet, as described on the enclosed proxy card. All properly signed proxies that WebTrends receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering a written notice to the secretary of WebTrends by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   WebTrends' board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of WebTrends will be mailed to you as soon as practicable after completion of the merger.

Dissenters' Rights

   Dissenters' rights of appraisal are not available with respect to the merger as a matter of Oregon law.

Recommendation of the board of directors

   The board of directors of WebTrends has unanimously determined that the terms of the merger agreement and the merger are in the best interests of WebTrends and the WebTrends shareholders. Accordingly, the WebTrends board of directors unanimously recommends that WebTrends shareholders vote FOR the proposal to approve the merger agreement and the merger.

    To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or over the Internet, as described on the enclosed proxy card. You may revoke your proxy at any time before it is voted.

                           PROPOSAL NO. 1: THE MERGER

   This section of the joint proxy statement/prospectus describes the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we referred to for a more complete understanding of the merger.

Background of the merger

   Since early 2000, NetIQ has pursued a strategy of further developing its product lines through acquisitions of or investments in complementary products, technologies and businesses. In May 2000, NetIQ completed its strategic combination with Mission Critical Software, Inc. and Ganymede Software, Inc.

   On November 14, 2000, representatives of Wit SoundView introduced Ching-Fa Hwang, President and Chief Executive Officer of NetIQ, James Barth, Chief Financial Officer of NetIQ, and Richard Pleczko, Vice President, Marketing, of NetIQ, to Elijahu Shapira, co-founder, Chairman and Chief Executive Officer of WebTrends and W. Glen Boyd, co-founder, President and Chief Technical Officer of WebTrends, who were attending a conference in Boca Raton, Florida. At the meeting, the parties discussed the possibility of a meeting of their management teams to explore potential joint business development opportunities.

   On November 27, 2000, Mr. Hwang and Tom Kemp, NetIQ's Senior Vice President, Products, met with Messrs. Shapira and Boyd in Portland, Oregon. During the meeting, the parties discussed the respective businesses, products, markets, sales channels and financial results of the two companies. At the conclusion of the meeting, the parties determined that more extensive discussions between the management teams of the two companies should be organized.

   On December 5, 2000, WebTrends began working with Dain Rauscher Wessels with respect to the potential transaction. That engagement was formalized on January 8, 2001.

   NetIQ had already retained Credit Suisse First Boston to act as its advisor in connection with the consideration of potential acquisitions. On December 15, 2000, NetIQ management also engaged Wit SoundView to act as a financial adviser in connection with a possible transaction with WebTrends.

   On the afternoon of December 11, 2000, Messrs. Hwang and Barth went to Portland for further discussions and dinner with Messrs. Shapira, Boyd and Jim Richardson, WebTrends' Chief Financial Officer. The discussions focussed on each party's management styles, potential roles for WebTrends' senior management in NetIQ after the proposed merger, the cultures of the two companies and management's outlook on the future of their respective businesses.

   On December 13, 2000, Mr. Hwang and members of NetIQ senior management met with Mr. Shapira and members of WebTrends senior management in San Jose, California to discuss the proposed acquisition of WebTrends by NetIQ. At the meeting, the companies entered into a mutual non-disclosure agreement. Mr. Hwang, Mr. Shapira and members of their teams each provided overviews of their respective company's products and product strategy, and discussed the business opportunities and challenges faced by their respective companies, the complementary nature of their respective businesses and their personal philosophies and management styles. They also discussed conceptually the idea of a combination of the two companies. In these discussions Mr. Hwang stressed to Mr. Shapira the importance to NetIQ of Mr. Shapira and Mr. Boyd joining the NetIQ management team in the event of a merger (including Mr. Shapira joining the NetIQ board of directors) and agreeing to restrictions on their dispositions of NetIQ common stock after the merger.

   On December 14, 2000, the NetIQ board of directors met with representatives of Credit Suisse First Boston and Davis Polk & Wardwell to discuss a potential acquisition of WebTrends. The NetIQ board authorized management to continue its discussions with WebTrends' management and, should these discussions progress, to begin financial and legal due diligence.

   On December 20, 2000, Messrs. Hwang and Barth of NetIQ met in Portland, Oregon with Messrs. Shapira, Boyd and Richardson. The discussion focused on limitations that would be placed on dispositions of NetIQ common stock by Messrs. Shapira and Boyd after the merger and financial results of NetIQ and WebTrends. The parties also discussed possible timing and next steps for discussions between the two companies.

   Over the holiday period the companies continued to exchange information and to prepare for potential merger negotiations.

   On January 3, 2001, Davis Polk & Wardwell provided a draft merger agreement to Perkins Coie for purposes of facilitating discussion of the possible structure and terms of an acquisition of WebTrends by NetIQ.

   From January 4 to January 15, 2001, discussions continued between executives and legal and financial advisors of the two companies and legal advisors for Mr. Shapira and Mr. Boyd, and each company's CEO kept his board of directors apprised through informal communications. These discussions included consideration of the risks and issues surrounding an acquisition, the terms of the acquisition, the roles of WebTrends' management and employees after the acquisition, the restrictions that would apply to Mr. Shapira and Mr. Boyd in transferring the shares received in the merger, the compatibility of the two companies' technology, products and culture and each company's financial condition and operating results. Davis Polk & Wardwell and Perkins Coie exchanged numerous drafts of the merger agreement and related agreements, negotiated the terms of these agreements and conducted legal due diligence reviews.

   On January 4 and 5, 2001, Mr. Barth led a team of NetIQ management, along with representatives of Credit Suisse First Boston, Wit SoundView and Davis Polk & Wardwell, in meetings with Mr. Richardson, WebTrends management and representatives of Dain Rauscher Wessels in Portland, Oregon at the offices of Perkins Coie and at WebTrends' headquarters. WebTrends management made a series of presentations on the products, technology, sales and distribution strategy and financial results of WebTrends and responded to questions from NetIQ management and its financial advisers. NetIQ's in-house counsel and Davis Polk & Wardwell conducted legal due diligence.

   In discussions in early January, the parties tentatively agreed that based on then current market prices an exchange ratio of approximately 0.48 NetIQ shares for each WebTrends share would be acceptable to both sides. The parties agreed to continue with due diligence investigations and with negotiation of other terms of the merger agreement and to revisit the exchange ratio when these matters had progressed further.

   On the morning of January 8, 2001, Mr. Hwang led a team including NetIQ's senior management and one NetIQ director in meetings with Messrs. Shapira, Boyd and WebTrends' senior management in Portland, Oregon. The parties continued to discuss business due diligence issues and integration issues, including possible roles for WebTrends' senior management in NetIQ after the proposed acquisition.

   On January 8, 2001, the WebTrends board of directors held a special meeting in Portland, Oregon and discussed a possible business combination with NetIQ. The management team provided background on the parties' discussions and outlined the benefits of a proposed merger. Representatives of Dain Rauscher Wessels presented information on NetIQ and its market opportunity and business. They also reviewed NetIQ financial information. The board expressed its view that discussions and diligence should continue.

   On January 9, 2001, Mr. Hwang and NetIQ management discussed with the NetIQ board of directors at a meeting in Houston, Texas the proposed acquisition of WebTrends by NetIQ. The management team reviewed for the board the business of WebTrends, the strategic rationale for the merger, the roles of WebTrends' management and employees after the acquisition and the approximate exchange ratio for the merger. Representatives of Credit Suisse First Boston gave an overview of financial considerations relating to the acquisition, and a representative of Davis Polk & Wardwell reviewed with the board its legal responsibilities and the terms and conditions of the proposed merger agreement and related agreements. The board authorized NetIQ management to conduct further discussions and due diligence to determine the merits and possible terms of a merger agreement.

   On January 10 and 11, 2001, Mr. Richardson led a team of WebTrends management, along with representatives of Dain Rauscher Wessels, in meetings with Mr. Hwang, NetIQ management and representatives of Credit Suisse First Boston and Wit SoundView at the Menlo Park, California offices of Davis Polk & Wardwell and NetIQ's San Jose, California headquarters. NetIQ management made a series of presentations on the products, technology, sales and distribution strategy and financial results of NetIQ and responded to questions from WebTrends management and its financial advisers. WebTrends' in-house counsel and Perkins Coie conducted legal due diligence.

   On January 12, 2001, the WebTrends board of directors held a special meeting to discuss the merger in detail. Perkins Coie reviewed the key terms of the proposed transaction, the draft merger agreement and related documents and the status of negotiations. Perkins Coie further advised the board of its fiduciary duties and presented a legal diligence report on NetIQ. Members of WebTrends management outlined the strategic reasons for a merger, integration plans, the proposed management team of the combined entity and the results of business diligence. Representatives of Dain Rauscher Wessels offered a preliminary financial analysis with respect to the proposed exchange ratio in the merger. The board discussed the reports of Perkins Coie, Dain Rauscher Wessels and management. Board members considered at length the proposed combination in light of the presentations made and other factors. The board expressed its approval of the continued negotiations and proposed transaction, subject to the satisfactory completion of due diligence and the finalization of the merger agreement.

   On January 13 and 14, 2001 the companies finalized the principal terms of the merger, completed their due diligence and continued preparation of definitive agreements. They also agreed that the 0.48 exchange ratio previously discussed continued to be acceptable to both sides.

   On January 15, 2001, the NetIQ board of directors met with senior management and NetIQ's financial and legal advisors to discuss the status of the proposed merger. The management team reviewed for the board the business of WebTrends, the strategic rationale for the merger, preliminary plans for integration of the operations and products of the two companies, WebTrends' financial condition and results of operations and the approximate exchange ratio for the merger. Davis Polk & Wardwell reviewed with the NetIQ board its legal responsibilities in considering the merger, the status of the negotiations, the results of legal due diligence, the principal terms of the transaction and drafts of the merger agreement and related agreements. Representatives of Credit Suisse First Boston presented its analysis of the proposed merger and delivered its oral opinion (confirmed the next day in writing) that the exchange ratio, as of that date, was fair to NetIQ from a financial point of view. After extensive discussion, at the conclusion of the meeting the NetIQ board directors approved the acquisition, the merger agreement and the related agreements.

   On January 16, 2001, the WebTrends board of directors held a special meeting to consider approval of the merger. The board of directors reviewed the terms of the definitive agreement with Perkins Coie and the resolution of previously outstanding matters. In addition, Perkins Coie updated its legal diligence report. Representatives of Dain Rauscher Wessels rendered an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of WebTrends common stock. After full discussion, the WebTrends board unanimously approved the merger and merger agreement and Mr. Shapira, Mr. Boyd and Michael Burmeister-Brown entered into voting agreements related to the merger.

   On January 16, 2001, after the approval of the merger by the WebTrends board and the close of the stock market, the merger agreement and related agreements were executed. The two companies issued a joint press release announcing the acquisition prior to the opening of the stock market on January 17, 2001.

Reasons for the merger

   In their decisions to recommend and approve the merger, the boards of directors of both NetIQ and WebTrends believe that the following reasons are among the most important:

  . the merger will allow the combined company to provide a more comprehensive suite of products and services to customers than either company could provide alone, encompassing systems administration, operations management, network performance management, security management, web management and eBusiness analytics and intelligence;

  . the products of the two companies, while complementary, are not overlapping, which should avoid customer confusion and provide opportunities for cross-selling;

  . the combined company will have significantly greater scale, with approximately 1,000 employees and pro forma combined revenues for the twelve months ended June 30, 2000, of approximately $133.0 million, giving it greater resources to enhance market presence, pursue research and development opportunities and provide coverage to customers;

  . in addition to complementary products, each company has certain particular strengths that the combined company should benefit from, including in the case of NetIQ its direct sales organization and in the case of WebTrends its telemarketing and eBusiness fulfillment capabilities;

  . the combination of the operations of the two companies should also result in efficiencies arising from shared business functions, information and other systems, and proprietary technologies;

  . the combined company should be more attractive not only to customers but also to important partners such as Microsoft;

  . for NetIQ, the merger enhances and accelerates its ability to serve customers with heterogeneous operating environments that go beyond NetIQ's traditional focus on the Windows platform;

  . for WebTrends, integration with NetIQ enhances its ability to sell higher value products as part of its evolution beyond web analytics to business intelligence; and

  . NetIQ and WebTrends share a number of important long-term corporate values, including a commitment to market leadership through innovative products and a desire to continuously deliver more value to customers. Both companies also benefit from talented and dedicated employees with a long-standing commitment to excellence. The boards believe that these shared values will facilitate a relatively smooth integration of the two companies.

   Factors Considered. Each board of directors consulted with its respective management and outside legal and financial advisors as part of the process of approving the merger. The boards considered the following factors among others:

  . historical information concerning the business, financial performance and condition, market opportunity and position, technology and management of the two companies;

  . the respective managements' views of the benefits of the merger and of the impact of the merger on the combined business and operations of the two companies;

  . estimates of future financial results of the two companies illustrating the potential financial results of the combined company;

  . current and historical information concerning the trading prices and volatility of the two companies' shares;

  . the consideration to be delivered by NetIQ and received by WebTrends shareholders compared to that in other transactions deemed comparable;

  . for WebTrends, the opinion of Dain Rauscher Wessels to the effect that, as of the date of the opinion, the exchange ratio in the merger is fair from a financial point of view to the holders of WebTrends common stock;

  . for NetIQ, the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion, the exchange ratio in the merger is fair from a financial point of view to NetIQ;

  . the belief that the terms of the merger agreement and the related voting agreements are reasonable;

  . the impact of the merger upon customers and employees of the respective companies; and

  . reports from the respective companies' managements, financial and legal advisors as to the results of their due diligence investigation of the other company.

   Potential risks or other negative factors identified by the boards of directors include the following:

  . the risk that the potential benefits of the merger may not be realized;

  . the challenges of integrating the management teams, strategies, cultures and organizations of the two companies, especially in light of NetIQ having completed two other sizable acquisition transactions within the past twelve months;

  . the challenges of adding another substantial geographic center in Portland to NetIQ's established centers in San Jose and Houston;

  . the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

  . the risk of loss of key talent;

  . the risk that the merger might not be consummated despite the parties' efforts, even if approved by stockholders;

  . the significant goodwill and other intangibles that would be added to the balance sheet of the combined company as a result of the impact of purchase accounting, and the current uncertainty as to whether and under what circumstances such goodwill might have to be amortized or otherwise deemed impaired and charged to income; and

  . other applicable risks described in this joint prospectus/proxy statement in the section entitled "Risk Factors."

   Each board concluded that on balance the potential benefits of the merger outweighed the potential risks. This discussion of the information and factors considered by the boards is not meant to be exhaustive. Given the complexity of the issue and the number of factors considered, neither board attempted to quantify or otherwise assign relative weight to specific factors.

Recommendation of WebTrends' board of directors

   After careful consideration, WebTrends' board of directors unanimously determined that the merger is in the best interests of the WebTrends shareholders, unanimously approved the merger agreement and recommends that WebTrends shareholders vote for approval and adoption of the merger agreement and the merger.

Opinion of WebTrends' financial advisor

   Pursuant to an engagement letter dated January 8, 2001, Dain Rauscher Wessels was retained by WebTrends to act as financial advisor and, if requested, to furnish an opinion as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger.

   On January 16, 2001, Dain Rauscher Wessels rendered its opinion to WebTrends' board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by Dain Rauscher Wessels and certain other limitations, the exchange ratio was fair, from a financial point of view, to the holders of common stock of WebTrends. A copy of Dain Rauscher Wessels' written opinion is attached as Annex D to this document. The holders of common stock of WebTrends are urged to read the Dain Rauscher Wessels opinion carefully in its entirety. This summary of the opinion is qualified in its entirety by reference to the full text of Dain Rauscher Wessels' opinion.

   Dain Rauscher Wessels' opinion was provided for the information and assistance of WebTrends' board of directors in connection with its consideration of the merger. Dain Rauscher Wessels' opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by WebTrends' board of directors as alternatives to the merger, or the underlying business decision of WebTrends' board of directors to proceed with the merger. Dain Rauscher Wessels' opinion and presentation to WebTrends' board of directors were only two of many factors taken into consideration by WebTrends' board of directors in making its determination to approve the merger agreement. Dain Rauscher Wessels' opinion does not constitute a recommendation to any WebTrends shareholder as to how such shareholder should vote with respect to the merger. Dain Rauscher Wessels' opinion addresses solely the fairness, from a financial point of view, of the exchange ratio to the holders of common stock of WebTrends and does not address any other terms or agreements related to the merger.

   In rendering its opinion, Dain Rauscher Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by WebTrends and NetIQ (including, without limitation, the financial statements and related notes of WebTrends and NetIQ). Dain Rauscher Wessels did not assume responsibility for independently verifying and did not independently verify this information. With respect to the data and discussions relating to the business prospects and financial outlook of WebTrends and NetIQ, upon advice of WebTrends and NetIQ, Dain Rauscher Wessels assumed that the publicly available forecasts reflect reasonable estimates and judgments of the management of WebTrends and NetIQ as to the future financial performance of WebTrends and NetIQ, respectively, and that WebTrends and NetIQ will perform substantially in accordance with such estimates. Dain Rauscher Wessels expressed no opinion as to such financial data and estimates or the assumptions on which they were based.

   Additionally, Dain Rauscher Wessels was not asked to and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. Dain Rauscher Wessels did not assume responsibility for and did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of WebTrends or NetIQ, nor was Dain Rauscher Wessels furnished with any evaluations or appraisals. Dain Rauscher Wessels did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of WebTrends or NetIQ. Dain Rauscher Wessels expressed no opinion as to the price at which shares of WebTrends common stock or NetIQ common stock have traded or at which shares of common stock of WebTrends, NetIQ or the combined company may trade at any time in the future. Dain Rauscher Wessels' opinion relates to WebTrends as a going concern and accordingly, Dain Rauscher Wessels expressed no opinion based on WebTrends' liquidation value. Dain Rauscher Wessels' opinion is based on the economic, market and other conditions as they existed and the information supplied to Dain Rauscher Wessels as of the date of its opinion. Events occurring after the date of Dain Rauscher Wessels' opinion may materially affect the assumptions used in preparing the opinion, and Dain Rauscher Wessels assumes no obligation to update, revise or reaffirm its opinion.

   Dain Rauscher Wessels assumed that the merger will be treated as a purchase under generally accepted accounting principles and as a tax-free reorganization for U.S. federal income tax purposes. Dain Rauscher Wessels also assumed that in the course of obtaining necessary regulatory approvals and consents for the merger, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the merger to WebTrends and its shareholders.

   In arriving at its opinion, Dain Rauscher Wessels:

  . reviewed the financial terms of the draft merger agreement dated January
    14, 2001;

  . reviewed and analyzed certain publicly available financial and other data with respect to WebTrends and NetIQ and certain other historical relevant operating data relating to WebTrends and NetIQ made available to it from published sources and from the internal records of WebTrends and NetIQ;

  . conducted discussions with members of the senior management of WebTrends with respect to the business prospects and financial outlook of WebTrends and the combined company;

  . conducted discussions with members of the senior management of NetIQ with respect to the business prospects and financial outlook of NetIQ and the combined company;

  . reviewed the reported prices and trading activity for WebTrends common stock and NetIQ common stock;

  . compared the financial performance of WebTrends and the price of WebTrends common stock with that of other comparable publicly traded companies and their securities;

  . compared the premium implied by the exchange ratio with the premiums paid in selected precedent transactions;

  . compared each company's relative contribution to various income statement parameters with their pro-forma ownership in the combined company;

  . considered the projected pro forma effect of the merger on NetIQ's earnings per share; and

  . reviewed the financial terms, to the extent publicly available, of selected precedent transactions.

   WebTrends did not provide Dain Rauscher Wessels with forecasted financial information beyond December 31, 2001, and, as a result of the limited forecast, Dain Rauscher Wessels was unable to employ a discounted cash flow analysis. Dain Rauscher Wessels conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

   In delivering its opinion to the WebTrends board of directors, Dain Rauscher Wessels prepared and delivered to the WebTrends' board of directors written materials containing various analyses and other information material to the opinion. Set forth below is a summary of these analyses, including information presented in tabular format. To fully understand the summary of the financial analyses used by Dain Rauscher Wessels, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

   Implied Consideration. Giving effect to the exchange ratio, resulting implied value of NetIQ consideration of $36.81 per share of WebTrends common stock (based on the closing trading price for NetIQ common stock on January 12, 2001 of $76.69) and the outstanding WebTrends common stock on a fully diluted basis, Dain Rauscher Wessels calculated the aggregate implied enterprise value of WebTrends to be approximately $971 million. Enterprise value is defined as market capitalization, or equity value, plus debt less cash and cash equivalents.

   Comparable Company Analysis. Dain Rauscher Wessels prepared a comparable company analysis to analyze WebTrends' implied valuation relative to a group of publicly traded companies that Dain Rauscher Wessels deemed for purposes of its analysis to be comparable to WebTrends. In this analysis, Dain Rauscher Wessels compared the enterprise value of WebTrends implied by the exchange ratio (based on the trading price of NetIQ's common stock at closing on January 12, 2001), expressed as a multiple of actual and projected revenue in calendar years 2000 and 2001, to the range, mean and median multiples of enterprise values of comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data. In addition, Dain Rauscher Wessels compared the market capitalization or equity value of WebTrends implied by the exchange ratio (based on the trading price of NetIQ's common stock at closing on January 12, 2001), expressed as a multiple of price to earnings in calendar years 2000 and 2001, to the range, mean and median price to earnings multiples of comparable companies implied by the public trading price of their common stock. Multiples of future revenue and earnings for WebTrends were based on projected revenue and earnings as estimated by Dain Rauscher Wessels institutional research and, for the comparable companies, on publicly available estimates.

   Dain Rauscher Wessels compared enterprise value to revenue multiples and price to earnings multiples of WebTrends' implied valuation with those of the following publicly traded companies: Accrue Software, Inc.; Broadbase Software, Inc.; E.piphany, Inc.; Informatica Corporation; Macromedia, Inc.; and net.Genesis Corporation.

   The following table presents, as of January 12, 2001, and based on the 0.48 exchange ratio, WebTrends' implied enterprise value to revenue and price to earnings multiples and the range, mean and median enterprise value to revenue and price to earnings multiples for the aforementioned comparable companies for calendar years 2000 and 2001:

                                     Comparable Companies        WebTrends
                                  -------------------------- (as implied by the
                                   Low   High   Mean  Median  Exchange Ratio)
                                  ----- ------ ------ ------ ------------------
Enterprise value as a ratio of:
  Projected calendar year 2000
   revenue.......................  0.7x  21.1x   8.9x  6.8x         16.2x
  Projected calendar year 2001
   revenue.......................  0.3x  10.9x   4.8x  3.5x          9.5x
Share price as a ratio of:
  Projected calendar year 2000
   earnings...................... 31.9x 277.1x 116.9x 41.5x        118.7x
  Projected calendar year 2001
   earnings...................... 10.6x 138.5x  59.3x 28.7x         73.6x

   Dain Rauscher Wessels also presented selected stock market price and volume data and illustrated the relative stock performance of WebTrends against the comparable companies described above, the Nasdaq Composite Index and NetIQ.

   Precedent Transaction Analysis. Dain Rauscher Wessels compared transaction value to revenue multiples relating to the proposed acquisition of WebTrends by NetIQ with transaction value to revenue multiples in selected precedent merger and acquisition transactions involving companies in the software industry. Transaction value, with respect to NetIQ's acquisition of WebTrends, is the enterprise value as of January 12, 2001, and, with respect to precedent transactions, is the enterprise value on the date of announcement of the transaction. In selecting precedent transactions, Dain Rauscher Wessels considered publicly traded software companies that announced transactions after January 1, 2000, in which the transaction values at announcement were between $250 million and $5 billion and last twelve month revenues were greater than $10 million. Based on these criteria, the following nine transactions were analyzed:

  . the acquisition of Bluestone Software, Inc. by Hewlett-Packard Co., announced on October 24, 2000;

  . the acquisition of Janna Systems, Inc. by Siebel Systems, Inc., announced on September 11, 2000;

  . the acquisition of Blaze Software, Inc. by Brokat AG, announced on June
    20, 2000;

  . the acquisition of Active Software, Inc. by webMethods, Inc., announced on May 22, 2000;

  . the acquisition of Harbinger Corp. by Peregrine Systems, Inc., announced on April 5, 2000;

  . the acquisition of OnDisplay, Inc. by Vignette Corporation, announced on May 22, 2000;

  . the acquisition of Mission Critical Software, Inc. by NetIQ Corporation, announced on February 28, 2000;

  . the acquisition of Silknet Software, Inc. by Kana Communications, Inc., announced on February 7, 2000; and

  . the acquisition of Interleaf, Inc. by Broadvision Software, Inc., announced on January 26, 2000.

   For the purpose of calculating multiples, revenue was derived from both the twelve month actual or estimated revenue of the target companies in the last twelve months prior to the announcement of the transaction, or LTM revenue, as well as twelve month estimated revenue of the target companies in the twelve months following the announcement of the transaction, or FTM revenue. Financial data regarding the precedent transactions was taken from SEC filings, press releases, Dain Rauscher Wessels institutional research and other Wall Street estimates. Dain Rauscher Wessels noted that public company valuations in the software market have changed materially since the first quarter of the year. As such, Dain Rauscher Wessels analyzed the precedent transactions both in terms of the implied transaction value at announcement and an adjusted transaction value as of January 12, 2001, which takes into account the changes in stock prices of the acquirers since announcement.

   The following table compares the implied transaction multiple for the transaction with the low, high, mean and median multiples for the selected precedent transactions, as well as an adjusted transaction value, as of January 12, 2001, which takes into account the changes in stock prices of the acquirers since announcement:

                                     Precedent Transaction
                                           Analysis              WebTrends
                                   ------------------------- (as implied by the
                                    Low   High  Mean  Median  Exchange Ratio)
                                   ----- ------ ----- ------ ------------------
Transaction value as of
 announcement as a ratio of:
  LTM revenue....................   9.3x 187.2x 49.5x 22.6x        16.2x
  FTM revenue....................   4.3x  97.4x 26.7x 16.3x         9.5x
Market-adjusted transaction value
 as of 1/12/01 as a ratio of:
  LTM revenue....................  -1.7x  40.8x 16.8x 15.4x        16.2x
  FTM revenue....................  -1.2x  26.8x  9.4x  8.0x         9.5x

   Premiums Paid Analysis. Dain Rauscher Wessels compared the implied premium payable to holders of WebTrends common stock based on the exchange ratio to the announced premiums in 169 stock-for-stock transactions announced since January 1, 1998, with transaction values greater than $100 million and which involved public companies merging with or acquiring other public companies. In this analysis, Dain Rauscher Wessels assumed an announcement date of January 16, 2001. Dain Rauscher Wessels compared WebTrends common stock price at announcement implied by the exchange ratio to the WebTrends' price one day, one week and one month prior to announcement to the price premiums for the same periods for the targets in the selected transactions. Dain Rauscher Wessels observed that the one day, one week and one month premiums implied by the exchange ratio to WebTrends on a historic basis were 40%, 53% and 30%, respectively, and on a moving average basis for the same periods were 40%, 42% and 35%, respectively. The following table summarizes this analysis:

                          General Technology Precedent Transactions                   WebTrends'
                         --------------------------------------------------  ----------------------------
                            Low         High         Mean         Median     Historic Price Average Price
                         ----------  ----------   ----------   ------------  -------------- -------------
Time from announcement
 date:
  One day prior.........          1%        196%          38%           32%        40%            40%
  One week prior........        -24%        189%          45%           37%        53%            42%
  One month prior.......        -56%        233%          56%           48%        30%            35%

   Relative Contribution Analysis. Dain Rauscher Wessels analyzed the relative contribution of each of WebTrends and NetIQ in calendar year 2001 in terms of various financial statement categories relative to the pro forma combined financial statements of the two stand-alone companies. The financial statement categories included revenue, operating income and net income. Dain Rauscher Wessels compared the relative contributions to the pro forma ownership percentage of WebTrends and NetIQ security holders in the pro forma post-merger combined company based on the fully-diluted equity ownership of the combined entity, calculated using the treasury stock method of accounting on an enterprise and equity value basis, assuming no synergies. Dain Rauscher Wessels observed that, based upon the exchange ratio set forth in the merger agreement, the relative ownership of the combined company by WebTrends and NetIQ security holders, on a fully diluted equity value basis, would be 24.4% and 75.6%, respectively, at the close of the merger. Dain Rauscher Wessels also noted that the implied WebTrends and NetIQ pro forma ownership, on an enterprise value basis, would be 24.7% and 75.3%, respectively. The following is a summary of this analysis for calendar 2001:

                                                                    Projected
                                                                  Calendar Year
                                                                     2001(1)
                                                                 ---------------
                                                                 WebTrends NetIQ
                                                                 --------- -----
     Revenue....................................................     32%     68%
     Operating Income...........................................     29%     71%
     Net Income.................................................     26%     74%

--------
(1) Based on published research analyst estimates.

   Accretion/Dilution Analysis. Dain Rauscher Wessels analyzed the pro forma impact of the transaction on the projected earnings per share of the combined company for fiscal 2001 using published research analyst estimates for WebTrends and NetIQ. Dain Rauscher Wessels estimated that the impact of the transaction on the combined company's earnings per share would be accretive by $0.02 in calendar 2001, excluding the impact of goodwill amortization and one-time transaction related costs and assuming no synergies.

   The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. Dain Rauscher Wessels believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Dain Rauscher Wessels considered the results of all of its analyses as well as qualitative factors, including the enhanced competitive position of the combined company that is expected to result from offering a broader suite of products, a stronger combined management team, and the greater size and critical mass of the combined company. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the merger consideration from a financial point of view, Dain Rauscher Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

   No single company or transaction used in the above analyses as a comparison is identical to WebTrends or NetIQ or the proposed merger. The analyses were prepared solely for purposes of Dain Rauscher Wessels providing an opinion as to the fairness, from a financial point of view, to the holders of common stock of WebTrends of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

   In connection with its analyses, Dain Rauscher Wessels made, and was provided by WebTrends' management, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond WebTrends' or NetIQ's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of WebTrends, NetIQ or their advisors, none of WebTrends, NetIQ, Dain Rauscher Wessels or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   Dain Rauscher Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Dain Rauscher Wessels regularly publishes research reports regarding the software industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, Dain Rauscher Wessels and its affiliates may act as a market maker and broker in the publicly traded securities of WebTrends and NetIQ and may receive customary compensation in connection with those activities. Dain Rauscher Wessels and its affiliates may also actively trade securities of

WebTrends and NetIQ for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in those securities. WebTrends selected Dain Rauscher Wessels to render its opinion based on Dain Rauscher Wessels' knowledge of the software industry and its experience in mergers and acquisitions and in securities valuation generally.

   Pursuant to an engagement letter, WebTrends paid Dain Rauscher Wessels a customary fee upon the rendering of its opinion. Payment of this fee to Dain Rauscher Wessels was not contingent upon the closing of the merger. WebTrends has also agreed to pay Dain Rauscher Wessels a customary transaction fee upon the closing of the merger for investment banking and financial advisory services. The transaction fee is contingent upon the closing of the merger. Whether or not the transaction closes, WebTrends has agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels against certain liabilities relating to or arising out of services performed by Dain Rauscher Wessels in connection with merger. The terms of the engagement letter, which WebTrends believes are customary for transactions of this nature, were negotiated at arms'-length between WebTrends and Dain Rauscher Wessels, and WebTrends' board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

Recommendation of NetIQ's board of directors

   After careful consideration, the NetIQ board of directors has determined the merger agreement and the merger to be fair to and in the best interests of NetIQ and its stockholders. In connection with the merger, NetIQ's board of directors unanimously recommends approval of the issuance of shares of NetIQ common stock in the merger as described in this joint proxy statement/prospectus.

Opinion of NetIQ's financial advisor

   NetIQ retained Credit Suisse First Boston Corporation to act as its principal financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, NetIQ requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to NetIQ of the exchange ratio provided for in the merger. On January 15, 2001, the NetIQ board of directors met to review the proposed merger and the final terms of the merger agreement. During this meeting, Credit Suisse First Boston rendered to the NetIQ board of directors its oral opinion, subsequently confirmed in writing on January 16, 2001, that, as of the date of the opinion and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to NetIQ.

   The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. NetIQ stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the exchange ratio to NetIQ from a financial point of view as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

   In connection with its opinion, Credit Suisse First Boston, among other things,

  . reviewed the merger agreement and certain related documents;

  . reviewed certain publicly available business and financial information relating to NetIQ and WebTrends;

  . reviewed certain other information relating to NetIQ and WebTrends, including financial forecasts discussed with it by NetIQ and WebTrends, and met with the managements of NetIQ and WebTrends to discuss the businesses and prospects of NetIQ and WebTrends, including the ability to integrate the businesses of NetIQ and WebTrends;

  . considered certain financial and stock market data of NetIQ and WebTrends and compared that data with similar data for other publicly held companies in businesses similar to NetIQ and WebTrends;

  . considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

  . considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to financial forecasts that it reviewed, the managements of NetIQ and WebTrends reviewed publicly available financial forecasts for NetIQ and WebTrends, respectively, and advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such publicly available forecasts represent reasonable estimates and judgments as to the future financial performance of NetIQ and WebTrends, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the managements of NetIQ and WebTrends as to WebTrends' existing technology and products, the validity of, and risks associated with, WebTrends' future technology and products, and the ability to integrate the businesses of NetIQ and WebTrends. NetIQ also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NetIQ or WebTrends, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of the NetIQ common stock actually will be when issued pursuant to the merger or the prices at which shares of NetIQ common stock will trade at any time.

   In preparing its opinion to NetIQ, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to NetIQ, WebTrends or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of NetIQ or WebTrends. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NetIQ or WebTrends. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness, from a financial point of view, of the exchange ratio to NetIQ and were provided to the board of directors of NetIQ in connection with the delivery of the Credit Suisse First Boston opinion.

   The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the NetIQ board of directors at a meeting of the NetIQ board of directors held on January 15, 2001. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

   Historical Stock Price Analysis. Credit Suisse First Boston analyzed the prices at which WebTrends common stock traded since WebTrends' initial public offering on February 19, 1999 through January 12, 2001. Credit Suisse First Boston noted that the high closing price of WebTrends common stock was $85.50 on March 22, 2000, and that the low closing price of WebTrends common stock was $12.00 on February 23, 1999. Credit Suisse First Boston also noted the average closing price of WebTrends common stock over various periods prior to January 12, 2001, as summarized below:

                                                                         Average
     Period Prior to                                                     Closing
     January 12, 2001                                                     Price
     ----------------                                                    -------
     Current............................................................ $26.38
     Last 5 trading days................................................ $25.93
     Last 10 trading days............................................... $26.63
     Last 30 trading days............................................... $27.94
     Last 60 trading days............................................... $29.14
     Last 90 trading days............................................... $30.46

   Public Company Trading Valuation Analysis. Credit Suisse First Boston compared certain financial information of WebTrends with that of other companies involved in several sectors of the software industry, including:

    . Web performance/customer            .  Security software companies
      analysis software companies
      WebTrends Corporation               Symantec Corp
      Engage, Inc.                        Internet Security Systems, Inc.
      Accrue Software, Inc.               Netegrity, Inc.
      Net.Genesis, Corp.                  Entrust Technologies, Inc.
                                          Checkpoint Systems, Inc.
                                          BindView Development, Corp
                                          Secure Computing Corp.

    . Business intelligence software      . eCustomer relationship management
      companies                             (eCRM) software companies
      Informatica Corp.                   Siebel Systems, Inc.
      E.piphany, Inc.                     Broadvision, Inc.
      Business Objects, SA                Vignette Corp.
      Cognos, Inc.                        Interwoven, Inc.
      Broadbase Software, Inc.            Art Technology Group, Inc.
                                          Kana Communications, Inc.
                                          Selectica, Inc.

    . Systems and performance             . Web development tools software
      management software companies         companies
      Veritas Software Corp.              Rational Software Corp.
      BMC Software, Inc.                  Mercury Interactive, Inc.
      Micromuse, Inc.                     Macromedia, Inc.
      Quest Software, Inc.                Embarcadero Technologies, Inc.
      Infovista SA                        SERENA Software, Inc.
      NetScout Systems, Inc.

   Such information included, among other things, stock prices as multiples of earnings per share for estimated calendar year 2000, 2001 and 2002, and the multiples of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents to estimated revenue for calendar year 2000, 2001 and 2002. The multiples were calculated using publicly available information and consensus forecasts by securities research analysts. The analysis was based upon the closing stock prices for all of the companies as of January 12, 2001. The following table summarizes the results of this analysis:

                                    Price/Earnings    Aggregate Value/Estimated
                                       Multiples      Revenue for Calendar Year
                                  ------------------- --------------------------
                                   2000   2001  2002    2000     2001    2002
                                  ------ ------ ----- -------- -------- --------
WebTrends.......................   84.0x  52.3x 34.5x    10.8x     6.4x    3.6x
Web performance / Customer
 analysis software (median).....   84.0x  34.4x 21.0x     1.5x     1.1x    0.7x
Business intelligence software
 (median).......................   65.5x  50.7x 30.3x     7.2x     5.4x    3.8x
Systems and performance
 management software (median)...  143.6x  97.7x 66.7x    30.5x    14.0x    8.4x
Security software (median)......  128.1x  44.5x 22.8x     5.7x     3.8x    2.6x
eCustomer relationship
 management (eCRM) software
 (median).......................  122.0x 106.7x 54.8x    10.1x     5.4x    3.6x
Web development tools (median)..   71.2x  57.8x 43.6x    13.1x     9.5x    7.0x

   Comparative Stock Price Performance. Credit Suisse First Boston also reviewed the recent stock price performance of NetIQ and compared its performance with WebTrends and indices comprised of the selected companies in each of the Web Performance, Business Intelligence, Performance Management and Security categories and the Nasdaq composite index over the period from January 3, 2000 through January 12, 2001. The following table sets forth the increase/(decrease) in stock prices over such period:

                                                                Stock Price
                                                           Increase / (Decrease)
                                                                   from
                                                           01/03/00 to 01/12/01
                                                           ---------------------
   NetIQ..................................................           32%
   WebTrends..............................................          (29%)
   Web performance software...............................          (95%)
   Business intelligence software.........................          (47%)
   Performance management software........................          (31%)
   Security software......................................          (46%)
   Nasdaq.................................................          (34%)

   Transaction Multiples. Credit Suisse First Boston calculated several values implied by the exchange ratio, including the implied price per WebTrends share, the fully diluted equity value and aggregate value of WebTrends and the pro forma fully diluted ownership of NetIQ by WebTrends shareholders, as well as the multiples of the implied aggregate transaction value and equity value to WebTrends' projected revenues and earnings for 2000 and 2001. The following table summarizes the results of this analysis:

                                                                                   Equity
                                           Pro Forma Fully     Aggregate Value/    Value/
                                          Diluted Ownership       WebTrends      WebTrends
 Implied      Implied      WebTrends   -----------------------    Estimated      Estimated
Price per    WebTrends     Aggregate                 WebTrends     Revenues       Earnings
WebTrends  Fully Diluted  Transaction      NetIQ     Ownership -----------------------------
  Share     Equity Value     Value     Shares Issued in NetIQ    2000    2001    2000  2001
---------  -------------- ------------ ------------- --------- -------- -------------- -----
 $36.81    $1,059 million $972 million 13.81 million   24.1%   16.2x    9.6x    117.3x 73.0x

   Selected Precedent Transactions. Credit Suisse First Boston reviewed the publicly available financial terms of selected precedent transactions, including the following four acquisitions in the software industry:

  . Acquisition of Andromedia by Macromedia

  . Acquisition of Blaze Software by Brokat Infosystems

  . Acquisition of OnDisplay by Vignette

  . Acquisition of Sterling Software by Computer Associates

   Credit Suisse First Boston compared the financial terms for the precedent transactions listed above to comparable financial terms for the merger. Credit Suisse First Boston considered the premiums paid in such transactions and calculated the WebTrends share price and exchange ratio implied by such premiums. Credit Suisse First Boston also considered the aggregate value paid in such transactions as a multiple of revenue of the acquired company in such transactions for the 12 months preceding such transactions and calculated the WebTrends share price and exchange ratio implied by such multiples. The following table summarizes the results of this analysis:

                                    Premium
   Selected Precedent     --------------------------- Aggregate Value/Estimated Revenues
 Software Transactions    Current Price 30-Days Price Twelve Months Prior to Acquisition
 ---------------------    ------------- ------------- ----------------------------------
Andromedia / Macromedia
Premium/Multiple........       NA            NA                       49.3x
Implied WebTrends Share
 Price..................       NA            NA                    $100.84
Implied Exchange Ratio..       NA            NA                      1.315x


Blaze Software / Brokat
 Infosystems
Premium/Multiple........      133.4%        162.6%                    24.9x
Implied WebTrends Share
 Price..................     $61.56        $66.48                  $ 53.62
Implied Exchange Ratio..      0.803x        0.867x                   0.699x


OnDisplay / Vignette
Premium/Multiple........       30.0%          3.3%                    97.6x
Implied WebTrends Share
 Price..................     $34.29        $26.15                  $194.32
Implied Exchange Ratio..      0.447x        0.341x                   2.534x


Sterling Software /
 Computer Associates
Premium/Multiple........       21.9%         29.1%                     4.1x
Implied WebTrends Share
 Price..................     $32.14        $32.68                  $ 12.68
Implied Exchange Ratio..      0.419x        0.426x                   0.165x

   Credit Suisse First Boston reviewed 88 precedent software transactions to the comparable financial statistics for WebTrends and NetIQ based on the exchange ratio and the closing prices of WebTrends and NetIQ common stock as of January 12, 2001. The following table summarizes the results of this analysis:

    Exchange Ratio Premiums Paid in 88 Precedent Software Transactions Since
                               September 1, 1993

                            Last Twelve
                              Months    Trailing Trailing Trailing Trailing
                              Average   90 Days  60 Days  30 Days  10 Days  Market  Average
                            ----------- -------- -------- -------- -------- ------  -------
   Median Premium..........     13.90%    28.30%   31.90%   33.00%   31.80%  28.10%  27.80%
   Average Premium.........     14.70%    31.90%   37.80%   39.20%   37.00%  32.20%  32.10%
   Merger Exchange Ratio
   Implied by the Median
    Premium................     0.761x    0.533x   0.444x   0.444x   0.482x  0.441x  0.525x
   WebTrends Share Price...   $ 58.35    $40.85   $34.05   $34.03   $36.99  $33.79  $40.25
   Premium to Current
    Market.................    121.20%    54.90%   29.10%   29.00%   40.20%  28.10%  52.60%

No transaction utilized as a comparison in the precedent software transaction analyses is identical to the merger. In evaluating the merger, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WebTrends and NetIQ, such as the impact of competition on the businesses of WebTrends and NetIQ and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of WebTrends and NetIQ or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

   Contribution Analysis. Credit Suisse First Boston analyzed the relative contributions of WebTrends and NetIQ to the pro forma total revenues, gross profit, operating income and net income of the combined company, based on estimates for calendar years 2000 and 2001 prepared by securities research analysts regarding WebTrends and NetIQ. Credit Suisse First Boston derived the WebTrends pro forma ownership of the combined company, the exchange ratio, the WebTrends value per share and the premium to WebTrends' recent closing price implied by such relative contributions. The following table summarizes the results of this analysis setting forth the range of results for the calendar years 2000 and 2001:

                                                                              Implied
                                                                            Premium/ to
                               Implied                        Implied         Current
                              WebTrends       Implied     WebTrends Share WebTrends Share
                              Ownership   Exchange Ratio       Price           Price
                            ------------- --------------- --------------- ---------------
   Total Revenue........... 36.1% - 30.8% 0.884x - 0.698x $67.82 - $53.51 157.1% - 102.9%
   Gross Profit............ 35.0% - 30.0% 0.841x - 0.671x $64.52 - $51.49 144.6% -  95.2%
   Operating Income........ 33.4% - 28.2% 0.784x - 0.615x $60.13 - $47.20 128.0% -  79.0%
   Net Income.............. 30.2% - 26.4% 0.678x - 0.561x $52.00 - $42.99  97.2% -  63.0%

   Historical Exchange Ratio Analysis. Credit Suisse First Boston compared the average of the exchange ratios of the closing price of WebTrends common stock to the closing price of NetIQ common stock for each trading day over various periods ended January 12, 2001. The following table sets forth such average exchange ratios for various periods ended January 12, 2001 and the premium/(discount) represented by the average exchange ratios when compared to the market exchange ratio on January 12, 2001 of 0.344x and the exchange ratio in the merger of 0.480x:

                                            Premium/(Discount) of Premium/(Discount) of
                                             the Current Market        the Merger
                                Average      Exchange Ratio over   Exchange Ratio over
   Period Prior to January   Exchange Ratio      the Average      the Average Exchange
   12, 2001                   over Period      Exchange Ratio             Ratio
   -----------------------   -------------- --------------------- ---------------------
   Current.................      0.344x               0.0%                 39.6%
   Last 10 trading days....      0.366x              (6.0)%                31.2%
   Last 30 trading days....      0.334x               3.1%                 43.8%
   Last 45 trading days....      0.335x               2.6%                 43.3%
   Last 60 trading days....      0.337x               2.2%                 42.6%
   Last 90 trading days....      0.415x             (17.1)%                15.7%
   Last 180 trading days...      0.578x             (40.5)%               (17.0)%
   Since October 1, 1999...      0.677x             (49.2)%               (29.1)%

   Pro Forma Earnings Impact Analysis. Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on the estimated earnings and revenue for the second and third quarters of calendar year 2001 and for the calendar year 2001. The following table sets forth the resulting accretion/(dilution) to the combined company's earnings and revenue for the second and third quarters of calendar year 2001 and calendar year 2001 based on such estimates:

                                                                  Revenue per Share
        Earnings per Share Accretion/(Dilution)                  Accretion/(Dilution)
      ---------------------------------------------------        --------------------
      Q2, 2001       Q3, 2001         Calendar Year 2001          Calendar Year 2001
      --------       --------         ------------------         --------------------
        4.9%           7.6%                  6.2%                        12.0%

   The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.

   Terminal Value Analysis. Credit Suisse First Boston calculated the present value for WebTrends common stock using various assumptions, including (i) compound annual revenue growth rates for 2001 to 2003 ranging from 40% to 60%,
(ii) exit multiples of next twelve month price/earnings ratios ranging from 50 times to 60 times, (iii) exit multiples of next twelve month revenues ranging from 6.0 times to 8.0 times, (iv) operating margins ranging from 17% to 20%, and (v) discount rates ranging from 15% to 20%. The following table sets forth the present values for shares of WebTrends common stock implied by such analysis assuming a 17% operating margin:

                                           Compound Annual Revenue Growth Rates
                                                (Calendar Year 2001--2003)
    Terminal Forward Exit                 --------------------------------------
           Multiple         Discount Rate      40%          50%          60%
    ---------------------   ------------- ------------ ------------ ------------
   Price/Earnings Exit
    Multiple
     50x...................     15.0%     $         32 $         36 $         40
                                20.0%     $         29 $         33 $         36
     60x...................     15.0%     $         38 $         43 $         48
                                20.0%     $         35 $         39 $         44


   Revenue Exit Multiple
     50x...................     15.0%     $         31 $         35 $         40
                                20.0%     $         28 $         32 $         36
     60x...................     15.0%     $         40 $         46 $         52
                                20.0%     $         37 $         42 $         48

   Credit Suisse First Boston's opinion and presentation to the NetIQ board of directors was one of many factors taken into consideration by the NetIQ board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the NetIQ board of directors or the management of NetIQ with respect to the value of WebTrends or whether the NetIQ board of directors would have been willing to agree to a different exchange ratio.

   The NetIQ board of directors retained Credit Suisse First Boston to act as its principal financial advisor in connection with the merger. Credit Suisse First Boston was selected by the NetIQ board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation. Credit Suisse First Boston has in the past provided financial and investment banking services to NetIQ for which Credit Suisse First Boston received compensation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Credit

Suisse First Boston and its affiliates may actively trade the securities of NetIQ and WebTrends for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to an engagement letter dated November 15, 2000, NetIQ engaged Credit Suisse First Boston to provide financial advisory services to the NetIQ board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, NetIQ has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon consummation of the merger, and the NetIQ Board of directors was aware of this fee arrangement at the time of its approval of the merger agreement. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, NetIQ has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of certain persons in the merger

   In considering the recommendations of WebTrends' board of directors with respect to the merger agreement, WebTrends shareholders should be aware that certain directors and members of management of WebTrends have interests in the merger that are different from, or in addition to, their interests as WebTrends shareholders generally. The names and titles of the individuals who are directors or executive officers of WebTrends and who are known to have these additional interests are listed below. WebTrends' board of directors was aware of these interests and considered them, among other matters, in approving the merger.

  NetIQ Board of Directors After the Merger

   NetIQ has agreed to take action to have Elijahu Shapira, currently the Chairman and Chief Executive Officer of WebTrends, elected to the NetIQ board. See "The Merger Agreement--NetIQ Board and Management."

  Stock Options and Stock Awards; Change in Control Arrangements

   Certain directors and executive officers of WebTrends have agreements with WebTrends that provide for the acceleration of a portion of their unvested options in connection with the merger. The following table summarizes such provisions with respect to each outstanding option for each such director or executive officer:

                                                                                     Percentage of
                                                                    Shares that     unvested shares
                                                                  will be unvested that become vested
        Option Holder                     Position                  as of 3/1/01      upon merger
        -------------                     --------                ---------------- ------------------
   Daniel Meub............. Chief Operating Officer                   312,630              39%
   Mark Reed............... Senior VP of Corporate Development        200,000              50%
   James T. Richardson..... Senior VP and Chief Financial Officer     324,790              64%
   John Ryan............... Director                                   48,552             100%
   Srivats Sampath......... Director                                   41,052             100%

   In addition, the portion of such options that remain unvested after the merger will become vested in the event that the option holder's employment with or service to the combined company should be terminated within two years after the merger other than by voluntary termination by the option holder. In addition to the persons named above, certain employees of Webtrends who are not directors or executive officers will receive partial acceleration of their options as a result of the merger.

  Other Employee Benefits

   Elijahu Shapira, the current Chairman and Chief Executive Officer of WebTrends, and W. Glen Boyd, the current President and Chief Technical Officer of WebTrends, entered into employment agreements with NetIQ dated January 16, 2001, that provide for the terms of their employment with NetIQ following the merger. The agreements provide that Mr. Shapira shall serve as Chief Strategy Officer of NetIQ and that Mr. Boyd shall serve as Chief Information Officer of NetIQ. Set forth below is a description of the material terms of these agreements.

   Compensation. Both employment agreements provide for the following compensation arrangements:

  . payment of an annual base salary of not less than $200,000;

  . eligibility for an annual bonus, the target amount of which must be at least $100,000, in accordance with NetIQ's usual bonus arrangements for similarly situated executives; and

  . grant of an option to purchase 312,500 shares of WebTrends' common stock immediately prior to the merger under the terms of WebTrends' stock option plan, which grant shall be assumed by NetIQ upon consummation of the merger. Based on the exchange ratio in the merger, each option will become an option to purchase approximately 150,000 shares of NetIQ common stock. The option grants are subject to a vesting schedule as follows:
    25% of the shares subject to option will vest on the first anniversary of the merger, an additional 25% will vest on the second anniversary of the merger and the remaining 50% will vest on the third anniversary, assuming in each case the executive's continued employment with NetIQ.

   Other Benefits. Both executives will, at the effective time, enter into NetIQ's standard director and officer indemnification agreement and change of control severance agreement that NetIQ has entered into with similarly situated executives. Under NetIQ's standard executive officer change of control severance agreement, an executive who is terminated involuntarily within the 12-month period following a change of control is entitled to up to six months of continuing base salary payments as well as full acceleration of all options granted to such executive.

   Under these change of control severance agreements, involuntary termination is defined to include (1) a significant reduction of the executive's duties, position or responsibilities, (2) substantial reduction of the facilities and perquisites available to the executive, (3) reduction of base salary, (4) material reduction in benefits, (5) relocation to a facility more than 50 miles from executive's then current location, (6) termination by NetIQ without cause and (7) failure of NetIQ to obtain assumption of the change in control severance agreement by any successor to NetIQ. Cause is defined under these agreements to include (1) any action of personal dishonesty by the executive in connection with his responsibilities intended to result in substantial personal enrichment of the executive, (2) conviction of a felony that would have a material detrimental effect on NetIQ, (3) a willful act of misconduct that is injurious to NetIQ, and (4) continued willful violations of executive's duties after notice from NetIQ of executive's failure to perform his duties.

   Limitations on Dispositions. Each executive will be subject to NetIQ's insider trading policies for the duration of his status as an affiliate of NetIQ. Subject to the blackout periods imposed by NetIQ's insider trading policies during which NetIQ's directors, officers and certain other insiders may not trade in NetIQ's securities, each executive will be permitted to sell, transfer or otherwise dispose of up to 250,000 shares of NetIQ common stock per quarter during the first year after the merger. This quarterly allowance may be increased to up to 500,000 shares if NetIQ has imposed in a previous quarter special blackout periods exceeding the number of days specified under the employment agreement and to the extent that during such quarter, the executive did not sell, transfer or otherwise dispose of the full quarterly allowance of 250,000 shares. Each executive will be permitted to establish a written agreement for the distribution of their shares of NetIQ common stock pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The plan will specify that, to the extent practicable, sales will be made in the first fifteen days after the opening of the regular quarterly trading window following NetIQ's quarterly earnings release. If an executive enters into such an agreement, NetIQ has agreed not to impose a blackout period on the executive during such fifteen-day period.

   If the employment of either executive is terminated by NetIQ for cause or by the executive without good reason during the first year of such executive's employment, such executive shall no longer be able to sell his quarterly allowance of shares until after the first anniversary of the merger or for such longer period not to exceed three months, determined pursuant to a formula provided in the employment agreement.

   Under the employment agreements, cause is defined to include (1) executive's willful failure to perform his duties as an executive, (2) material dishonesty in the performance of executive's duties, (3), executive's conviction of a felony, (4) willful breach of the employment agreement and other agreements, as well as willful breach of fiduciary duty, and (5) any other willful act or omission that is materially injurious to the financial condition or business reputation of NetIQ.

   Under the employment agreements, good reason is defined to include (1) reduction in executive's annual base salary or benefits that are not generally applicable to similarly situated executives, (2) a material adverse change in executive's status, title, position or material responsibilities or (3) relocation, without executive's consent, of executive to a location more than 50 miles away from WebTrends' facilities in Portland, Oregon.

   Non-competition and Non-solicitation. Each executive has agreed not to work for, make a significant investment in or otherwise participate in the affairs of any company that competes with NetIQ's business as it exists immediately after the merger for a period beginning at the completion of the merger and ending on the second anniversary of the merger. For the same period, each executive has agreed (1) not to solicit or otherwise divert NetIQ's customers, suppliers or other business partners and (2) not to solicit or recruit employees of NetIQ.

  Indemnification and Insurance

   Under the merger agreement, NetIQ has agreed to:

  . indemnify and hold harmless present or former directors or officers of WebTrends or its subsidiaries for a period of six years for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the same extent these persons are indemnified and held harmless in WebTrends' articles of incorporation or bylaws or under Oregon law as of the date of the merger agreement, and

  . provide an insurance and indemnification policy that grants WebTrends' officers and directors in office immediately prior to the effective time of the merger coverage no less favorable than WebTrends' policy in effect as of the date of the merger agreement, provided, however, that in satisfying such obligation NetIQ shall not be obligated to pay annual premiums in excess of $1.0 million. NetIQ has agreed to make arrangements for the assumption of these obligations in the event of a subsequent merger or sale of NetIQ or WebTrends.

   See "The Merger Agreement--Principal Covenants--Benefits Continuation" for a description of the benefits provided by the merger agreement for employees of WebTrends generally.

Restrictions on sales of shares by affiliates

   The shares of NetIQ common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of NetIQ common stock issued to any person who is an affiliate of WebTrends or NetIQ. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of WebTrends or NetIQ and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of NetIQ common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

Completion and effectiveness of the merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the shareholders of WebTrends and approval of the issuance of NetIQ common stock in the merger by stockholders of NetIQ. The merger will become effective upon the filing of the articles of merger with the State of Oregon.

Structure of the merger and conversion of WebTrends common stock

   Pursuant to the merger agreement, North Acquisition Corporation, a wholly-owned subsidiary of NetIQ, will merge with and into WebTrends. WebTrends will then be a wholly-owned subsidiary of NetIQ.

   Upon completion of the merger, each outstanding share of WebTrends common stock will be converted into the right to receive 0.48 shares of NetIQ common stock. No fractional shares of NetIQ common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional shares of NetIQ common stock, WebTrends shareholders will receive cash equal to the product of such fractional share amount, after aggregating all fractional shares to which a former holder of WebTrends common stock would be entitled, and the average closing price of NetIQ common stock as reported on the Nasdaq National Market for the five trading days immediately preceding the effectiveness of the merger. Options to purchase shares of WebTrends common stock will be converted into options to purchase shares of NetIQ common stock after completion of the merger. The number of shares covered by, and the exercise price for, each option will be adjusted using the merger exchange ratio of 0.48 shares of NetIQ for each share of WebTrends.

Material U.S. federal income tax consequences

   The following are the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

   This discussion only addresses shares of WebTrends common stock held as capital assets. It does not address all aspects of federal income taxation that may be important to a WebTrends shareholder in light of that shareholder's particular circumstances or to a WebTrends shareholder subject to special rules, such as:

  . a shareholder who is not a citizen or resident of the United States;

  . a financial institution or insurance company;

  . a tax-exempt organization;

  . a dealer or broker in securities;

  . a shareholder that holds WebTrends common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  . a shareholder who acquired WebTrends common stock pursuant to the exercise of options or otherwise as compensation.

   Tax Opinions. NetIQ has received an opinion of Davis Polk & Wardwell, and WebTrends has received an opinion of Perkins Coie LLP, each dated as of the date of this joint proxy statement/prospectus, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and that NetIQ, its merger subsidiary and WebTrends will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of each of NetIQ and WebTrends to complete the merger that the relevant tax counsel confirm its opinion as of the closing date. Neither NetIQ nor WebTrends intends to waive this condition.

   The opinions of tax counsel regarding the merger have relied, and the confirmation opinions regarding the merger as of the closing date (the "closing date opinions") will each rely, on (1) representations and covenants made by NetIQ and WebTrends, including those contained in certificates of officers of NetIQ and WebTrends, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, either or both tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. Tax counsel's opinions neither bind the Internal Revenue Service nor preclude the IRS or the courts from adopting a contrary position. Neither NetIQ nor WebTrends intends to obtain a ruling from the IRS on the tax consequences of the merger.

   U.S. Federal Income Tax Treatment of the Merger. The merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and NetIQ, its merger subsidiary and WebTrends will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. Neither NetIQ, its merger subsidiary nor WebTrends will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

   U.S. Federal Income Tax Consequences to WebTrends Shareholders Who Participate in the Merger. For U.S. federal income tax purposes:

  . A holder of WebTrends common stock will not recognize any gain or loss upon its exchange of shares of WebTrends common stock for shares of NetIQ common stock;

  . If a holder of WebTrends common stock receives cash instead of a fractional share of NetIQ common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of WebTrends common stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of WebTrends common stock exchanged for that fractional share of NetIQ common stock was held for more than one year at the effective time of the merger;

  . A holder of WebTrends common stock will have a tax basis in the NetIQ common stock received in the merger equal to (1) the tax basis of the WebTrends common stock surrendered by that holder in the merger, less (2) any tax basis of the WebTrends common stock surrendered that is allocable to any fractional share of NetIQ common stock for which cash is received; and

  . The holding period for shares of NetIQ common stock received in exchange for shares of WebTrends common stock in the merger will include the holding period for the shares of WebTrends common stock surrendered in the merger.

   U.S. Federal Income Tax Consequences to NetIQ Shareholders. For U.S. federal income tax purposes, holders of NetIQ common stock will not recognize gain or loss as a result of the merger.

   This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge the WebTrends shareholders to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to such shareholder.

Accounting treatment of the merger

   The acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to assets and liabilities of WebTrends and such assets and liabilities will be recorded at their respective fair values upon completion of the merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to NetIQ's operations in the quarter the merger is completed and the acquisition accounting and valuation amounts are finalized. Furthermore, a portion of the purchase price equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be reflected as goodwill and other intangible assets. Currently, accounting principles generally accepted in the United States require that all intangible assets, including goodwill, be amortized over the useful lives of such assets. However, if current FASB proposals become effective, certain intangible assets, including goodwill, will be maintained on the balance sheet rather than being amortized, although they may eventually be written down to the extent that they are deemed to be impaired. The results of operations and cashflows of WebTrends will be included in NetIQ's financial statements prospectively as of the consummation of the merger.

Regulatory filings and approvals required to complete the merger

   U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the related rules, the merger may not be completed until NetIQ, WebTrends and certain shareholders of WebTrends notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. In connection with the merger, on January 26, 2001, NetIQ, WebTrends and certain shareholders of WebTrends each filed with the FTC and the Antitrust Division the required notification and report forms under the HSR Act. The applicable waiting period under the HSR Act relating to the merger is scheduled to expire on February 25, 2001, unless the FTC or the Antitrust Division grants the parties request for earlier termination of the waiting period or requests further information regarding the merger.

   At any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of NetIQ or WebTrends. Private parties and state attorneys general may also bring actions under U.S. antitrust laws depending on the circumstances. Although we believe that the merger is legal under U.S. antitrust laws, we can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if this challenge is made, that it would not be successful.

   Other Laws. NetIQ and WebTrends conduct operations in a number of other jurisdictions where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required or advisable in connection with completion of the merger. NetIQ and WebTrends are currently reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not required to be obtained prior to effectiveness of a merger, may also not be obtained before the closing of the merger.

   General. It is possible that governmental entities having jurisdiction over NetIQ and WebTrends may seek regulatory concessions as conditions for granting approval of the merger. A regulatory body's approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of NetIQ, WebTrends or any of their subsidiaries, or NetIQ's ownership of WebTrends, or requiring asset divestitures, which conditional approval could reasonably be expected to result in a substantial detriment to NetIQ, WebTrends and their subsidiaries, taken as a whole, after the closing. If such an approval requires these kinds of restrictions, conditions, changes, limitations or divestitures, either NetIQ or WebTrends can decline to close under the merger agreement. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or are within the time frame contemplated by NetIQ and WebTrends. See "The Merger Agreement-- Principal Conditions to Completion of the Merger."

No dissenters' rights

   WebTrends' shareholders will not have dissenters' rights of appraisal under Oregon law with respect to the merger because WebTrends' common stock is traded on the Nasdaq National Market.

   NetIQ's stockholders will not have appraisal rights under Delaware law with respect to the merger because:

  . NetIQ's common stock is traded on the Nasdaq National Market; and

  . NetIQ stockholders will continue to hold their shares after the merger.

Listing on Nasdaq of NetIQ common stock to be issued in the merger

   NetIQ has agreed to cause the shares of common stock to be issued in the merger to be listed for trading on the Nasdaq National Market.

Delisting and deregistration of WebTrends common stock after the merger

   If the merger is completed, WebTrends' common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

                              THE MERGER AGREEMENT

General

   The merger agreement contemplates the merger of North Acquisition Corporation, a subsidiary of NetIQ, with and into WebTrends, with WebTrends surviving the merger as a wholly-owned subsidiary of NetIQ. The merger will become effective at the effective time in accordance with the articles of merger to be filed with the Secretary of State of the State of Oregon. We anticipate that we will make these filings as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. The merger agreement obligates NetIQ to have the shares of NetIQ common stock to be issued in connection with the merger listed for trading on the Nasdaq National Market. The following description of the merger agreement may not contain all the information about it that is important to you. We thus encourage you to refer to the agreement itself, which we attach as Annex A and incorporate by reference.

Merger Consideration

   At the effective time of the merger, each issued and outstanding share of WebTrends common stock will be converted into the right to receive 0.48 shares of NetIQ common stock. Cash will be paid in lieu of any fractional shares of NetIQ common stock that would otherwise be issuable.

Exchange of Shares

   Subject to the terms and conditions of the merger agreement, NetIQ will deposit with an exchange agent designated by NetIQ and reasonably acceptable to WebTrends certificates representing the shares of NetIQ common stock issuable upon conversion of the outstanding shares of WebTrends common stock and will from time to time deposit cash in an amount required to be paid for fractional shares of NetIQ common stock and dividends and other distributions on the shares of NetIQ common stock. As promptly as practicable after the effective time of the merger, NetIQ will cause the exchange agent to send, to each holder of WebTrends common stock a letter of transmittal and instructions. Thereafter, holders of shares of WebTrends common stock may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for the share certificates, holders will receive NetIQ common stock certificates representing the number of shares as described under "--Merger Consideration." Holders of unexchanged shares of WebTrends common stock will not be entitled to receive any dividends or other distributions payable by NetIQ with respect to those shares of NetIQ common stock until the applicable WebTrends certificate is surrendered. Upon surrender and subject to applicable laws, however, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

   NetIQ will not issue fractional shares of common stock in the merger. For each fractional share that would otherwise be issued, the exchange agent will pay the holder an amount equal to the fractional part of a share of NetIQ common stock multiplied by the average closing NetIQ stock price on the five trading days immediately preceding the effective time of the merger.

Stock Options

   At the effective time of the merger, each outstanding option to purchase WebTrends common stock, regardless of the extent vested and exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the WebTrends stock option, the same number of shares of NetIQ common stock as the holder of the WebTrends option would have been entitled to receive pursuant to the merger agreement, had the holder exercised the WebTrends option in full immediately prior to the effective time of the merger, rounded down to the nearest whole number. The price per share shall equal:

  . the aggregate exercise price for the WebTrends common stock otherwise purchasable pursuant to the WebTrends option, divided by

  . the aggregate number of full shares of NetIQ common stock deemed purchasable pursuant to the WebTrends option in accordance with the foregoing.

   NetIQ has agreed to take all action necessary to implement the above, including the reservation, issuance and listing of a sufficient number of shares of NetIQ common stock for delivery upon exercise of these assumed options. NetIQ shall cause the NetIQ common stock issuable upon exercise of these options to be covered by a registration statement and maintain its effectiveness for so long as the options remain outstanding.

NetIQ Board and Management

   NetIQ has agreed to take the necessary corporate action so that, as of the effective time of the merger:

  . Elijahu Shapira, the current Chairman and Chief Executive Officer of
    WebTrends, will become Chief Strategy Officer and a member of the board of directors of NetIQ.

  . W. Glen Boyd, current President and Chief Technical Officer of WebTrends, will become Chief Information Officer of NetIQ.

Representations and Warranties

   The merger agreement contains a number of representations and warranties of NetIQ and WebTrends as to, among other things, due incorporation and valid existence, corporate authority and required shareholder approvals to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, capitalization, ownership of subsidiaries, reports filed with the SEC, financial statements, information supplied for use in this document, material contracts, material changes or events, undisclosed liabilities, compliance with laws, litigation, finder's fees, opinion of financial advisor, tax matters, environmental matters and intellectual property. Representations and warranties made solely by WebTrends relate to particular employee benefits and the inapplicability of state takeover statutes to the merger.

   Many of these representations and warranties are qualified by the absence of a material adverse effect, which, for purposes of the merger agreement, means with respect to NetIQ or WebTrends, as the case may be, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, other than a decline in stock price.

   The representations and warranties in the merger agreement do not survive the effective time of the merger.

Principal Covenants

   Interim Operations of NetIQ and WebTrends. Each of NetIQ and WebTrends has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time or termination of the merger agreement. In general, NetIQ and its subsidiaries and WebTrends and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to preserve intact their present business organizations and relationships with third parties.

   Each company has also agreed to some specific restrictions that are subject to exceptions described in the merger agreement. These restrictions include:

  . amending its organizational documents;

  . entering into certain significant transactions, such as a merger, consolidation or material acquisition or disposition; and

  . taking any action that would make any representation and warranty inaccurate in any respect.

   NetIQ and WebTrends have agreed to cooperate with each other and take actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

   No Solicitation by WebTrends. WebTrends has agreed that it and its subsidiaries and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors will not take action to solicit or encourage an offer for an alternative acquisition transaction involving WebTrends of a nature defined in the merger agreement.

   Restricted actions include engaging in any discussions or negotiations with any potential bidder, disclosing any nonpublic information relating to WebTrends or any of its subsidiaries or affording access to their properties, books or records to any potential bidder, granting any waiver or release under any standstill or similar agreement with respect to any class of WebTrends' equity securities, or entering into any agreement with respect to any acquisition proposal, other than in the manner contemplated below.

   Notwithstanding the foregoing, the restricted actions described in the previous paragraph are permitted in response to an unsolicited bona fide offer so long as, before doing so: (1) the WebTrends' board of directors determines in good faith by a majority vote, after consulting with its financial advisor and taking into account all the terms and conditions of the offer, that the offer is a superior proposal, which is defined in the merger agreement to mean any bona fide, unsolicited written acquisition proposal for over 51% of the outstanding WebTrends common shares or a sale of WebTrends assets representing over 51% of the value of the business on terms that are more favorable and provide greater value to WebTrends' shareholders than the merger; (2) WebTrends has otherwise complied with the "no solicitation" restrictions discussed above, as well as with the notice requirement specified below; and (3) WebTrends' board of directors determines in good faith by a majority vote after consultation with its outside legal counsel, that it must take the action in order to comply with its fiduciary duties under applicable law. In addition, before providing non-public information, WebTrends must receive from the person making the offer an executed confidentiality agreement on terms no less favorable to WebTrends that those in the existing confidentiality agreement between NetIQ and WebTrends. In addition, WebTrends may not enter into any agreement with respect to any third party offer without first complying with the further restrictions discussed below.

   WebTrends must keep NetIQ informed of the identity of any potential bidder and the terms and status of any offer. WebTrends also agreed to terminate any discussions or negotiations with any person pending before January 16, 2001.

   WebTrends Board's Covenant to Recommend. The WebTrends board of directors has agreed to recommend the approval and adoption of the merger to WebTrends' shareholders. The board, however, can withdraw, or modify in a manner adverse to NetIQ, its recommendation if: (1) WebTrends has otherwise complied with the no solicitation restrictions discussed above under "--No Solicitation by WebTrends;" (2) a superior proposal is pending at the time; (3) the board determines in good faith by a majority vote, after consultation with its outside legal counsel, that it must take the action to comply with its fiduciary duties to its shareholders; and (4) it delivers prior written notice to NetIQ that it intends to take this action.

   NetIQ may terminate the merger agreement if WebTrends' board of directors fails to make or withdraws its recommendation to WebTrends shareholders in favor of the merger with NetIQ or if it fails to call the meeting of its shareholders. The circumstances in which the merger agreement may be terminated are described more fully below under the heading "--Termination."

   Indemnification and Insurance. These provisions of the merger agreement are discussed above under the heading "Interests of Certain Persons in the Merger-- Indemnification and Insurance."

   Benefits Continuation. NetIQ has agreed that it will provide, for employees of WebTrends and its subsidiaries, benefits under employee benefits plans that are substantially comparable in the aggregate to those currently provided by NetIQ to its similarly situated employees. In addition, NetIQ has agreed to certain employee benefit matters and arrangements including those described under "Interests of Certain Persons in the Merger--Other Employee Benefits."

   Certain Other Covenants. The merger agreement contains additional mutual covenants, including covenants relating to preparation and distribution of this document, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, access to information, mutual notification of particular events, confidential treatment of non-public information and coordination of stockholders' meetings and actions to be taken so as not to jeopardize the intended tax or accounting treatment of the merger.

Principal Conditions to Completion of the Merger

   Mutual Closing Conditions. Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

  . approval by the holders of common stock of NetIQ and WebTrends;

  . expiration of the HSR Act waiting period;

  . absence of legal prohibitions or restrictions on completion of the merger;

  . NetIQ's registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any SEC stop order;

  . receipt by each party of an opinion of its counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes;

  . accuracy as of the effective time of the representations and warranties made by the other party to the extent specified in the merger agreement; and

  . performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing.

   Additional Closing Conditions for NetIQ's Benefit. The obligation of NetIQ and North Acquisition Corporation to complete the merger is subject to the satisfaction of the following additional condition:

  . the employment agreements as described under "Interests of Certain
    Persons in the Merger--Other Employee Benefits" shall remain in full force and effect.

   Additional Closing Conditions for WebTrends' Benefit. The obligation of WebTrends to effect the merger is subject to the satisfaction of the following additional condition:

  . listing on the Nasdaq National Market of the NetIQ common stock to be issued in the merger.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the NetIQ stockholders or the WebTrends shareholders, in any of the following ways:

   (a) by mutual written consent of NetIQ and WebTrends,

   (b) by either NetIQ or WebTrends if:

    . the merger has not been completed by June 30, 2001, provided that neither NetIQ nor WebTrends can terminate the merger agreement under this clause if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

    . NetIQ stockholders or WebTrends shareholders fail to give the necessary approval at a duly-held meeting;

    . there is a permanent legal prohibition to completing the merger; or

    . a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement has occurred that would cause the inaccuracy as of the effective time of the representations and warranties made by the other party to the extent specified in the merger agreement or the failure in the performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing, and the incapacity to correct the inaccuracy or remedy the failure by June 30, 2001;

   (c) by NetIQ, if (1) WebTrends' board of directors has failed to recommend, or has withdrawn or modified in a manner adverse to NetIQ, its approval or recommendation of, the merger, or has recommended, or entered into, or publicly announced its intention to enter into a definitive agreement or agreement in principle as to any other acquisition proposal to the WebTrends shareholders, or (2) WebTrends has willfully and materially breached the covenants described under "--Principal Covenants--No Solicitation by WebTrends" and "--WebTrends Board's Covenant to Recommend."

   If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach thereof. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between NetIQ and WebTrends, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by WebTrends

   WebTrends has agreed to pay NetIQ $41.0 million in cash in the following termination circumstances:

  . NetIQ terminates the merger agreement as described in paragraph (c) under "--Termination" above and at the time of such termination a third party has proposed a transaction to acquire at least 20% of WebTrends equity interests or assets (an "alternative proposal"); or

  . either NetIQ or WebTrends terminates the merger agreement in circumstances where WebTrends' shareholders do not vote in favor of the merger or the merger has not been consummated by June 30, 2001 and a third party has publicly announced an alternative proposal;

provided, in either of the cases described above, WebTrends completes a transaction in which a third party acquires at least 50% of WebTrends equity interests or assets with twelve months of the termination of the merger agreement.

Other Expenses

   All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable upon termination under "--Termination Fees Payable by WebTrends," will be paid by the party incurring the expenses, whether or not the merger is consummated, except that NetIQ and WebTrends have agreed to share equally expenses (other than attorney's and accountant's fees) incurred in the printing and filing of this joint proxy statement/prospectus and the registration statement of which it is part and filings under the HSR Act. NetIQ estimates that its merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment banks, attorneys and accountants, and financial printing and other related charges, will total approximately $13.0 million if we complete the merger. WebTrends estimates that its merger-related fees and expenses, consisting primarily of fees and expenses of investment banks, attorneys and accountants, and financial printing and other related charges, will total approximately $8.0 million if the merger is completed.

Amendments; Waivers

   Any provision of the merger agreement may be amended or waived prior to closing if the amendment or waiver is in writing and signed, in the case of an amendment, by WebTrends, NetIQ and the North Acquisition Corporation or, in the case of a waiver, by the party against whom the waiver is to be effective. After approval of the merger agreement by WebTrends shareholders, no amendment or waiver that by law requires further approval by shareholders may be made without such further approval.

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

                        AGREEMENTS RELATED TO THE MERGER

Voting Agreement

   General. As an inducement to NetIQ to enter into the merger agreement, Elijahu Shapira, W. Glen Boyd and Michael Burmeister-Brown, members of the WebTrends board of directors, entered into a voting agreement with NetIQ dated as of January 16, 2001. As of the record date for the WebTrends special meeting, these shareholders owned approximately 30% of the outstanding WebTrends common stock. The voting agreement does not apply to shares of WebTrends common stock held as of the date of the voting agreement by trusts or charitable foundations created by Messrs. Shapira and Boyd. The following summary of the voting agreement is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached as Annex B to this joint proxy statement/prospectus. You are encouraged to read the voting agreement.

   Voting and Proxies. Pursuant to the voting agreement, the shareholders have agreed, among other things, to vote all shares of WebTrends common stock owned or subsequently acquired by them to approve and adopt the merger agreement and each other action or agreement related to the merger agreement. The shareholders have revoked any and all previous proxies, and granted an irrevocable proxy appointing NetIQ as their attorney-in-fact and proxy, with full power to vote their shares. The proxy granted to NetIQ by the shareholders will be revoked only upon termination of the voting agreement or to the extent required to enable Messrs. Shapira, Boyd or Burmeister-Brown to engage in sales of WebTrends common stock prior to the effective time of the merger described under the sub-heading "Other Provisions," below.

   Other Provisions. The voting agreement provides that the shareholders will not, among other things, without the prior written consent of NetIQ, directly or indirectly,

  . grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their shares of WebTrends common stock, or

  . sell or transfer, directly or indirectly, any of their WebTrends common shares during the term of the voting agreement except for the sale or transfer of up to 300,000 shares of WebTrends common stock by each of Messrs. Shapira and Boyd and 64,000 shares of WebTrends common stock by Mr. Burmeister-Brown.

   In addition, the shareholders agreed not to, and not to authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors of the shareholders to, directly or indirectly, act in any manner contrary to the obligations of WebTrends under the merger agreement described under the heading, "The Merger Agreement--Principal Covenants--No Solicitation by WebTrends."

   The voting agreement terminates upon termination of the merger agreement.

Employment Agreements

   Each of Elijahu Shapira and W. Glen Boyd have entered into an employment agreement with NetIQ. See "The Merger--Interests of Certain Persons."

                     MARKET PRICE AND DIVIDEND INFORMATION

   WebTrends common stock has been traded on the Nasdaq National Market under the symbol "WEBT" since February 19, 1999, the date of WebTrends' initial public offering. NetIQ common stock has been traded on the Nasdaq National Market under the symbol "NTIQ" since July 30, 1999, the date of NetIQ's initial public offering. Prior to such dates, there was no established public trading market for either company's common stock. The following table sets forth for the calendar periods indicated the quarterly high and low sale prices per share of the last reported closing prices of WebTrends common stock and NetIQ common stock as reported on the Nasdaq National Market.

                                                  WebTrends         NetIQ
                                               --------------- ----------------
                                                High     Low     High     Low
                                               ------- ------- -------- -------
1999:
  Third Quarter............................... $23.875 $14.688 $ 33.750 $14.938
  Fourth Quarter..............................  49.281  19.125   59.000  23.500
2000:
  First Quarter............................... $85.500 $32.875 $ 78.000 $51.000
  Second Quarter..............................  72.375  24.063   61.500  31.563
  Third Quarter...............................  44.250  28.000   67.938  42.000
  Fourth Quarter..............................  35.250  15.500  109.375  46.375
2001:
  First Quarter (through January 26).......... $34.938  24.000 $ 80.250 $61.250

Recent Share Prices

   The table below presents the per share closing prices of WebTrends common stock and NetIQ common stock on the Nasdaq National Market as of the dates specified. January 16, 2001, was the last trading date before announcement of the merger. The table also sets forth the equivalent per share price for WebTrends common stock, which was determined by multiplying the closing prices of the NetIQ common stock as of the specified dates by the exchange ratio of
0.48. January 26, 2001, was the most recent practicable date before the date of this joint proxy statement/prospectus.

                                                              WebTrends
                                                                Common
                                                    WebTrends   Stock     NetIQ
                                                     Common   Equivalent Common
                                                      Stock     Value     Stock
                                                    --------- ---------- -------
January 16, 2001...................................  $32.875   $  36.00  $ 75.00
January 26, 2001...................................  $33.250   $ 33.780  $70.375

   Both WebTrends and NetIQ stockholders are advised to obtain current market quotations for WebTrends common stock and NetIQ common stock. No assurance can be given as to the market prices of WebTrends common stock or NetIQ common stock at any time before the consummation of merger or as to the market price of NetIQ common stock at any time after merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate WebTrends shareholders for decreases in the market price of NetIQ common stock which could occur before the merger becomes effective. In the event the market price of NetIQ common stock decreases or increases prior to the consummation of merger, the value of the NetIQ common stock to be received in the merger in exchange for WebTrends common stock would correspondingly decrease or increase.

Dividends

   Neither WebTrends nor NetIQ has ever declared or paid cash dividends on its capital stock. Pursuant to the merger agreement, each of WebTrends and NetIQ has agreed that no changes will be made with respect to the payment of dividends, except that NetIQ may declare or pay a dividend so long as WebTrends shareholders receive such dividends or the benefit of such dividends by adjusting the exchange ratio. If the merger is not consummated, the WebTrends and NetIQ boards anticipate that they would continue their policy of retaining all earnings to finance the expansion of their businesses. WebTrends and NetIQ expect the combined company to retain all earnings for use in the operation and expansion of its business and they do not anticipate NetIQ will pay any cash dividends after the merger.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed consolidated financial statements give effect to the proposed merger between NetIQ and WebTrends using the purchase method of accounting for business combinations and to certain other acquisitions of NetIQ and Mission Critical Software, Inc., or MCS, as discussed below.

   On January 16, 2001, NetIQ entered into an agreement to acquire WebTrends for consideration preliminarily valued at $1.04 billion, consisting of: NetIQ common stock valued at $915.0 million, options to purchase WebTrends common stock valued at $112.8 million and estimated direct acquisition costs of $13.0 million. The estimated acquisition related costs consist primarily of investment bank, legal and accounting fees and printing costs to be incurred which are directly related to the acquisition.

   The actual consideration for the acquisition of WebTrends cannot yet be determined since the acquisition has not been completed. There can be no assurance that NetIQ and WebTrends will not incur additional charges related to the merger or that management will be successful in its efforts to integrate the operations of the two companies. For the purpose of the following pro forma financial information, the number of shares of NetIQ common stock assumed to be issued in the acquisition of WebTrends is approximately 12.7 million. This amount is based on the number of shares of WebTrends common stock outstanding as of January 16, 2001, the date of the merger agreement. Similarly, the estimated value of options to purchase NetIQ common stock to be issued in the acquisition of WebTrends is based on the outstanding options to purchase shares of WebTrends common stock as of January 16, 2001. The actual number of shares of NetIQ common stock and options to be issued will be based on the actual outstanding shares of common stock and options of WebTrends as of the date of completion of the merger.

   The unaudited pro forma combined condensed consolidated financial information includes adjustments to give effect to the following acquisitions by NetIQ and MCS accounted for using the purchase method of accounting for business combinations:

  .  MCS by NetIQ;

  .  Ganymede Software, Inc., or Ganymede, by MCS;

  .  Sirana Software, Inc., or Sirana, by NetIQ; and

  .  Software Realization, Inc., or SRI, by NetIQ.

   On May 15, 2000, pursuant to a merger agreement, NetIQ acquired all outstanding shares of MCS for approximately 18.8 million shares of common stock valued at approximately $1.3 billion, assumed approximately 4.9 million options valued at approximately $285.0 million and incurred approximately $10.0 million of direct merger costs, for a total purchase price of approximately $1.6 billion. MCS provided systems administration and operations management software products for corporate and Internet-based Windows NT and Windows 2000 networks.

   On March 10, 2000, MCS acquired all outstanding shares of Ganymede for 2,750,000 shares of common stock of MCS valued at $171.2 million and incurred approximately $4.2 million of direct merger costs, for a total purchase price of approximately $175.4 million. Ganymede was a developer of network and application performance management solutions.

   On March 10, 2000, NetIQ acquired all outstanding shares of Sirana for approximately 27,000 shares of common stock and cash valued at approximately $2.5 million and incurred approximately $200,000 of direct merger costs, for a total purchase price of approximately $2.7 million. Sirana was a developer of web-based enterprise analysis and reporting solutions for Microsoft BackOffice.

   On July 17, 2000, NetIQ acquired all outstanding shares of SRI for cash of approximately $745,000, assumed liabilities of approximately $528,000 and incurred approximately $150,000 of direct merger costs, for a total purchase price of approximately $1.4 million. SRI was a professional services company focused on delivering packaged training and development offerings.

   The accompanying pro forma combined condensed consolidated financial statements are presented in accordance with Article 11 of Regulation S-X.

   The unaudited pro forma combined condensed consolidated balance sheet combines the unaudited historical condensed consolidated balance sheet of NetIQ and the audited historical condensed consolidated balance sheet of WebTrends as of December 31, 2000. No adjustments were made to the NetIQ balance sheet for the acquisitions of MCS, Ganymede, Sirana and SRI as these acquisitions were consummated prior to December 31, 2000.

   The unaudited pro forma combined condensed consolidated statements of operations of NetIQ give effect to the transactions as if they had been consummated at the beginning of the earliest period presented. The unaudited pro forma combined consolidated statement of operations of NetIQ for the fiscal year ended June 30, 2000, includes the audited historical statements of operations of NetIQ for the fiscal year ended June 30, 2000. These results have been adjusted to include the unaudited historical statement of operations of MCS, Ganymede, and Sirana for the period from July 1, 1999, to the date of the acquisition as well as the unaudited historical statement of operations of SRI for the year ended June 30, 2000. These adjusted results are combined with the unaudited historical statements of operations of WebTrends for the twelve months ended June 30, 2000.

   The unaudited pro forma combined consolidated statement of operations of NetIQ for the six months ended December 31, 2000, has been adjusted to include the unaudited historical statement of operations of SRI for the period from July 1, 2000, to the date of the acquisition, and combines these results with the unaudited historical statement of operations of WebTrends for the six months ended December 31, 2000.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto and with NetIQ's and WebTrends' historical financial statements and related notes thereto, incorporated by reference in this joint proxy statement/prospectus.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                 (in thousands)

                                                         Pro Forma  Total Pro
                                 Historical  Historical Adjustments   Forma
                                   NetIQ     WebTrends      (A)      Combined
                                 ----------  ---------- ----------- ----------
ASSETS
Current assets:
  Cash and cash equivalents..... $   97,844   $ 13,805   $     --   $  111,649
  Short-term investments........    250,570     72,195         --      322,765
  Accounts receivable, net......     26,399     15,345         --       41,744
  Prepaid expenses..............        953      1,350         --        2,303
                                 ----------   --------   --------   ----------
    Total current assets........    375,766    102,695         --      478,461
                                 ----------   --------   --------   ----------
Property and equipment, net.....     40,030      9,889         --       49,919
Goodwill and other intangible
 assets.........................  1,121,437      1,517    900,953    2,023,907
Other assets....................        903      6,378         --        7,281
                                 ----------   --------   --------   ----------
Total assets.................... $1,538,136   $120,479   $900,953   $2,559,568
                                 ==========   ========   ========   ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable.............. $    4,522   $  3,502   $     --   $    8,024
  Accrued compensation and
   related benefits.............     11,034      4,198         --       15,232
  Other liabilities.............      9,513      3,668     21,000       34,181
  Deferred revenue..............     21,988     11,506     (1,500)      31,994
                                 ----------   --------   --------   ----------
    Total current liabilities...     47,057     22,874     19,500       89,431
                                 ----------   --------   --------   ----------
Stockholders' equity:
 Common stock...................  1,785,797     85,642    942,500    2,813,939
 Deferred stock-based
  compensation..................       (937)      (224)   (48,860)     (50,021)
 Accumulated deficit............   (294,371)    12,201    (12,201)    (294,371)
 Accumulated other comprehensive
  income........................        590        (14)        14          590
                                 ----------   --------   --------   ----------
    Total stockholders' equity..  1,491,079     97,605    881,453    2,470,137
                                 ----------   --------   --------   ----------
Total liabilities and
 stockholders' equity........... $1,538,136   $120,479   $900,953   $2,559,568
                                 ==========   ========   ========   ==========

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 2000
                     (in thousands, except per share data)

                                                      Pro Forma
                                       Historical    Adjustments
                                      MCS, Ganymede MCS, Ganymede     NetIQ                                Total
                          Historical     Sirana        Sirana       Pro Forma  Historical  Pro Forma     Pro Forma
                            NetIQ      and SRI (B)     and SRI      Combined   WebTrends  Adjustments     Combined
                          ----------  ------------- -------------   ---------  ---------- -----------    ----------
Software license
 revenue................  $  37,235      $36,714      $      --     $  73,949   $29,776    $      --     $  103,725
Service revenue.........     10,685       11,505             --        22,190     6,836           --         29,026
                          ---------      -------      ---------     ---------   -------    ---------     ----------
  Total revenue.........     47,920       48,219             --        96,139    36,612           --        132,751
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Cost of software license
 revenue................        800          532             --         1,332     1,072           --          2,404
Cost of service
 revenue................      2,217        2,554             --         4,771     2,539           --          7,310
                          ---------      -------      ---------     ---------   -------    ---------     ----------
  Total cost of
   revenue..............      3,017        3,086             --         6,103     3,611           --          9,714
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Gross profit............     44,903       45,133             --        90,036    33,001           --        123,037
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Operating expenses:
 Sales and marketing....     24,695       26,949             --        51,644    17,757           --         69,401
 Research and
  development...........     10,109       12,179             --        22,288     6,377           --         28,665
 General and
  administration........      4,761        8,885             --        13,646     5,023           --         18,669
 Stock-based
  compensation..........        696          728           (728)(D)       696       141       24,045 (F)     24,882
 Write-off of acquired
  in-process research
  and development
  costs.................     10,693                     (10,693)(I)        --        --           --             --
 Amortization of
  goodwill and
  intangibles...........     64,184        1,621       410,558 (C)    476,363        --      300,823 (G)    777,186
                          ---------      -------      ---------     ---------   -------    ---------     ----------
  Total operating
   expenses.............    115,138       50,362        399,137       564,637    29,298      324,868        918,803
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Income (loss) from
 operations.............    (70,235)      (5,229)      (399,137)     (474,601)    3,703     (324,868)      (795,766)
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Interest income, net....      7,307        5,961             --        13,268     4,741           --         18,009
Income taxes............      2,400        1,122            600(J)      4,122     3,026           --          7,148
                          ---------      -------      ---------     ---------   -------    ---------     ----------
Net income (loss).......  $ (65,328)     $  (390)     $(399,737)    $(465,455)  $ 5,418    $(324,868)    $ (784,905)
                          =========      =======      =========     =========   =======    =========     ==========
Basic and diluted net
 loss per share.........  $   (3.59)                                $  (13.43)                           $   (16.57)
Shares used to compute
 basic and diluted net
 loss per share.........     18,189                      16,459 (E)    34,648                 12,708 (H)     47,356


Periods covered:
 NetIQ Year Ended June 30, 2000
 WebTrends Twelve Months Ended June 30, 2000
 MCS July 1, 1999-May 14, 2000 (pre-acquisition period)
 Ganymede July 1, 1999-March 9, 2000 (pre-acquisition period)
 Sirana July 1, 1999-March 9, 2000 (pre-acquisition period)
 SRI Year Ended June 30, 2000

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 2000
                     (in thousands, except per share data)

                                                                             Total
                          Historical  Historical Historical  Pro Forma     Pro Forma
                            NetIQ        SRI     WebTrends  Adjustments    Combined
                          ----------  ---------- ---------- -----------    ---------
Software license
 revenue................  $  53,593      $ --     $29,820    $      --     $  83,413
Service revenue.........     16,589        19       7,552           --        24,160
                          ---------      ----     -------    ---------     ---------
 Total revenue..........     70,182        19      37,372           --       107,573
                          ---------      ----     -------    ---------     ---------
Cost of software license
 revenue................        856        --       1,192           --         2,048
Cost of service
 revenue................      3,318        62       3,338           --         6,718
                          ---------      ----     -------    ---------     ---------
 Total cost of revenue..      4,174        62       4,530           --         8,766
                          ---------      ----     -------    ---------     ---------
Gross profit............     66,008       (43)     32,842           --        98,807
                          ---------      ----     -------    ---------     ---------
Operating expenses:
 Sales and marketing....     33,058        12      16,668           --        49,738
 Research and
  development...........     14,050        --       6,060           --        20,110
 General and
  administration........      4,887        25       3,744           --         8,656
 Stock-based
  compensation..........        340        --          63        7,089 (F)     7,492
 Amortization of
  goodwill and
  intangibles...........    238,213        --          --      150,424 (G)   388,637
                          ---------      ----     -------    ---------     ---------
 Total operating
  expenses..............    290,548        37      26,535      157,513       474,633
                          ---------      ----     -------    ---------     ---------
Income (loss) from
 operations.............   (224,540)      (80)      6,307     (157,513)     (375,826)
                          ---------      ----     -------    ---------     ---------
Interest income
 (expense), net.........     10,680        --       2,594           --        13,274
Income taxes............      7,240        --       3,366           --        10,606
                          ---------      ----     -------    ---------     ---------
Net income (loss).......  $(221,100)     $(80)    $ 5,535    $(157,513)    $(373,158)
                          =========      ====     =======    =========     =========
Basic and diluted net
 loss per share.........  $   (5.83)                                       $   (7.37)
Shares used to compute
 basic and diluted net
 loss per share.........     37,942                             12,708 (H)    50,650
Periods covered:
 NetIQ Six Months Ended
  December 31, 2000
 WebTrends Six Months
  Ended December 31,
  2000
 SRI July 1, 2000-July
  16, 2000 (pre-
  acquisition period)

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

   (A) The following represents the allocations of the purchase prices over the historical net book values of the acquired assets and assumed liabilities of the combined business of WebTrends as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition dates. Assuming the transaction occurred on December 31, 2000, the allocation would have been as follows (in thousands):

   Working capital.................................................. $   73,321
   Other non-current assets.........................................     16,267
   Deferred stock-based compensation................................     49,084
   Goodwill and other intangible assets.............................    902,470
                                                                     ----------
   Purchase price................................................... $1,041,142
                                                                     ==========

   The purchase price reflects the accrual of direct costs arising from the pending merger of NetIQ and WebTrends, estimated at approximately $13.0 million. The adjustment also reflects the elimination of the equity of WebTrends and the issuance of NetIQ shares and options. The adjustment also reflects a reduction in the WebTrends deferred revenue related to software license revenue that has been deferred due to installation not being completed. Lastly, the adjustment reflects an increase in the assumed liabilities of WebTrends related to WebTrends' estimated cost arising from the pending merger of approximately $8.0 million.

   (B) These results include the following:

  . MCS unaudited historical statement of operations for the period from July
    1, 1999 to May 14, 2000 (pre-acquisition period)

  . Ganymede unaudited historical results of operations for the period from July 1, 1999 to March 9, 2000 (pre-acquisition period)

  . Sirana unaudited historical results of operations for the period from July 1, 1999 to March 9, 2000 (preacquisition period)

  . SRI unaudited historical results of operations for the year ended June
    30, 2000.

   (C) The pro forma adjustment represents amortization of goodwill and other intangible assets related to the MCS, Ganymede, Sirana and SRI business combinations that would have been recorded during the year ended June 30, 2000.

   (D) The pro forma adjustment is based on the assumption that there would be no deferred stock-based compensation for options issued by MCS, Ganymede, Sirana and SRI for the year ended June 30, 2000.

   (E) The pro forma adjustment reflects the weighted average effect of the issuance of approximately 18.8 million shares in the acquisitions not otherwise included in the historical NetIQ basic net loss per share calculation. The computation of diluted net loss per share excludes securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive.

   (F) The pro forma adjustment represents the amortization of the intrinsic value of unvested options assumed in the merger with WebTrends over their remaining life during the year ended June 30, 2000, and the six months ended December 31, 2000.

   (G) The pro forma adjustment represents the amortization of goodwill and other intangible assets (per the allocation in (A) above) that would have been recorded during the year ended June 30, 2000, and the six months ended December 31, 2000.

   The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in NetIQ's acquisition of WebTrends will be amortized on a straight-line basis over a three-year period. NetIQ has not yet completed the valuation of the actual intangible assets acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results of NetIQ in the period the merger is completed and the acquisition accounting and valuation amounts are finalized.

   (H) Reflects the issuance of approximately 12.7 million shares of NetIQ common stock to WebTrends stockholders based on the number of WebTrends shares outstanding as of January 16, 2001, the date of the merger agreement. The computation of diluted net loss per share excludes securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive.

   (I) This adjustment is to remove the effect of the in-process research and development expense included in the historical results of operations of NetIQ related to the acquisition of MCS.

   (J) This pro-forma adjustment reflects the tax impact of the amortization of identified intangible assets.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           WEBTRENDS COMMON STOCK AND
                               NETIQ COMMON STOCK

   This section of the joint proxy statement/prospectus describes certain differences between WebTrends common stock and NetIQ common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to WebTrends shareholders. WebTrends shareholders should read this entire document and the other documents referred to carefully, including the certificate of incorporation and bylaws of NetIQ and the articles of incorporation and bylaws of WebTrends and the relevant provisions of Oregon and Delaware corporate law, for a more complete understanding of the differences between WebTrends common stock and NetIQ common stock.

   WebTrends' articles of incorporation, bylaws and Oregon law currently govern the rights of shareholders of WebTrends. After the completion of the merger, WebTrends' shareholders will become stockholders of NetIQ. As a result, former WebTrends shareholders' rights will be governed by NetIQ's certificate of incorporation, bylaws and Delaware law. The following paragraphs summarize certain differences between the rights of WebTrends shareholders and NetIQ stockholders under the charter documents and bylaws of WebTrends and NetIQ and under Oregon and Delaware law.

Power to Call Special Meetings of Shareholders

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The NetIQ bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, the Chairman of the Board, the President, the Chief Executive Officer or by one or more stockholders holding shares in the aggregate entitled to cast not less than fifty percent of the votes at that meeting.

   Under Oregon law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws, or by written demand by the holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at any such meeting. The WebTrends bylaws provide that a special meeting of shareholders may be called at any time by the board of directors, the President, the Chairman of the Board, or by the holders of not less than ten percent of the outstanding shares entitled to vote at the meeting.

Shareholder Action Without a Meeting

   Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, the NetIQ certificate specifically provides that no action shall be taken by the stockholders except at an annual or special meeting called in accordance with the bylaws.

   Under Oregon law and the WebTrends bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing is signed by all shareholders entitled to vote on the action.

Size of the Board of Directors

   Under Delaware law, the number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. The NetIQ certificate provides that the number of directors shall be designated in the bylaws. The NetIQ bylaws authorize nine directors. NetIQ currently has six directors and the size of the board can be changed by the board without a stockholder vote.

   Under Oregon law, the number of directors may be fixed in either the articles of incorporation or bylaws. The board of directors or the shareholders of an Oregon corporation may change the number of directors within the minimum and maximum range if the articles of incorporation or bylaws establish a variable range for the size of the board of directors. If the articles of incorporation establish a fixed or variable range, then, after shares are issued, only the shareholders may change the range for the size of the board or change from a fixed or variable-ranged size board by amendment to the corporation's articles of incorporation. The WebTrends bylaws currently provide that WebTrends shall have not less than five nor more than seven directors with the WebTrends board of directors having the right to set the specific number by resolution. Currently WebTrends has five directors.

Classification of the Board of Directors

   A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, in which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The NetIQ certificate and bylaws provide for three classes of directors with staggered three-year terms.

   If there are six or more directors, Oregon law permits, but does not require, an Oregon corporation to provide in its articles of incorporation or bylaws for a classified board of directors, in which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors standing for election each year. The WebTrends bylaws provide, in the event the number of directors is six or more, for three classes of directors with staggered three-year terms; however, currently WebTrends has five directors.

Special Meetings of the Board of Directors

   Under the NetIQ bylaws, meetings of NetIQ's board of directors may be called by the Chairman of the Board, the President, any Vice President, the Secretary, or any two directors. Notice shall be given four days in advance if by mail, and two days in advance if delivered personally, by telephone or by telegraph.

   Oregon law provides that unless the articles of incorporation or bylaws set forth a longer or shorter period, special meetings of a company's board of directors must be preceded by at least two days' notice of the date, time and place of the meeting. The WebTrends bylaws stipulate that special meetings of the board of directors may be called by the Chairman of the Board, the President or by one-third of the directors then in office. Notice shall be given two days in advance if by mail, and one day if by personal delivery, mail, telegraph, oral communication, facsimile or private courier.

Removal of Directors

   Under Delaware law, any director or the entire board of directors of a corporation may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors, except that unless the certificate provides otherwise, in the case of a classified board, the directors can only be removed by the stockholders for cause. The NetIQ certificate provides that any director may be removed at any time (1) with cause by an affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class; or (2) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds of the voting power of the then-outstanding shares of voting stock.

   Under Oregon law, any director of an Oregon corporation may be removed with or without cause by the shareholders unless the articles of incorporation provide that directors may only be removed for cause. A director may be removed only if the number of votes cast to remove the director exceed the votes cast not to remove the director. Furthermore, a director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose of the meeting is to remove a director. The WebTrends articles provide that the directors may only be removed for cause.

Transactions Involving Officers or Directors

   Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Furthermore, under Delaware law, contracts or transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

  . the material facts as to the transaction and as to the director's relationship or interest are disclosed or are known to the board of directors, a committee of the board of directors or the stockholders entitled to vote thereon, and the affirmative vote of a majority of the disinterested directors on the board or committee or a majority of the stockholders entitled to vote thereon, as applicable, approve or ratify the transaction in good faith; or

  . the contract or transaction was fair to the corporation at the time it was authorized, approved or ratified.

   An Oregon corporation may loan money to, or guarantee any obligation incurred by, its directors only if either:

  . the loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, excluding the voting shares owned by or voted under the control of the benefited director; or

  . the board of directors determines such loan or guarantee benefits the corporation and the board of directors either approves the loan or guarantee or a general plan authorizing the loans and guarantees.

   With respect to any other contract or transaction between the corporation and one or more of its directors, such transactions are not voidable if either:

  . the material facts of the transaction and the director's interest are disclosed or made known to the board of directors, a committee of the board of directors or the shareholders of the corporation entitled to vote, and the transaction is approved or ratified by a majority of the disinterested directors or by the shareholders; or

  . the contract or transaction is fair to the corporation.

   Oregon law does not specifically regulate loans to officers or employees.

Limitation of Liability of Directors; Indemnification

   Under the NetIQ certificate of incorporation, directors are indemnified by the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of disinterested directors, by a committee of directors designated by a majority of the directors, by independent legal counsel in a written opinion, or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

   Expenses incurred by an officer or director in defending any action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

   The indemnification and expense advancement provisions under Delaware law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws, or by a stockholder vote or vote of disinterested directors, or by an agreement or otherwise.

   Under Oregon law, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit a director's liability for:

  . any act or omission occurring prior to the date when such provision becomes effective;

  . breaches of the director's duty of loyalty to the corporation or its shareholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . the payment of unlawful distributions; or

  . any transaction from which the director derived an improper personal benefit.

   Under Oregon law, a corporation may, subject to the limitations described below, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. Under Oregon law, a director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was found liable on the basis that personal benefit was improperly received. The WebTrends articles contain provisions eliminating a director's or officer's liability to the fullest extent permitted by Oregon law. Oregon law provides for mandatory indemnification of directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director.

Dividends and Repurchases of Shares

   Delaware law permits a corporation, subject to any restrictions contained in its certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, the directors of a corporation may not pay any dividends out of net profits if the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Capital is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

   The NetIQ certificate of incorporation does not otherwise restrict the ability of its board of directors to make distributions to its shareholders.

   Oregon law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its shareholders, if both of the following factors are, in the judgment of the directors, satisfied:

  . the corporation would be able to pay its debts as they come due in the usual course of business; and

  . the corporation's total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

   The WebTrends articles do not otherwise restrict the ability of its board of directors to make distributions to its shareholders. In addition, Oregon law generally provides that a corporation may redeem or repurchase its shares.

Dissenters' and Appraisal Rights

   Under Oregon law and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights or to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder, as determined by a court or by agreement of the corporation and the stockholder, in lieu of the consideration such stockholder would otherwise receive in the transaction. The limitations on the availability of dissenters' rights under Oregon law are different from those available for appraisal rights under Delaware law. Under Delaware law, such fair value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available in the following situations:

  . with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

  . to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

   Under Oregon law, unless a corporation's articles of incorporation provide otherwise, dissenters' rights are generally not available to holders of shares of any class or series of stock in connection with a merger if the shares of the class or series were registered on a national securities exchange or quoted on Nasdaq as a national market system security on the record date for the meeting at which the merger is to be approved or on the date a copy or summary of the plan of merger is mailed to the shareholders. WebTrends' articles of incorporation do not provide otherwise.

Inspection of Stockholder List

   Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. Oregon law allows any shareholder to inspect the shareholder list for a proper purpose upon five days written notice to the corporation of such request. Oregon law also allows any shareholder to inspect the shareholder list beginning two business days after notice of a meeting is given for which the list was prepared and continuing through the meeting.

Control Share Act

   The Oregon Control Share Act generally provides that a person who acquires control shares cannot vote the shares unless voting rights are approved by both a majority of all the votes entitled to be cast by holders of voting shares and a majority of all votes other than votes of "interested shareholders" entitled to be cast by holders of voting shares. Delaware law does not contain an equivalent to the Control Share Act.

                     PROPOSAL NO. 2 FOR NETIQ STOCKHOLDERS:

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

   NetIQ stockholders are being asked to approve an amendment to NetIQ's certificate of incorporation.

   NetIQ's authorized capital stock includes 100,000,000 shares of common stock. At January 16, 2001, there were outstanding:

  . 39,584,175 shares of common stock;

  . options to purchase an aggregate of 6,898,014 shares of common stock; and

  . 2,350,000 shares of common stock reserved for issuance under employee stock purchase plans.

   In addition, based on shares outstanding on January 16, 2001, up to approximately 12.7 million shares of NetIQ common stock will be issued to shareholders of WebTrends in connection with the merger, and a further approximately 2.3 million shares of NetIQ common stock will be reserved for issuance in connection with WebTrends' employee stock compensation arrangements.

   NetIQ's board of directors wants to have available additional authorized shares of NetIQ common stock for future stock splits, stock dividends, acquisitions employee benefit plans, financings or other corporate purposes. It thus requests that the NetIQ stockholders approve the certificate of incorporation amendment proposal for a total number of 250,000,000 authorized shares of NetIQ common stock upon effectiveness of the amendment of the NetIQ certificate of incorporation. Other than as required by the merger agreement or in connection with its employee benefit plans, NetIQ has no present plan to issue any additional NetIQ shares.

   NetIQ's board of directors would have the sole discretion to issue the additional shares of NetIQ common stock from time to time for any corporate purpose without further action by NetIQ stockholders, except as the Nasdaq National Market rules may require, and without first offering the shares to NetIQ stockholders. There are no preemptive rights available to NetIQ stockholders in connection with the issuance of NetIQ common stock. The issuance of additional NetIQ shares could have a dilutive effect on NetIQ's per share earnings and on each NetIQ stockholder's voting power in NetIQ, unless the NetIQ stockholder were to purchase additional shares to maintain the same level of ownership.

   NetIQ board of directors does not propose the increase in authorized NetIQ common stock because it believes that NetIQ needs additional takeover defenses. The additional authorized, but unissued, NetIQ common stock, however, could be viewed as deterring a takeover of NetIQ. Certain provisions of the NetIQ certificate of incorporation, the NetIQ bylaws and Delaware law may also be seen to have an anti-takeover effect by delaying, deterring or preventing a tender offer or takeover attempt, including an offer or attempt that might result in a premium over the current market price for the NetIQ shares and that a NetIQ shareholder might favor.

   If approved, the proposal to amend NetIQ's certificate of incorporation would become effective immediately before completion of the merger.

   NetIQ's board of directors unanimously recommends that the NetIQ stockholders vote FOR the proposal to amend NetIQ's certificate of incorporation.

                                 LEGAL MATTERS

   The validity of the shares of NetIQ common stock offered by this joint proxy statement/prospectus will be passed upon for NetIQ by Davis Polk & Wardwell, Menlo Park, California, counsel for NetIQ. Perkins Coie LLP, Portland, Oregon, is counsel to WebTrends. It is a condition to the completion of the merger that WebTrends and NetIQ each receive opinions from their counsel to the effect that, among other things, the merger will be a reorganization for federal income tax purposes. See "The Merger--Material U.S. Federal Income Tax Consequences."

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from NetIQ's annual report on Form 10-K for the year ended June 30, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of WebTrends as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the financial statements of Mission Critical Software, Inc. at June 30, 1998 and 1999, and for the period from July 19, 1996 (date of inception) to June 30, 1997, and the years ended June 30, 1998 and 1999, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus. The financial statements of Mission Critical Software, Inc. are incorporated by reference in this joint proxy statement/prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

   The financial statements of Ganymede Software, Inc. as of March 31, 1999 and 1998, and for each of the years then ended incorporated in this joint proxy statement/prospectus by reference to pages F49-F63 of NetIQ Corporation's Amendment No. 1 to Form S-4 dated April 3, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

   Under Rule 14a-8 of the Exchange Act, NetIQ stockholders may present proper proposals for inclusion in NetIQ's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to NetIQ in a timely manner. In order to be so included for the 2001 annual meeting, stockholder proposals must have been received by NetIQ no later than June 12, 2001, and must have otherwise complied with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

   NetIQ and WebTrends file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of their reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

  Judiciary Plaza           Citicorp Center             Seven World Trade
  Room 1024                 500 West Madison            Center
  450 Fifth Street, N.W.    Street                      13th Floor
  Washington, D.C. 20549    Suite 1400                  New York, New York
                            Chicago, Illinois           10048
                            60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of WebTrends and NetIQ. The address of the SEC website is www.sec.gov.

   These materials may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

   NetIQ filed a registration statement on Form S-4 to register with the SEC the NetIQ common stock to be issued to WebTrends shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of NetIQ in addition to being a proxy statement of NetIQ and WebTrends for each company's special meeting. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.

   The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial performance.

   NetIQ SEC Filings (File No. 000-26757)   Period
   --------------------------------------   ------
   Annual Report on Form 10-K               Fiscal year ended June 30, 2000
   Quarterly Reports on Form 10-Q           Quarter ended September 30, 2000
                                            Filed on January 17, 2001, and July 19,
   Current Reports on Form 8-K              2000
   Description of NetIQ Common Stock from
   Registration Statement on Form 8-A       Filed on July 19, 1999

   NetIQ's SEC Filings (File No. 333-
   33178)
   ----------------------------------
   Mission Critical Software, Inc.'s        Filed on March 23, 2000
   Audited Financial Statements for Fiscal
   Years Ended June 30, 1997, 1998 and
   1999 and Unaudited Condensed Financial
   Statements for Three and Six Months
   Ended December 31, 1998 and 1999 and
   Ganymede Software Inc.'s Audited
   Financial Statements for Fiscal Years
   Ended March 31, 1999 and 1998 and
   Unaudited Financial Statements as of
   and for the Nine Months Ended December
   31, 1999 and 1998 from Registration
   Statement on Form S-4.

   WebTrends' SEC Filings (File No. 000-
   25215)                                   Period
   -------------------------------------    ------
   Annual Report on Form 10-K               Fiscal year ended December 31, 1999
   Quarterly Reports on Form 10-Q           Quarters ended March 31, 2000, June 30,
                                            2000 and September 30, 2000
   Current Reports on Form 8-K              Filed on January 26, 2000 and January
                                            19, 2001
   Description of WebTrends Common Stock
   from Registration Statement on Form 8-A  Filed on December 28, 1998

   We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

   NetIQ has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to NetIQ, and WebTrends has supplied all information relating to WebTrends.

   You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

                               NetIQ Corporation
                            3553 North First Street
                               San Jose, CA 95134
                              Tel: (408) 856-3000

                             WebTrends Corporation
                       851 S.W. Sixth Avenue, Suite 1200
                               Portland, OR 97204
                              Tel: (503) 294-7025

   If you would like to request documents from us, please do so by March , 2001, to receive them before the special meetings. We shall send the documents by first-class mail within one business day of receiving your request.

   You can also get more information by visiting NetIQ's web site at www.netiq.com and WebTrends' web site at www.webtrends.com. Web site materials are not part of this joint proxy statement/prospectus.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the NetIQ share issuance proposal and the WebTrends merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This joint proxy statement/prospectus is dated February , 2001. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of NetIQ common stock in the merger shall create any implication to the contrary.

   This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the NetIQ common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in its affairs since the date of this joint proxy statement/prospectus. The information contained in this document with respect to WebTrends and its subsidiaries was provided by WebTrends. The information contained in this document with respect to NetIQ was provided by NetIQ.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                January 16, 2001

                                     among

                             WEBTRENDS CORPORATION

                               NETIQ CORPORATION

                                      and

                         NORTH ACQUISITION CORPORATION

                              TABLE OF CONTENTS/1/

                                                                            Page
                                                                            ----

                                   ARTICLE 1

                                  Definitions

Section 1.01. Definitions...................................................   1

                                   ARTICLE 2

                                   The Merger

Section 2.01. The Merger....................................................   5
Section 2.02. Conversion of Shares..........................................   5
Section 2.03. Surrender and Payment.........................................   5
Section 2.04. Stock Options.................................................   6
Section 2.05. Employee Stock Purchase Plan..................................   7
Section 2.06. Adjustments...................................................   7
Section 2.07. Fractional Shares.............................................   7
Section 2.08. Withholding Rights............................................   7
Section 2.09. Lost Certificates.............................................   8
Section 2.10. Tax Consequences..............................................   8

                                   ARTICLE 3

                           The Surviving Corporation

Section 3.01. Articles of Incorporation.....................................   8
Section 3.02. Bylaws........................................................   8
Section 3.03. Directors and Officers........................................   8
Section 3.04. Additional Actions............................................   8

                                   ARTICLE 4

                 Representations and Warranties of the Company

Section 4.01. Corporate Existence and Power.................................   8
Section 4.02. Corporate Authorization.......................................   9
Section 4.03. Governmental Authorization....................................   9
Section 4.04. Non-contravention.............................................   9
Section 4.05. Capitalization................................................   9
Section 4.06. Subsidiaries..................................................  10
Section 4.07. SEC Filings...................................................  10
Section 4.08. Financial Statements..........................................  11
Section 4.09. Disclosure Documents..........................................  11
Section 4.10. Agreements, Contracts and Commitments.........................  11
Section 4.11. Absence of Certain Changes....................................  13
Section 4.12. No Undisclosed Material Liabilities...........................  14
Section 4.13. Compliance with Laws and Court Orders.........................  14
Section 4.14. Litigation....................................................  14
Section 4.15. Finders' Fees.................................................  14
Section 4.16. Opinion of Financial Advisor..................................  14

--------
/1/ The Table of Contents is not a part of this Agreement.

                                                                          Page
                                                                          ----
Section 4.17. Taxes......................................................  14
Section 4.18. Employee Benefit Plans.....................................  15
Section 4.19. Environmental Matters......................................  17
Section 4.20. Company Intellectual Property..............................  17
Section 4.21. Tax Treatment..............................................  19
Section 4.22. Antitakeover Statutes and Rights Agreement.................  19

                                   ARTICLE 5

                    Representations and Warranties of Parent

Section 5.01. Corporate Existence and Power..............................  19
Section 5.02. Corporate Authorization....................................  19
Section 5.03. Governmental Authorization.................................  19
Section 5.04. Non-contravention..........................................  20
Section 5.05. Capitalization.............................................  20
Section 5.06. Subsidiaries...............................................  20
Section 5.07. SEC Filings................................................  21
Section 5.08. Financial Statements.......................................  21
Section 5.09. Disclosure Documents.......................................  21
Section 5.10. Absence of Certain Changes.................................  22
Section 5.11. Compliance with Laws and Court Orders......................  23
Section 5.12. Litigation.................................................  23
Section 5.13. Finders' Fees..............................................  23
Section 5.14. Opinion of Financial Advisor...............................  23
Section 5.15. Tax Treatment..............................................  23
Section 5.16. Ownership of Company Equity................................  23
Section 5.17. No Undisclosed Material Liabilities........................  23
Section 5.18. Environmental Matters......................................  24
Section 5.19. Parent Intellectual Property...............................  24
Section 5.20. Agreements, Contracts and Commitments......................  25

                                   ARTICLE 6

                            Covenants of the Company

Section 6.01. Conduct of the Company.....................................  26
Section 6.02. Shareholder Meeting; Proxy Material........................  26
Section 6.03. No Solicitation............................................  27
Section 6.04. Required Consents..........................................  28

                                   ARTICLE 7

                              Covenants of Parent

Section 7.01. Conduct of Parent..........................................  28
Section 7.02. Obligations of Merger Subsidiary...........................  29
Section 7.03. Director and Officer Liability.............................  29
Section 7.04. Registration Statement; Stockholder Meeting; Proxy
 Material................................................................  29
Section 7.05. Nasdaq Stock Market Listing................................  29
Section 7.06. Board of Director Membership...............................  29
Section 7.07. Employee Benefits..........................................  30
Section 7.08. Consultation on Certain Matters............................  30

                                                                          Page
                                                                          ----

                                   ARTICLE 8

                      Covenants of Parent and the Company

Section 8.01. Reasonable Efforts.........................................  30
Section 8.02. Certain Filings............................................  30
Section 8.03. Public Announcements.......................................  30
Section 8.04. Further Assurances.........................................  31
Section 8.05. Access to Information......................................  31
Section 8.06. Notices of Certain Events..................................  31
Section 8.07. Confidentiality............................................  31
Section 8.08. Tax-free Reorganization; Purchase Accounting...............  32
Section 8.09. Affiliates.................................................  32
Section 8.10. 401(k) Plan................................................  32
Section 8.11. Section 16.................................................  32

                                   ARTICLE 9

                            Conditions to the Merger

Section 9.01. Conditions to Obligations of Each Party....................  32
Section 9.02. Conditions to the Obligations of Parent and Merger
              Subsidiary.................................................  33
Section 9.03. Conditions to the Obligations of the Company...............  33

                                   ARTICLE 10

                                  Termination

Section 10.01  Termination...............................................  34
Section 10.02  Effect of Termination.....................................  35

                                   ARTICLE 11

                                 Miscellaneous

Section 11.01  Notices...................................................  35
Section 11.02  Survival of Representations and Warranties................  36
Section 11.03  Amendments; No Waivers....................................  36
Section 11.04  Expenses..................................................  36
Section 11.05  Successors and Assigns....................................  37
Section 11.06  Governing Law.............................................  37
Section 11.07  WAIVER OF JURY TRIAL......................................  37
Section 11.08  Counterparts; Effectiveness...............................  37
Section 11.09  Entire Agreement..........................................  37
Section 11.10  Captions..................................................  37
Section 11.11  Severability..............................................  37
Section 11.12  Specific Performance......................................  37

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER dated as of January 16, 2001 among WebTrends Corporation, an Oregon corporation ("Company"), NetIQ Corporation, a Delaware corporation ("Parent"), and North Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                    RECITALS

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Oregon Business Corporation Act ("Oregon Law"), Parent and Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into Company (the "Merger").

   B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, advisable and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Stock (as defined below) to the shareholders of Company pursuant to the terms of the Merger.

   C. The Board of Directors of Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, advisable and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend the approval of this Agreement and the Merger by the shareholders of Company.

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's willingness to enter into this Agreement, certain affiliates of Company shall enter into a Voting Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement").

   E. Parent, Company and Merger Subsidiary desire to make certain representations and warranties and other agreements in connection with the Merger.

   F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  Definitions

   Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

   "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and Company Subsidiaries or over 20% of any class of equity or voting securities of Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company.

   "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

   "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company Balance Sheet" means the consolidated balance sheets of Company as of December 31, 1999 and the footnotes thereto set forth in the Company 10-K .

   "Company Balance Sheet Date" means December 31, 1999.

   "Company Stock" means the common stock, no par value, of Company.

   "Company 10-K" means Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

   "Delaware Law" means the General Corporation Law of the State of Delaware.

   "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, any enforceable judicial or administrative interpretation thereof), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

   "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of Company or any Company Subsidiary as currently conducted.

   "ERISA" means the Employee Retirement Income Security Act of 1974.

   "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

   "GAAP" means United States generally accepted accounting principles, consistently applied.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

   "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than restrictions on transfer imposed by federal or state securities laws. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

   "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, it being understood that a decline in stock price shall not constitute, in and of itself, a Material Adverse Effect.

   "1933 Act" means the Securities Act of 1993.

   "1934 Act" means the Securities Exchange Act of 1934.

   "Officer" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 under the 1934 Act.

   "Parent Balance Sheet" means the consolidated balance sheets of Parent as of June 30, 2000 and the footnotes therein set forth in the Parent 10-K.

   "Parent Balance Sheet Date" means June 30, 2000.

   "Parent Stock" means the common stock, $0.001 par value, of Parent.

   "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended June 30, 2000.

   "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "SEC" means the Securities and Exchange Commission.

   "Shareholder" means a holder of record of Company common stock immediately prior to the Effective Time.

   "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

   "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

   Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

   (b) Each of the following terms is defined in the Section set forth opposite such term:

   Term                                                                  Section
   ----                                                                  -------
   368 Reorganization..................................................     4.21
   Adjusted Option.....................................................     2.04
   Certificates........................................................     2.03
   Closing.............................................................     2.01
   Closing Date........................................................     2.01
   Company............................................................. Preamble
   Company Employee....................................................     7.07
   Company Intellectual Property.......................................     4.20
   Company Insider.....................................................     8.11
   Company Proxy Statement.............................................     4.09
   Company Registered Intellectual Property............................     4.20
   Company SEC Documents...............................................     4.07
   Company Securities..................................................     4.05
   Company Stockholder Meeting.........................................     6.02
   Company Stock Option................................................     2.04
   Company Stock Option Plan...........................................     2.04
   Company Subsidiaries................................................     4.06
   Company Subsidiaries Securities.....................................     4.06
   Confidentiality Agreement...........................................     6.03
   Effective Time......................................................     2.01
   Employee Plans......................................................     4.18
   End Date............................................................    10.01
   Exchange Agent......................................................     2.03
   Fixed Exchange Ratio................................................     2.02
   Indemnified Person..................................................     7.03
   Intellectual Property...............................................     4.20
   Merger.............................................................. Recitals
   Merger Consideration................................................     2.02
   Merger Subsidiary................................................... Preamble
   Multiemployer Plan..................................................     4.18
   Oregon Law.......................................................... Recitals
   Parent ............................................................. Preamble
   Parent Benefit Plans................................................     7.07
   Parent Intellectual Property........................................     5.19
   Parent Proxy Statement .............................................     5.09
   Parent Registered Intellectual Property.............................     5.19
   Parent SEC Documents................................................     5.07
   Parent Stockholder Meeting..........................................     7.04
   Payment Event.......................................................    11.04
   Registration Statement..............................................     5.09
   Registered Intellectual Property....................................     4.20
   Superior Proposal...................................................     6.03
   Surviving Corporation...............................................     2.01
   Taxes...............................................................     4.17
   Taxing Authority....................................................     4.17
   Voting Agreement.................................................... Recitals

                                   ARTICLE 2

                                   The Merger

   Section 2.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged with and into Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease, and Company shall be the surviving corporation (the "Surviving Corporation").

   (b) Subject to the provision of this Agreement, Company and Merger Subsidiary will file the articles of merger with the Oregon Secretary of State and make all other filings or recordings required by Oregon Law in connection with the Merger as soon as practicable on or after the Closing Date (as herein defined). The Merger shall become effective at such time (the "Effective Time") as the articles of merger is duly filed with the Oregon Secretary of State (or at such later time as may be specified in the articles of merger). The closing of the Merger (the "Closing") shall take place at the office of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business date after the satisfaction or waiver of the conditions set forth in Article 9, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   (c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Company and Merger Subsidiary.

   Section 2.02. Conversion of Shares. At the Effective Time, (a) except as otherwise provided in Section 2.02(b), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.48 shares of Parent Stock (the "Fixed Exchange Ratio" and together with the cash in lieu of fractional shares of Parent Stock as specified below, the "Merger Consideration");

   (b) each share of Company Stock held by Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

   (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Stock and any dividends or distributions to which holder of Company Stock may be entitled pursuant to Section 2.03(f). Promptly after the Effective Time (and in any event no later than five Business Days after receipt by Parent of a complete list from Company of the names and addresses of its shareholders of record), Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

   (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal in accordance with the instructions thereto, the Merger Consideration in respect of Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent from and after the Effective Time for all corporate purposes, subject to Section

2.03(f) as to the payment of dividends or other distributions, the ownership of the number of full shares of Parent Stock into which such shares of Company Stock shall have been so converted and the right to receive such Merger Consideration and any dividends or distributions payable pursuant to Section 2.03(f).

   (c) If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such issuance that the Certificate so surrendered shall be properly endorsed and guaranteed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

   (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

   (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time, and no cash payment in lieu of fractional shares as provided in
Section 2.07, shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

   Section 2.04. Stock Options. (a) The terms of each outstanding option (a "Company Stock Option") to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a "Company Stock Option Plan"), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, at a price per share of Parent Stock equal to (A) the aggregate exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Parent Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"), provided that any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to Company Stock Option shall be rounded down to the nearest whole share, and provided further that, for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

   (b) Prior to the Effective Time, Company shall take any actions that are necessary to give effect to the transactions contemplated by this Section 2.04.

   (c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Adjusted Option and, where applicable, shall have such registration statement declared effective as soon as is reasonably practicable following the Effective Time and maintain the effectiveness of such registration statement covering such Adjusted Option (and to maintain the current status of the prospectus contained therein) for so long as such Adjusted Option remains outstanding.

   Section 2.05. Employee Stock Purchase Plan. Prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised in accordance with Section 21.3 of the 1999 Employee Stock Purchase Plan (the "Company ESPP") and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration with respect to the number of shares of Company Common Stock that were issuable upon exercise of such purchase rights under the Company ESPP immediately prior to the Effective Time and any dividends or distributions to which such holder may be entitled pursuant to Section 2.03(f) without issuance of certificates representing issued and outstanding shares of Company Common Stock to Company ESPP participants. Parent agrees that as soon as practicable after the Effective Time it shall cause certificates representing shares of Parent Stock, together with any cash portion of the Merger Consideration and such dividends or distributions required by Section 2.03(f), to be delivered to such holders in satisfaction of such holders rights under this Section 2.05 with no further action required by such holders. Company agrees that it shall terminate the Company ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder. Parent further agrees that it shall use its best efforts to ensure that all Company employees or Parent employees who were Company employees immediately prior to the Effective Time shall be eligible to participate in the Parent 1999 Employee Stock Purchase Plan as of the first offering period thereunder following the Effective Time.

   Section 2.06. Adjustments. The Fixed Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

   Section 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (rounded to the nearest whole cent) without interest determined by multiplying the average closing sale price of a share of Parent Stock on the Nasdaq National Market on the five (5) trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

   Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Company Stock Option, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

   Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or distributions pursuant to Section 2.03(f) to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.

   Section 2.10. Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

                                   ARTICLE 3

                           The Surviving Corporation

   Section 3.01. Articles of Incorporation. At the Effective Time, (i) the Third Restated Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Articles of Incorporation of Merger Subsidiary, except for
Article I thereof which shall continue to read "The name of the corporation is WebTrends Corporation".

   Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

   Section 3.04. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

                                   ARTICLE 4

                 Representations and Warranties of the Company

   Company represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Company to Parent dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties that:

   Section 4.01. Corporate Existence and Power. Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Company. Company is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Company. Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of Company as currently in effect and no amendments have been made to such documents since the date of such delivery.

   Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company's corporate powers and, except for the required approval of Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock is the only vote of the holders of any of Company's capital stock necessary in connection with the consummation of the Merger. Assuming the due authorization, execution and delivery of this Agreement by Parent and, if applicable, Merger Subsidiary, this Agreement constitute valid and binding agreements of Company, enforceable against the Company in accordance with its terms.

   (b) At a meeting duly called and held, Company's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Company's shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this Agreement by its shareholders.

   Section 4.03. Governmental Authorization. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company or the Surviving Corporation or materially to impair the ability of Company to consummate the transactions contemplated by this Agreement.

   Section 4.04. Non-contravention. The execution and delivery by Company of this Agreement do not and the performance of this Agreement by the Company will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree,
(iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Company or Company Subsidiaries are entitled under any provision of any agreement or other instrument binding upon Company or Company Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Company and Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Company or Company Subsidiaries, except for such contraventions, conflicts and violations referred to in clause
(ii).

   Section 4.05. Capitalization. (a) The authorized capital stock of Company consists of 300,000,000 shares of Common Stock, no par value per share of which there were 26,425,505 shares issued and outstanding as of December 31, 2000, and 15,000,000 shares of Preferred Stock, no par value per share of which no shares are issued or outstanding. As of December 31, 2000 5,788,384 shares were reserved for issuance under the Company Stock Option Plans, of which 1,421,356 shares were issued and outstanding pursuant to exercised options, 4,783,059 shares were subject to outstanding options (of which options to purchase 555,401 shares were exercisable) and 1,076,709 shares were available for future grant. As of December 31, 2000, there were reserved for issuance under the Company ESPP 1,465,000 shares of Common Stock, of which 61,540 shares were issued pursuant to exercised options, and 1,403,460 shares were available for future issuance. All outstanding shares of capital stock of Company have been, and all shares that may be issued pursuant to the 1997 Stock Incentive Compensation Plan, the Amended and Restated 1998 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan, as amended, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. No outstanding shares of Company Common Stock are subject to lapsing rights of repurchase, vesting or similar provisions. Other than vesting of stock options over time based on continuing service with Company, there are no securities of Company that shall become vested or exercisable based on performance or other contingencies. No Company Subsidiary owns any shares of Company Stock.

   (b) Except as set forth in this Section 4.05 and for changes since December 31, 2000 resulting from the exercise of employee stock options outstanding on such date, or issuances under the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company or (iii) options or other rights to acquire from Company, or other obligation of Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of Company Securities.

   Section 4.06. Subsidiaries. (a) Schedule 4.06 lists all Subsidiaries of Company and their jurisdictions of incorporation ("Company Subsidiaries"). Company Subsidiaries are duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation, have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually and in the aggregate, a Material Adverse Effect on Company. Company Subsidiaries are duly qualified to do business as foreign corporations and are in good standing as foreign corporations in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Company.

   (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, Company Subsidiaries, is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Company or Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Company Subsidiaries or (ii) options or other rights to acquire from Company or Company Subsidiaries, or other obligation of Company or Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, Company Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiaries Securities"). There are no outstanding obligations of Company or Company Subsidiaries to repurchase, redeem or otherwise acquire any of Company Subsidiaries Securities.

   Section 4.07. SEC Filings. (a) Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by it since February 18, 1999 under the 1933 Act or 1934 Act (the "Company SEC Documents"). Company has made available to Parent true and complete copies of Company SEC Documents.

   (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

   (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   (e) The Company Subsidiaries are not required to file any forms, reports or other documents with the SEC.

   Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto), and (iii) fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   Section 4.09. Disclosure Documents. (a) The proxy or information statement of Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Company, and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to Company by Parent or Merger Subsidiary specifically for use therein.

   (b) None of the information provided by Company for inclusion in the Registration Statement or any amendment or supplement thereto or in the Parent Proxy Statement, at the time the Registration Statement or any amendment or supplement becomes effective or at the time the Parent Proxy Statement is first mailed to Parent's stockholders, and at the time such stockholders vote upon the issuance of shares of Parent Stock in connection with the Merger and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

   Section 4.10 Agreements, Contracts and Commitments. Neither Company nor any Company Subsidiary is a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any Company Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to Company.

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification or any guaranty other than (i) any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business, or (ii) any indemnification obligation of the Company or any Company Subsidiary to its officers or directors;

   (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any Company Subsidiary to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any Company Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company Subsidiaries;

   (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less and, in the case of dealer, distributor or joint marketing agreements, which involve payments by or to the Company of $500,000 or more, or any material agreement pursuant to which Company or any Company Subsidiary has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or Company Subsidiaries;

   (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology other than source code escrow agreements or other similar arrangements entered into in the normal course of business;

   (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, including any parts or components thereof, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

   (i) any material mortgages, indentures, guarantees, loans or credit agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

   (j) any settlement agreement entered into prior to the date of this Agreement; or

   (k) any other agreement, contract or commitment that includes receipts or expenditures of $1,000,000 or more individually.

   Neither Company nor any Company Subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any Company Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any Company Subsidiary is a party or by which it is bound that are required to be disclosed as exceptions to this Section 4.10 (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate.)

   Each Company Contract: (i) is valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. To the knowledge of the Company, no other party to any Company Contract is in material breach thereof or material default thereunder.

   Section 4.11. Absence of Certain Changes. Since September 30, 2000, the business of Company and Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

   (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

   (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or Company Subsidiaries, or any repurchase, redemption or other acquisition by Company or any Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or Company Subsidiaries;

   (c) any amendment of any material term of any outstanding security of Company or Company Subsidiaries;

   (d) any incurrence, assumption or guarantee by Company or Company Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

   (e) any creation or other incurrence by Company or Company Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

   (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in any Company Subsidiaries in the ordinary course of business consistent with past practices;

   (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or Company Subsidiaries;

   (h) any transaction or commitment made, or any contract or agreement entered into, by Company or Company Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Company or Company Subsidiaries of any contract or other right, in either case, material to Company and Company Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

   (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by Company or Company Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

   (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Company or Company Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or Company Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Company or any Company Subsidiary or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of Company or Company Subsidiaries, other than in the ordinary course of business consistent with past practice;

   (k) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

   (l) any revaluation by Company or Company Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

   Section 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, other than:

   (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

   (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that are immaterial in the aggregate.

   Section 4.13. Compliance with Laws and Court Orders. Company and Company Subsidiaries are and have been in compliance with, and to the knowledge of Company, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

   Section 4.14. Litigation. Except as set forth in Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or to the knowledge of the Company any basis therefor) pending against, or, to the knowledge of Company, threatened against, Company, Company Subsidiaries, any present or former officer, director or employee of Company or Company Subsidiaries or any Person for whom Company or Company Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

   Section 4.15. Finders' Fees. Except for Dain Rauscher Wessels, a copy of whose engagement agreement dated January 8, 2001 has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company or Company Subsidiaries who might be entitled to any fee or commission from Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

   Section 4.16. Opinion of Financial Advisor. Company has received the opinion of Dain Rauscher Wessels, financial advisor to Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Company's shareholders from a financial point of view.

   Section 4.17. Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Company or Company Subsidiaries have been filed when due in accordance with all applicable laws, and all such material Tax Returns were (at the time they were filed), or will be at the time of filing, true and complete in all material respects.

   (b) Company and Company Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable prior to the date hereof, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Company and Company Subsidiaries ordinarily record items on their respective books.

   (c) There is no claim, audit, action, suit, proceeding or investigation, or any basis therefore, now pending or, to the knowledge of Company, threatened against or with respect to Company or Company Subsidiaries in respect of any Tax or Tax asset.

   (d) Schedule 4.17(d) contains a list of all jurisdictions in which Company or Company Subsidiaries currently files Tax Returns.

   (e) Company and Company Subsidiaries as of the Effective Time will have withheld with respect to its employees all Taxes required to be withheld from such employees' salaries, wages and other compensation, except such Taxes which are not material to Company.

   (f) Neither Company nor Company Subsidiaries have executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

   (g) No material adjustments relating to any Tax Returns filed by Company or Company Subsidiaries has been proposed in writing formally or informally by any Taxing Authority to Company or Company Subsidiaries or any representative thereof.

   (h) There is no contract, agreement, plan or arrangement to which Company or any Company Subsidiary is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, concerning any employee or former employee of Company or Company Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangements to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

   (i) Neither Company nor Company Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or Company Subsidiaries.

   (j) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional similar amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Company or Company Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Company or Company Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of Company or Company Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

   Section 4.18. Employee Benefit Plans. (a) Schedule 4.18 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Company or any ERISA Affiliate and covers any employee or former employee of Company or any Company Subsidiary, or with respect to which Company or any Company Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

   (b) Neither Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee plan subject to Title IV of ERISA.

   (c) Neither Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

   (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Company is not aware of any reason why any such determination letter should be revoked. Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

   (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Director, Officer, employee, agent, representative, or independent contractor of Company or any Company Subsidiary to severance pay, any bonus, retirement, job security or similar benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

   (f) Neither Company nor Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Company or Company Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

   (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

   (h) Neither Company nor Company Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

   (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

   (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

   Section 4.19. Environmental Matters. (a) Except as set forth in Company SEC Documents prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company:

     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or, to the knowledge of Company, any basis therefor) is pending or, to the knowledge of Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

     (ii) Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

     (iii) there are no liabilities of or relating to Company or Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

   (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Company has knowledge in relation to the current or prior business of Company or Company Subsidiaries or any property or facility now or previously leased by Company or Company Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

   (c) For purposes of this Section 4.19, the terms "Company" and "Subsidiary" shall include any entity that is, in whole or in part, a predecessor of Company or Company Subsidiaries.

   Section 4.20. Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

   "Intellectual Property" shall mean any or all of the following and all rights in, arising, out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

   "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or Company Subsidiaries.

   "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

   "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or Company Subsidiaries.

   (a) Section 4.20 of Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered.

   (b) No Company Intellectual Property or product or service of Company or Company Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or Company Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

   (c) Company owns and has good and exclusive title to, or has license to use (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each item of Company Intellectual Property or other Intellectual Property used by Company or Company Subsidiaries free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company or Company Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and Company Subsidiaries, including the sale of any products or the provision of any services by Company and Company Subsidiaries.

   (d) Company or Company Subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company or Company Subsidiaries products or which Company or Company Subsidiaries otherwise expressly purports to own.

   (e) To the extent that any Intellectual Property has been developed or created by a third party for Company or Company Subsidiaries, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

   (f) Neither Company nor Company Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

   (g) The operation of the business of Company and Company Subsidiaries as such business currently is conducted, including Company's and Company Subsidiaries' design, development, manufacture, marketing and sale of the products or services of Company and Company Subsidiaries (including products, currently under development) has not, does not and, to the knowledge of Company, will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

   (h) Neither Company nor Company Subsidiaries has received notice from any third party that the operation of the business of Company or Company Subsidiaries or any act, product or service of Company or Company Subsidiaries, may infringe or misappropriate the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

   (i) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

   (j) Company and Company Subsidiaries have taken reasonable steps to protect Company's and Company Subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or Company Subsidiaries, and, without limiting the foregoing, each of Company and Company Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and Company Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Company.

   Section 4.21. Tax Treatment. Neither Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

   Section 4.22. Antitakeover Statutes and Rights Agreement. Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Sections 60.801 through 60.816 of Oregon Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

                                   ARTICLE 5

                    Representations and Warranties of Parent

   Parent represents and warrants to Company subject to the exceptions specifically in the disclosure letter supplied by Parent to Company dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties that:

   Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore delivered to Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect and no amendments have been made to such documents since the date of such delivery. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

   Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

   Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent to consummate the transactions contemplated by this Agreement.

   Section 5.04. Non-contravention. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the performance of this Agreement by Parent and Merger Subsidiary will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, statute, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

   Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock par value $.001 per share. As of December 31, 2000, there were outstanding 39,584,175 shares of Common Stock, no outstanding shares of Preferred Stock, stock options to purchase an aggregate of 6,898,014 shares of Parent Common Stock and 2,350,000 shares of Common Stock reserved for issuance under Parent's employee stock purchase plans. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to Parent stock options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

   (b) Except as set forth in this Section 5.05 and for changes since December 31, 2000 resulting from the exercise of stock options, issuances under Parent's employee stock purchase plan or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent's Board of Directors to be in the best interests of Parent and its stockholders, there are no other outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or
(iii) above.

   (c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

   Section 5.06. Subsidiaries. (a) Schedule 5.06 lists all subsidiaries of Parent and their jurisdictions of incorporation as of the date hereof ("Parent Subsidiaries"). Parent Subsidiaries are duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation, have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on

Parent. Parent Subsidiaries are duly qualified to do business as foreign corporations in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, Parent Subsidiaries, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or Parent Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Parent Subsidiaries or (ii) options or other rights to acquire from Parent or Parent Subsidiaries, or other obligation of Parent or Parent Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, Parent Subsidiaries (the items in clauses
(i) and (ii) being referred to collectively as the "Parent Subsidiaries Securities"). There are no outstanding obligations of Parent or Parent Subsidiaries to repurchase, redeem or otherwise acquire any of Parent Subsidiaries Securities.

   Section 5.07. SEC Filings. (a) Parent has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since July 29, 1999 under the 1933 Act and 1934 Act (the Documents referred to in this Section 5.06(a), collectively, the "Parent SEC Documents"). Parent has made available to Company true and complete copies of the Parent SEC Documents.

   (b) As of its filing date or, if amended or superseded by a filing prior to the date hereof, on the date of such filing, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

   (c) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   (e) Other than as included within the Parent SEC Documents, the Parent Subsidiaries are not required to file any forms, reports or other documents with the SEC.

   Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto), and (iii) fairly present the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   Section 5.09. Disclosure Documents. (a) None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (b) The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto and the proxy statement to be mailed to Parent's shareholders (the "Parent Proxy Statement"), when filed, will comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, at the time the Parent Proxy Statement is first mailed to Parent's stockholders, at the time such stockholders vote upon the issuance of shares of Parent Stock in connection with the Merger and at the Effective Time, the Registration Statement, as amended or supplemented and the Parent Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto or in the Parent Proxy Statement based upon information furnished to Parent or Merger Subsidiary by Company in writing specifically for use therein.

   Section 5.10. Absence of Certain Changes. Since the September 30, 2000 and except as disclosed in the Parent SEC Documents, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

   (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

   (b) any change in any method of accounting, method of tax accounting or accounting principles or practice by Parent or its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

   (c) any revaluation by Parent or its Subsidiaries of any of its assets, including without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

   (d) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Parent Subsidiaries of any outstanding shares of capital stock or other securities of Parent, other than any actions for which the Fixed Exchange Ratio would be adjusted pursuant to Section 2.06 hereof or any dividend of rights to acquire securities of Parent that will also be delivered to Company Stockholders as part of the Merger Consideration;

   (e) any incurrence, assumption or guarantee by Company or Company Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

   (f) any creation or other incurrence by Company or Company Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

   (g) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions or investments in any Parent Subsidiaries in the ordinary course of business consistent with past practices;

   (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or Company Subsidiaries;

   (i) any transaction or commitment made, or any contract or agreement entered into, by Parent or Parent Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or Parent Subsidiaries of any contract or other right, in either case, material to Parent and Parent Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or

   (j) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

   Section 5.11. Compliance with Laws and Court Orders. Parent and Parent Subsidiaries are and have been in compliance with, and to the knowledge of Parent, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   Section 5.12. Litigation. Except as set forth in Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of Parent, any basis therefor) pending against, or, to the knowledge of Parent, threatened against, Parent, Parent Subsidiaries, any present or former officer, director or employee of Parent or Parent Subsidiaries or any Person for whom Parent or Parent Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

   Section 5.13. Finders' Fees. Except for Credit Suisse First Boston Corporation, a copy of whose engagement agreement dated November 15, 2000 has been provided to the Company, and for Wit SoundView Corporation, a copy of whose engagement letter dated December 22, 2000 has been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

   Section 5.14. Opinion of Financial Advisor. Parent has received the opinion of Credit Suisse First Boston Corporation, financial advisor to Parent, to the effect that, as of the date of this Agreement, the Fixed Exchange Ratio is fair to Parent from a financial point of view.

   Section 5.15. Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

   Section 5.16. Ownership of Company Equity. Neither Parent, Merger Subsidiary, nor any of their Affiliates beneficially owns or has any direct or indirect right or agreement to acquire any securities or property of Company other than pursuant to this Agreement. Neither Parent, Merger Subsidiary, nor any of their Affiliates is a member of any "group" within the meaning of
Section 13(d)(3) of the 1934 Act, as amended, with respect to any voting securities of Company or any of its Affiliates, except pursuant to the Voting Agreement.

   Section 5.17. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, other than:

   (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof, and

   (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date that are immaterial in the aggregate.

   Section 5.18. Environmental Matters. Except as set forth in Parent SEC Documents prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or, to the knowledge of Parent, any basis therefor) is pending or, to the knowledge of Parent, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

     (ii) Parent is and has been in compliance with all Environmental Laws and all Environmental Permits; and

     (iii) there are no liabilities of or relating to Parent or Parent Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

   (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to the current or prior business of Parent or Parent Subsidiaries or any property or facility now or previously leased by Parent or Parent Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

   (c) For purposes of this Section 5.18, the terms "Parent" and "Subsidiary" shall include any entity that is, in whole or in part, a predecessor of Parent or Parent Subsidiaries.

   Section 5.19. Parent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

   "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or Parent Subsidiaries.

   (a) No Parent Intellectual Property or product or service of Parent or Parent Subsidiaries is subject to any proceeding or outstanding decree, order or judgment restricting in any manner the use, transfer, or licensing thereof by Parent or Parent Subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

   (b) Parent owns and has good and exclusive title to, or has license to use (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each item of Parent Intellectual Property or other Intellectual Property used by Parent or Parent Subsidiaries free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Parent or Parent Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent and Parent Subsidiaries, including the sale of any products or the provision of any services by Parent and Parent Subsidiaries.

   (c) Parent or Parent Subsidiaries owns exclusively, and has good title to, all copyrighted works that are Parent or Parent Subsidiaries products or which Parent or Parent Subsidiaries otherwise expressly purports to own.

   (d) The operation of the business of Parent and Parent Subsidiaries as such business currently is conducted, including Parent's and Parent Subsidiaries' design, development, manufacture, marketing and sale of the products or services of Parent and Parent Subsidiaries (including products, currently under development) has not, does not and to the knowledge of Parent will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

   (e) Neither Parent nor Parent Subsidiaries has received notice from any third party that the operation of the business of Parent or Parent Subsidiaries or any act, product or service of Parent or Parent Subsidiaries, may infringe or misappropriate the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

   (f) Parent and Parent Subsidiaries have taken reasonable steps to protect Parent's and Parent Subsidiaries= rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or Parent Subsidiaries, and, without limiting the foregoing, each of Parent and Parent Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and Parent Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Parent.

   Section 5.20. Agreements, Contracts and Commitments. Neither Parent nor any Parent Subsidiary is a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or member of Parent 's Board of Directors, other than those that are terminable by Parent or any Parent Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to Parent other than as disclosed in the Parent SEC Documents.

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or any Parent Subsidiary to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

   (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any Parent Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent Subsidiaries;

   (e) any (x) dealer, distributor, joint marketing or development agreement currently in force under which Parent or any Parent Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or (y) material agreement pursuant to which Parent or any Parent Subsidiary has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Parent or Parent Subsidiaries, in any case specified in clauses (x) or (y) above with payments made by or to the Parent of $500,000 or more;

   (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology other than source code escrow agreements or other similar arrangements entered into in the normal course of business;

   (g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Parent product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Parent products, including any parts or components thereof, service or technology except agreements (x) with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Company or (y) with payments made by or to the Parent of less than $500,000;

   (h) any material mortgages, indentures, guarantees, loans or credit agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

   (i) any other agreement, contract or commitment that includes receipts or expenditures of $2,000,000 or more individually.

   Neither Parent nor any Parent Subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any Parent Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any Parent Subsidiary is a party or by which it is bound that are required to be disclosed as exceptions to this Section 5.20 (any such agreement, contract or commitment, a "Parent Contract") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate.)

   Each Parent Contract: (i) is valid and binding on the Parent or its Subsidiaries, as the case may be and, to the knowledge of the Parent, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. To the knowledge of the Parent, no other party to any Parent Contract is in material breach thereof or material default thereunder.

                                   ARTICLE 6

                            Covenants of the Company

   The Company agrees that:

   Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, Company and Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially-reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

   (a) Company will not permit, adopt or propose any change to its articles of incorporation or bylaws;

   (b) Company will not, and will not permit any Company Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

   (c) Company will not, and will not permit any Company Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any material subsidiary or any material amount of assets, securities or property, tangible or intangible, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

   (d) Company will not, and will not permit any Company Subsidiaries to, (i) take any action that would make any representation and warranty of Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

   (e) Company will not, and will not permit any Company Subsidiaries to, agree or commit to do any of the foregoing.

   Section 6.02. Shareholder Meeting; Proxy Material. Promptly after the date hereof, in accordance with Oregon Law and its Articles of Incorporation and Bylaws, Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of Company shall recommend approval and adoption of this Agreement and the Merger by Company's shareholders. In connection with such meeting, Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to
Section 6.03(b), use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting.

   Section 6.03. No Solicitation. (a) Neither Company nor any Company Subsidiaries shall, nor shall Company or any Company Subsidiary authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Company or Company Subsidiaries or afford access to the business, properties, assets, books or records of Company or Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Company or Company Subsidiaries.

   (b) Notwithstanding the foregoing, the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may
(i) engage in negotiations or discussions with any Third Party that, subject to Company's compliance with Section 6.03(a), has made a Superior Proposal or,
(ii) furnish to such Third Party that has made a Superior Proposal nonpublic information relating to Company or Company Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated as of December 13, 2000 between Company and Parent (the "Confidentiality Agreement"), (iii) following receipt of such Superior Proposal, take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the 1934 Act or otherwise recommend the Superior Proposal and make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in
Section 6.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of Company determines in good faith by a majority vote after consultation with outside legal counsel to Company, that it must take such action to comply with its fiduciary duties under applicable law.

   (c) The Board of Directors of Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and Company shall continue to advise Parent after taking such action. In addition, Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by Company (or any of its advisors) of any unsolicited inquiry or Acquisition Proposal, of any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to Company or Company Subsidiaries or for access to the business, properties, assets, books or records of Company or Company Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a description of the terms and conditions relating to such Superior Proposal. Company shall, and shall cause Company Subsidiaries and the advisors, employees and other agents of Company and any Company Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts, consistent with its rights under confidentiality agreements with such Parties, to cause any such Party (or its agents or advisors) in possession of confidential information about Company that was furnished by or on behalf of Company to return or destroy all such information.

   "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for any of the following transactions (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets representing in excess of 51% of the fair market value of Company's business immediately prior to such sale; or
(iii) the acquisition by any person or group, directly or indirectly, of beneficial ownership or right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and timing and conditions to consummation, are more favorable and provide greater value to Company's shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Company.

   Section 6.04. Required Consents. Company shall obtain each of the consents required in connection with the consummation of the transactions contemplated hereby identified in Schedule 6.04 to this Agreement.

                                   ARTICLE 7

                              Covenants of Parent

   Parent agrees that:

   Section 7.01. Conduct of Parent. Parent agrees that, from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

   (a) Parent will not adopt or propose any change in its articles of incorporation or bylaws; and

   (b) Parent will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of Parent hereunder, other than the representations and warranties set forth in Section
5.10 (e)-(j) and Section 5.20, inaccurate in any respect at, or as of any time prior to, the Effective Time; (ii) omit to take any action necessary to prevent any such representation or warranty, other than the representations and warranties set forth in Section 5.10(e)-(j) and Section 5.20, from being inaccurate in any respect at any such time; or (iii) enter into any agreement with respect to any acquisition of or investment in any company, business, product or technology that would require approval by Parent's stockholders, other than an agreement regarding the merger, consolidation, or sale of substantially all of the assets of Parent in which Parent's stockholders immediately prior to the consummation of such transaction would hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; and

   (c) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

   Section 7.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

   (a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Oregon Law or any other applicable laws or provided under Company's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

   (b) For six years after the Effective Time, Parent shall cause the Surviving Corporation to provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of $1,000,000.

   (c) If Parent, the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

   (d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of Company or Company Subsidiaries, or under Oregon Law or any other applicable laws or under any agreement of any Indemnified Person with Company or Company Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

   Section 7.04. Registration Statement; Stockholder Meeting; Proxy
Material. Parent shall promptly prepare and file the Registration Statement under the 1933 Act and the Parent Proxy Statement under the 1934 Act with the SEC and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger. Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the issuance of Parent Stock in connection with the Merger. The Board of Directors of Parent shall recommend approval of the issuance of Parent Stock in connection with the Merger by Parent's stockholders. In connection with such meeting, the Company will (a) use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Parent Proxy Statement and all other proxy materials for such meeting, (b) use its reasonable best efforts to obtain the necessary approvals by its stockholders of the transactions contemplated by this Agreement and (c) otherwise comply with all legal requirements applicable to such meeting.

   Section 7.05. Nasdaq Stock Market Listing. Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the Nasdaq National Market.

   Section 7.06. Board of Director Membership. The Board of Directors of Parent shall take action to have Elijahu Shapira elected as a director on the Board of Directors of Parent.

   Section 7.07. Employee Benefits. On and after the Effective Time, Parent hereby agrees to do the following, and to cause its Subsidiaries and the Surviving Corporation, as applicable, to do the following:

   (a) Parent shall provide, or cause its Subsidiaries and the Surviving Corporation to provide employee benefits (other than equity-based benefits) to each person who is employed by Parent, its Subsidiaries or the Surviving Corporation on or after the Effective Time and who was employed with Company immediately prior to the Effective Time ("Company Employee") that are substantially comparable in the aggregate to the employee benefits provided to similarly-situated active employees of Parent, its Subsidiaries and the Surviving Corporation ("Parent Benefit Plans").

   (b) Parent shall cause each Company Employee's service with Company to be recognized as service for purposes of eligibility and vesting (but not benefit accrual) in each Parent Benefit Plan that is extended to the Company Employee on or after the Closing Date; provided, however, that such crediting of service shall not operate to duplicate the payment or funding of any benefit under such Parent Benefit Plan.

   (c) Parent shall cause the Parent Benefit Plans to waive any preexisting condition exclusion or waiting period limitation that was likewise waived or otherwise satisfied as to each Company Employee under the terms of any corresponding Employee Plan immediately prior to the Effective Time.

   Section 7.08. Consultation on Certain Matters. Parent agrees that prior to entering into an agreement with respect to any material transaction described in Section 7.01(b)(iii) prior to the Effective Time, Parent will consult with management of Company regarding such transaction (regardless of whether Parent Stockholder approval would be required).

                                   ARTICLE 8

                      Covenants of Parent and the Company

   The parties hereto agree that:

   Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

   Section 8.02. Certain Filings. Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

   Section 8.03. Public Announcements. (a) Parent and Company will receive the prior written consent from the other before issuing any press release or making any public statement with respect to this Agreement, the Merger or an Acquisition Proposal and, except as may be required by applicable law or any stock exchange rule, will not issue any such press release or make any such public statement prior to obtaining such written consent; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its unanimous recommendation in favor of the Merger.

   (b) The parties will prepare a joint announcement for release upon announcement of the Merger.

   Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   Section 8.05. Access to Information. From the date hereof until the Effective Time and subject to applicable law, Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder or the conditions to the obligations of the parties to consummate the Merger.

   Section 8.06. Notices of Certain Events. Each of Company and Parent shall promptly notify the other of:

   (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

   (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

   (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Company or any Company Subsidiary or Parent or Parent Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

   (d) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or (ii) any material failure of Parent and Merger Subsidiary or Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 8.07. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and Company will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party, provided that each of Parent and Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

   Section 8.08. Tax-free Reorganization; Purchase Accounting. (a) Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify.

   (b) Each party has agreed that the transaction be accounted for as a purchase under GAAP.

   Section 8.09. Affiliates. Within 30 days following the date of this Agreement, Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of Company under Rule 145 of the 1933 Act. Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit B hereto.

   Section 8.10. 401(k) Plan. Company agrees to terminate or amend its 401(k) Plan, in accordance with reasonable directions from Parent, effective immediately prior to the Effective Time. If Company's 401(k) Plan is terminated, Parent agrees to take, or cause to be taken, such actions as are necessary to permit participants in Company's 401(k) Plans to roll over their accounts under such plans, after the Effective Time (and after completion of the termination of Company's 401(k) Plan), into a qualified plan or plans maintained by Parent.

   Section 8.11. Section 16. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Stock Options held by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Stock in exchange for Company Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the 1934 Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act (a "Company Insider").

                                   ARTICLE 9

                            Conditions to the Merger

   Section 9.01. Conditions to Obligations of Each Party. The obligations of Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

   (a) this Agreement shall have been approved and adopted by the shareholders of Company in accordance with Oregon Law and the issuance of Parent Common Stock in connection with the Merger shall have been approved by the stockholders of Parent in accordance with Delaware Law;

   (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

   (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

   (d) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger or (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of Company and Company Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Company Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

   (e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

   (f) Parent and Company shall have each received written opinions of their respective counsel, Davis Polk & Wardwell and Perkins Coie LLP in form and substance reasonably satisfactory to each of them, that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. The Company, Parent and Merger Subsidiary shall execute and deliver to Davis Polk & Wardwell and Perkins Coie LLP certificates substantially in the form attached hereto as Exhibits C-1 and C-2, respectively, at such time or times as reasonably requested by them in connection with the delivery of their opinions provided herein; and

   (g) all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

   Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

   (a) (i) Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Company contained in this Agreement and in any certificate or other writing delivered by Company pursuant hereto shall be true (disregarding each exception therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties, that address matters only as of a particular date (which shall remain true and current as of such date) and (C) such exceptions in each case as would not have a Material Adverse Effect on Company; (iii) no Material Adverse Effect with respect to Company has occurred and (iv) Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Company to the foregoing effect;

   (b) Each of Elijahu Shapira and W. Glen Boyd shall have entered into employment agreements in form attached hereto as Exhibit D, and such agreements shall be in full force and effect.

   Section 9.03. Conditions to the Obligations of the Company. The obligations of Company to consummate the Merger are subject to the satisfaction of the following further conditions:

   (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true (disregarding each exception therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and (C) such exceptions in each case as would not have a Material Adverse Effect on Parent (iii) no Material Adverse Effect with respect to Parent has occurred and (iv) Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect;

   (b) The shares of Parent Stock to be issued in the Merger shall have been listed on the Nasdaq National Market.

                                   ARTICLE 10

                                  Termination

   Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Company or approval of the issuance of Parent Stock in connection with the Merger by the stockholders of
Parent:

   (a) by mutual written agreement of Company and Parent;

   (b) by either Company or Parent, if:

     (i) the Merger has not been consummated on or before June 30, 2001 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

     (iii) this Agreement shall not have been approved and adopted in accordance with Oregon Law by Company's shareholders at the Company Shareholder Meeting (or any adjournment thereof); or

     (iv) the issuance of Parent Stock in connection with the Merger shall not have been approved by Parent's stockholders in accordance with Delaware Law at the Parent Stockholder Meeting (or any adjournment thereof);

   (c) by Parent, if:

     (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

     (ii) Company shall have willfully and materially breached its obligations under Sections 6.02 and 6.03; or

     (iii) as permitted by Section 6.03(b)(iv), the Board of Directors of Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Shareholder Meeting in accordance with Section 6.02;

   (d) by Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

   Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, and except as provided in Section 11.04, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or
(ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section
10.02 and Sections 8.07, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 Miscellaneous

   Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

   if to Parent or Merger Subsidiary, to:

      Chief Financial Officer
      NetIQ Corporation
      3553 North First Street
      San Jose, CA 95134
      Fax: (408) 330-0959

      with a copy to:

      William M. Kelly, Esq.
      Davis Polk & Wardwell
      1600 El Camino Real
      Menlo Park, CA 94025
      Fax: (650) 752-2111

      if to Company, to:

      WebTrends Corporation
      851 SW Sixth Avenue
      Suite 1200
      Portland, OR 97204
      Fax: (503) 294-7130

      with a copy to:

      Roy W. Tucker, Esq.
      Perkins Coie LLP
      1211 SW Fifth Avenue, Suite 1500
      Portland OR 97204-3715
      Fax: (503) 727-2222
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

   Section 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements that by their terms survive the Effective Time and as provided for in Section
10.02 with respect to termination.

   Section 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of Company.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   Section 11.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the pre-merger notification and report forms under the HSR Act (including such forms, if any, as may be required to be filed by any Company Shareholders).

   (b) If a Payment Event (as hereinafter defined) occurs, Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of $41.0 million. If a Payment Event occurs, payment of the foregoing fee shall be the sole and exclusive remedy of Parent against Company in connection with this Agreement.

   "Payment Event" means the termination of this Agreement pursuant to (x) Sections 10.01(b)(i) or 10.01(b)(iii) if, prior to any such termination, a Third Party shall have publicly announced an Acquisition Proposal or (y) Sections 10.01(c)(ii) or 10.01(c)(iii) if, prior to any such termination, a Third Party shall have made an Acquisition Proposal and, in any such case specified in clause (x) or (y), within 12 months following any such termination: (i) Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party, in any such case where the securities of the surviving or resulting entity issued in respect of the stock of the Company outstanding immediately prior to such transaction represent less than 50% of the outstanding securities of the surviving or resulting entity immediately after such transaction; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Company and Company its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock; or (iv) Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Company and Company Subsidiaries, taken as a whole.

   (c) Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against Company for such amount.

   Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their wholly-owned subsidiaries, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

   Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

   Section 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

   Section 11.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   Section 11.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

   Section 11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   Section 11.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          WEBTRENDS CORPORATION

                                                   /s/ Ching-Fa Hwang
                                          By:__________________________________
                                          Name: Ching-Fa Hwang
                                          Title: President and Chief Executive
                                           Officer

                                          NETIQ CORPORATION

                                                   /s/ Elijahu Shapira
                                          By:__________________________________
                                          Name: Elijahu Shapira
                                          Title: Chief Executive Officer

                                          NORTH ACQUISITION CORPORATION

                                                    /s/ James A. Barth
                                          By:_________________________________
                                          Name: James A. Barth
                                          Title: President

                                                                         ANNEX B

                                                                  EXECUTION COPY

                                VOTING AGREEMENT

   AGREEMENT, dated as of January 16, 2001 between NetIQ Corporation, a Delaware corporation ("Buyer"), and Elijahu Shapira, W. Glen Boyd (each, a "Founder") and Michael Burmeister-Brown ("Brown"). Each of the Founders and Brown are referred to individually herein as a "Shareholder" and together as the "Shareholders".

   WHEREAS, in order to induce Buyer and North Acquisition Corporation, an Oregon corporation, to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with WebTrends Corporation, an Oregon corporation (the "Company"), Buyer has requested Shareholders, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company that Shareholder beneficially now owns or may hereafter acquire prior to the termination of this Agreement (the "Shares").

   NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                        Grant of Proxy; Voting Agreement

   Section 1.01. Voting Agreement. Each Shareholder hereby agrees to vote all Shares that Shareholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto (the "Company Approval Matters") at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company. Each Shareholder hereby agrees that it will vote any Shares in such manner as Buyer may direct with respect to all other proposals submitted to the Company's Shareholders that relates to the Company Approval Matters. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Shareholder from acting in such Shareholder's capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Shareholder solely in Shareholder's capacity as a Shareholder of the Company) or voting in such Shareholder's sole discretion on any matter other than those matters referred to in this Section 1.01.

   Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Buyer as the Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder's name, to vote, express consent, or otherwise to utilize such voting power with respect to the Shares, solely for the purposes and in the circumstances described in the first two sentences of Section 1.01 above. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses, provided, however, that the proxy granted by this Article 1 shall be automatically revoked to the extent necessary to comply with paragraph (f) of Rule 144 under the Securities Act of 1933 or the rules of the Nasdaq Stock Market in connection with Permitted Sales, as set forth below, but only with respect to Shares sold in such Permitted Sales. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2

                Representations and Warranties of Shareholders

   Each Shareholder severally represents and warrants to Buyer, solely with respect to such Shareholder, that:

   Section 2.01. Authorization. If a Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

   Section 2.02. Non-Contravention. The execution, delivery and performance by each Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien on the shares beneficially owned by such Shareholder.

   Section 2.03. Ownership of Shares. Each Shareholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

   Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, each Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. The shares of common stock of the Company owned or held of record as of the date hereof by trusts or foundations created by Shareholder shall be deemed not beneficially owned by Shareholder and may be excluded from the Shares set forth on the signature page hereto.

   Section 2.05. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of any Shareholder.

                                   ARTICLE 3

                    Representations and Warranties of Buyer

   Buyer represents and warrants to each Shareholder:

   Section 3.01. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

   Section 3.02. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (ii) require any consent or other action by any Person under any provision of any agreement or other instrument binding on Buyer.

                                   ARTICLE 4

                            Covenants of Shareholder

   Shareholder hereby covenants and agrees that:

   Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, each Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement, provided, however, that from and after the date 48 hours after the filing of the initial Registration Statement on Form S-4 to be filed by Buyer in connection with the Merger through and until the closing of the Merger, (i) each Founder may sell up to 300,000 Shares and (ii) Brown may sell up to 64,000 shares, provided further all sales made pursuant to the foregoing proviso ("Permitted Sales") be made in compliance with and in reliance upon Rule 144 under the Securities Act of 1933. Notwithstanding the foregoing, Shares may be transferred (i) by a Shareholder to a family member or a trust for the benefit of such Shareholder or such Shareholder's family member or
(ii) pursuant to such Shareholder's will or the laws of interstate succession, provided the recipients of the Shares agree in writing with Buyer to be bound by the terms and conditions of this Agreement.

   Section 4.02. Appraisal Rights. Each Shareholder agrees not to exercise any rights (including, without limitation, under Section 60.587 of Oregon Law) to demand appraisal of any Shares which may arise with respect to the Merger.

   Section 4.03. Other Offers. Each Shareholder hereby agrees to be bound by the restrictions set forth in Section 6.03 of the Merger Agreement.

                                   ARTICLE 5

                                 Miscellaneous

   Section 5.01. Additional Documents. Buyer and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments necessary, proper or advisable under applicable laws and regulations, to carry out the intent of this Agreement.

   Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

   Section 5.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any wholly-owned subsidiary of Buyer. The Shareholders shall not be required to assign their obligations hereunder to transferees in Permitted Sales (nor shall such transferees be obligated to assume such obligations).

   Section 5.04. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

   Section 5.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

   Section 5.06. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   Section 5.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

   Section 5.08. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          NETIQ CORPORATION

                                                     /s/ Ching-Fa Hwang
                                          By: _________________________________
                                          Name: Ching-Fa Hwang
                                          Title: President and Chief Executive
                                           Officer

                                          ELIJAHU SHAPIRA

                                          /s/ Elijahu Shapira
                                          -------------------------------------

   Class of Stock                                                   Shares Owned
   --------------                                                   ------------
   Common..........................................................  3,680,500

                                                      W. GLEN BOYD

                                                   /s/ W. Glen Boyd
                                          -------------------------------------

   Class of Stock                                                   Shares Owned
   --------------                                                   ------------
   Common..........................................................  3,680,500

                                          MICHAEL BURMEISTER-BROWN

                                          /s/ Michael Burmeister-Brown
                                          -------------------------------------

   Class of Stock                                                   Shares Owned
   --------------                                                   ------------
   Common..........................................................   536,054

                                                                         ANNEX C

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

January 16, 2001

Board of Directors
NetIQ Corporation
3553 North First Street
San Jose, CA 95134

Members of the Board:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to NetIQ Corporation ("NetIQ") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of January 16, 2001 (the "Agreement"), among NetIQ, North Acquisition Corporation, a wholly owned subsidiary of NetIQ ("Merger Sub"), and WebTrends Corporation ("WebTrends"). The Agreement provides for, among other things, the merger of Merger Sub with and into WebTrends (the "Merger") pursuant to which the surviving corporation of such merger will become a wholly subsidiary of NetIQ and each outstanding share of the common stock, no par value, of WebTrends ("WebTrends Common Stock") will be converted into the right to receive 0.48 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share, of NetIQ (the "NetIQ Common Stock").

   In arriving at our opinion, we have reviewed the Agreement and certain related documents, and certain publicly available business and financial information relating to NetIQ and WebTrends. We have also reviewed certain other information relating to NetIQ and WebTrends, including financial forecasts, provided to or discussed with us by NetIQ and WebTrends, and have met with the managements of NetIQ and WebTrends to discuss the businesses and prospects of NetIQ and WebTrends, including the ability to integrate the businesses of NetIQ and WebTrends. We have also considered certain financial and stock market data of NetIQ and WebTrends, and we have compared those data with similar data for other publicly held companies in businesses similar to NetIQ and WebTrends, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, the managements of NetIQ and WebTrends have reviewed publicly available financial forecasts for NetIQ and WebTrends, respectively, and have advised us, and we have assumed, that such publicly available forecasts represent reasonable estimates and judgments as to the future financial performance of NetIQ and WebTrends, respectively. In addition, we have relied upon, without independent verification, the assessment of the managements of NetIQ and WebTrends as to WebTrends's existing technology and products, the validity of, and risks associated with, WebTrends's future technology and products, and the ability to integrate the businesses of NetIQ and WebTrends. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NetIQ or WebTrends, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the NetIQ Common Stock actually will be when issued pursuant to the Merger or the prices at which shares of NetIQ Common Stock will trade at any time.

Board of Directors
NetIQ Corporation
January 16, 2001
Page 2

   We have acted as financial advisor to NetIQ in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. We have in the past provided financial and investment banking services to NetIQ for which we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of NetIQ and WebTrends for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

   It is understood that this letter is for the information of the Board of Directors of NetIQ in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to NetIQ.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION


By:    /s/ David A. Popowitz
    _________________________________
           David A. Popowitz
           Managing Director

                                                                         ANNEX D

                     [LETTERHEAD OF DAIN RAUSCHER WESSELS,
                   A DIVISION OF DAIN RAUSCHER INCORPORATED]

January 16, 2001

The Board of Directors
WebTrends Corporation
851 SW 6th Avenue
Portland, OR 97204-3813

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of WebTrends Corporation, an Oregon corporation (the "Company"), of the exchange ratio set forth in the proposed Agreement and Plan of Merger (the "Agreement"), by and among NetIQ Corporation, a Delaware corporation (the "Acquiror"), North Acquisition Corp., an Oregon corporation and wholly owned subsidiary of the Acquiror ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will merge (the "Merger") into the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

   Pursuant to the Agreement, each outstanding share of common stock of the Company (the "Company Common Stock") is proposed to be converted into 0.48 shares (the "Exchange Ratio") of common stock of the Acquiror (the "Acquiror Common Stock"). Options of the Company will be converted into options of the Acquiror based on the Exchange Ratio. The transaction is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to be accounted for as a purchase for financial accounting purposes. The terms and conditions of the Merger and the Exchange Ratio are set forth more fully in the Agreement.

   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels may act as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also actively trades securities of the Company for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. Similarly, in the ordinary course of business, Dain Rauscher Wessels may also act as a market maker and broker in the publicly traded securities of the Acquiror and receives customary compensation in connection therewith, and also actively trades securities of the Acquiror for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

   In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft Agreement dated January 14, 2001; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other historical relevant operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior

The Board of Directors
WebTrends Corporation
January 16, 2001
Page 2

management of the Company with respect to the business prospects and financial outlook of the Company and the combined company; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business prospects and financial outlook of the Acquiror and the combined company; (v) received and reviewed financial forecasts prepared by the Company's management and the Acquiror's management on the potential future performance of the Company and the Acquiror, respectively, each on a stand alone basis; (vi) reviewed the reported prices and trading activity for the Company Common Stock and the Acquiror Common Stock; (vii) compared the premium implied by the Exchange Ratio with the premiums paid in selected precedent transactions; (viii) compared each company's relative contribution to various income statement parameters with their pro-forma ownership in the combined company; (ix) considered the projected pro forma effect of the Merger on Acquiror's earnings per share; and (xi) reviewed the financial terms, to the extent publicly available, of selected precedent transactions. The Company did not provide us with forecasted financial information beyond December 31, 2001 and, as a result of the limited forecast, we were unable to employ a discounted cash flow analysis.

   With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Acquiror, upon advice of the Company and Acquiror we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Acquiror as to the future financial performance of the Company and the Acquiror, and that the Company and the Acquiror will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including, without limitation, the financial statements and related notes thereto of the Company and the Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror. Our opinion relates to the Company as a going concern and, accordingly, we express no opinion based on its liquidation value. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

   We have assumed that the Merger will be accounted for by the Acquiror as a purchase transaction under generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the contemplated benefits of the Merger.

   Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date.

   Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the transactions contemplated by the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect

The Board of Directors
WebTrends Corporation
January 16, 2001
Page 3

to the Merger. This opinion shall not be otherwise published or used, nor shall any public references to us be made, without our prior written consent, except for publication in any proxy statement related to the Merger.

   Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

   Our opinion addresses solely the fairness of the Exchange Ratio to the holders of Company Common Stock in the Merger. Our opinion does not in any way address other Merger terms or arrangements, including, without limitation, the financial or other terms of any stock option agreement, employment or non-competition agreement. We are not expressing any opinion herein as to the prices at which Company Common Stock or Acquiror Common Stock have traded or may trade following the announcement or consummation of the Merger.

   Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          Dain Rauscher Wessels,
                                          a division of Dain Rauscher
                                           Incorporated

                                                                         ANNEX E

                            CERTIFICATE OF AMENDMENT

                                       OF

                   THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               NETIQ CORPORATION

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                                       *****

   NetIQ Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

   FIRST: Article IV of the Corporation's Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

     "Article IV. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 250,000,000, $0.001 par value, and the total number of shares of Preferred Stock the Corporation is authorized to issue is 5,000,000, $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series."

   SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, NetIQ Corporation has caused this Certificate to be duly
executed in its corporate name this     day of        .

                                          NETIQ CORPORATION

                                          By:
                                             ----------------------------------
                                             Name: Ching-Fa Hwang
                                             Title: President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. The NetIQ certificate of incorporation and bylaws provide for indemnification of directors, officers, employees or agents for any liability incurred in their official capacity to the fullest extent permissible under Delaware Law.

   Insurance. The directors and officers of NetIQ are insured under a customary policy of directors' and officers' liability insurance.

   Merger Agreement Provisions Relating to WebTrends Directors and
Officers. The merger agreement provides that, for six years after the effective time of the merger, NetIQ will indemnify and hold harmless each person who was a director or officer of WebTrends at or prior to the date of the merger agreement from their acts or omissions in those capacities occurring at or prior to the effective time to the same extent these persons are indemnified and held harmless under the WebTrends' articles of incorporation and bylaws or under Oregon law in effect of date of the merger agreement. In addition, NetIQ has agreed to provide, for the same six-year period, an insurance and indemnification policy that grants WebTrends' officers and directors in office immediately prior to the effective time of the merger coverage no less favorable than WebTrends' policy in effect as of the date of the merger agreement, provided, however, that in satisfying such obligation NetIQ shall not be obligated to pay annual premiums in excess of $1.0 million. NetIQ has agreed to make arrangements for the assumption of these obligations in the event of a subsequent merger or sale of NetIQ or WebTrends.

Item 21. Exhibits and Financial Statement Schedules.

   (a) List of Exhibits

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  2(a)   Agreement and Plan of Merger dated as of January 16, 2001 among NetIQ,
         WebTrends and North Acquisition Corporation (included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).

  2(b)   Voting Agreement dated as of January 16, 2001 between NetIQ and
         Elijahu Shapira, W. Glen Boyd and Michael Burmeister-Brown (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

  3(a)   Restated Certificate of Incorporation of NetIQ.

  3(b)   Certificate of Amendment to Certificate of Incorporation of NetIQ
         (included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

  3(c)   Restated Bylaws of NetIQ.

  4(a) Specimen Common Stock Certificate (incorporated by reference to exhibit 4.1 of NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

  4(b)   Registration Rights Agreement dated as of May 14, 1997 by and among
         NetIQ and certain NetIQ stockholders identified therein (incorporated by reference to exhibit 4.2 of NetIQ's Registration Statement on Form
         S-1, declared effective July 29, 1999).

  5 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

  8(a)+ Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

  8(b)+ Opinion of Perkins Coie LLP regarding certain federal income tax consequences relating to the merger.

 10.1 Form of Indemnification Agreement between NetIQ and each of its directors and executive officers (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.2 Form of Change of Control Severance Agreements between NetIQ and each of its executive officers (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3A Amended and Restated 1995 Stock Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3B   Form of Stock Option Agreement under the Amended and Restated Stock
         Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3C   Form of Director Option Agreement under the 1995 Amended and Restated
         Stock Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.4A 1999 Employee Stock Purchase Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.4B   Form of Subscription Agreement under the 1999 Employee Stock Purchase
         Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
 10.5A*  BasicScript License Agreement, dated August 27, 1996, between NetIQ and Henneberry Hill Technologies Corporation doing business as Summit
         Software Company (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.5B Amendment, dated May 21, 1999, to the BasicScript License Agreement between NetIQ and Henneberry Hill Technologies Corporation doing business as Summit Software Company (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.6* Software Distribution Agreement, dated June 23, 1998, between NetIQ and Tech Data Product Management, Inc. (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration
         Statement on Form S-1, declared effective July 29, 1999).

 10.7    Agreement of Sublease, dated July 31, 1998, between NetIQ and AMP
         Incorporated (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.8 Confidential Settlement Agreement, dated March 10, 1999, by and between Compuware Corporation, NetIQ Corporation, and the individuals named therein (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.9    Purchase and Sale Agreement, dated July 24, 2000, between NetIQ and
         TMG North First Associates, L.P. (incorporated by reference to the exhibit of the same number filed with NetIQ's Quarterly Report on Form
         10-Q filed November 14, 2000).

 10.10*  License, Development and Marketing Agreement, dated September 25,
         2000, between NetIQ and Microsoft Corporation (incorporated by reference to the exhibit of the same number filed with NetIQ's
         Quarterly Report on Form 10-Q filed November 14, 2000).

 10.11   Employment Agreement, dated January 16, 2001, by and between NetIQ,
         WebTrends, and Elijahu Shapira.

 21 Subsidiaries of the Registrant (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 23(a)   Consent of Deloitte & Touche LLP.

 23(b)   Consent of KPMG LLP.

 23(c)   Consent of Ernst & Young LLP.

 23(d)   Consent of PricewaterhouseCoopers LLP.

 23(e)   Consent of Davis Polk & Wardwell (included in the opinion filed as
         Exhibit 5 to this Registration Statement).

 23(f)   Consent of Davis Polk & Wardwell (included in the opinion filed as
         Exhibit 8(a) to this Registration Statement).

 23(g)   Consent of Perkins Coie LLP (included in the opinion filed as Exhibit
         8(b) to this Registration Statement).

 24      Power of Attorney

 Exhibit
 Number                      Description
 ------- --------------------------------------------------
 99(a)   Form of NetIQ Proxy Card.
 99(b)   Form of WebTrends Proxy Card.
 99(c)   Consent of Credit Suisse First Boston Corporation.
 99(d)   Consent of Dain Rauscher Wessels

--------
*  Subject to Confidential Treatment.
+  To Be filed by amendment.

   (b) The opinions of Credit Suisse First Boston Corporation and Dain Rauscher Wessels are included as Annex C and Annex D, respectively, to the Joint Proxy Statement/Prospectus contained in this Registration Statement.

Item 22. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 31, 2000.

                                          NetIQ Corporation
                                          (Registrant)

                                                             *
                                          By: _________________________________
                                                 Ching-Fa Hwang, President
                                                and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive  January 31, 2000
______________________________________  Officer and Director
            Ching-Fa Hwang              (Principal Executive
                                        Officer)

                  *                    Senior Vice President,      January 31, 2000
______________________________________  Finance, Chief Financial
            James A. Barth              Officer and Secretary
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Senior Vice President,      January 31, 2000
______________________________________  Chief Technology Officer
         Thomas P. Bernhardt            and Director

                  *                    Director                    January 31, 2000
______________________________________
           Alan W. Kaufman

                  *                    Director                    January 31, 2000
______________________________________
          Michael J. Maples

                  *                    Director                    January 31, 2000
______________________________________
           Scott D. Sandell

                  *                    Director                    January 31, 2000
______________________________________
            Ying-Hon Wong

*By:       /s/ James A. Barth
  ------------------------------
         Attorney-in-Fact

*  An asterisk denotes execution by James A. Barth as Attorney-in-Fact.

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  2(a)   Agreement and Plan of Merger dated as of January 16, 2001 among NetIQ,
         WebTrends and North Acquisition Corporation (included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).

  2(b)   Voting Agreement dated as of January 16, 2001 between NetIQ and
         Elijahu Shapira, W. Glen Boyd and Michael Burmeister-Brown (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

  3(a)   Restated Certificate of Incorporation of NetIQ.

  3(b)   Certificate of Amendment to Certificate of Incorporation of NetIQ
         (included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

  3(c)   Restated Bylaws of NetIQ.

  4(a) Specimen Common Stock Certificate (incorporated by reference to exhibit 4.1 of NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

  4(b)   Registration Rights Agreement dated as of May 14, 1997 by and among
         NetIQ and certain NetIQ stockholders identified therein (incorporated by reference to exhibit 4.2 of NetIQ's Registration Statement on Form
         S-1, declared effective July 29, 1999).

  5 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

  8(a)+ Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.

  8(b)+ Opinion of Perkins Coie LLP regarding certain federal income tax consequences relating to the merger.

 10.1 Form of Indemnification Agreement between NetIQ and each of its directors and executive officers (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.2 Form of Change of Control Severance Agreements between NetIQ and each of its executive officers (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3A Amended and Restated 1995 Stock Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3B   Form of Stock Option Agreement under the Amended and Restated Stock
         Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.3C   Form of Director Option Agreement under the 1995 Amended and Restated
         Stock Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.4A 1999 Employee Stock Purchase Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.4B   Form of Subscription Agreement under the 1999 Employee Stock Purchase
         Plan (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
 10.5A*  BasicScript License Agreement, dated August 27, 1996, between NetIQ and Henneberry Hill Technologies Corporation doing business as Summit
         Software Company (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.5B Amendment, dated May 21, 1999, to the BasicScript License Agreement between NetIQ and Henneberry Hill Technologies Corporation doing business as Summit Software Company (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.6* Software Distribution Agreement, dated June 23, 1998, between NetIQ and Tech Data Product Management, Inc. (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration
         Statement on Form S-1, declared effective July 29, 1999).

 10.7    Agreement of Sublease, dated July 31, 1998, between NetIQ and AMP
         Incorporated (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.8 Confidential Settlement Agreement, dated March 10, 1999, by and between Compuware Corporation, NetIQ Corporation, and the individuals named therein (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 10.9    Purchase and Sale Agreement, dated July 24, 2000, between NetIQ and
         TMG North First Associates, L.P. (incorporated by reference to the exhibit of the same number filed with NetIQ's Quarterly Report on Form
         10-Q filed November 14, 2000).

 10.10*  License, Development and Marketing Agreement, dated September 25,
         2000, between NetIQ and Microsoft Corporation (incorporated by reference to the exhibit of the same number filed with NetIQ's
         Quarterly Report on Form 10-Q filed November 14, 2000).

 10.11   Employment Agreement, dated January 16, 2001, by and between NetIQ,
         WebTrends, and Elijahu Shapira.

 21 Subsidiaries of the Registrant (incorporated by reference to the exhibit of the same number filed with NetIQ's Registration Statement on Form S-1, declared effective July 29, 1999).

 23(a)   Consent of Deloitte & Touche LLP.

 23(b)   Consent of KPMG LLP.

 23(c)   Consent of Ernst & Young LLP.

 23(d)   Consent of PricewaterhouseCoopers LLP.

 23(e)   Consent of Davis Polk & Wardwell (included in the opinion filed as
         Exhibit 5 to this Registration Statement).

 23(f)   Consent of Davis Polk & Wardwell (included in the opinion filed as
         Exhibit 8(a) to this Registration Statement).

 23(g)   Consent of Perkins Coie LLP (included in the opinion filed as Exhibit
         8(b) to this Registration Statement).

 Exhibit
 Number                      Description
 ------- --------------------------------------------------
 24      Power of Attorney

 99(a)   Form of NetIQ Proxy Card.

 99(b)   Form of WebTrends Proxy Card.

 99(c)   Consent of Credit Suisse First Boston Corporation.

 99(d)   Consent of Dain Rauscher Wessels

--------
*  Subject to Confidential Treatment
+  To be filed by amendment.

                                       3